UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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IDEXX Laboratories, Inc.
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Notice of 2021 Annual Meeting of Shareholders & Proxy Statement

IDEXX

Our PURPOSE

Our GUIDING PRINCIPLES

Achieve and sustain market leadership
Exceed the expectations of our customers
Empower and reward our employees
Innovate with intelligence
Cultivate entrepreneurial spirit
Contribute to our communities

Lawrence D. Kingsley Independent Non-Executive Board Chair
March 31, 2021
Dear Shareholders and Other Stakeholders,
Our Board was highly engaged throughout 2020 and observed IDEXXers around the world respond to the challenges of an unprecedented year, as they refined and successfully executed their strategic and business plans against the backdrop of COVID-19 and a global movement against racial and social injustice. IDEXX’s exceptional performance in 2020 is a testament to the strong leadership of the management team and the agility and resiliency of the entire IDEXX community.
Our Board is committed to effective stewardship of IDEXX and seeks to provide productive oversight of the strategy and key risks facing the Company, in partnership with management. We believe the Board’s effectiveness is enhanced by our focus on board refreshment and diversity, which resulted in our addition of eight new independent Directors in the past nine years. We are proud that our current Board includes four female Directors, two Directors who self-identify as racially or ethnically diverse and a Director who has a disability.
Rebecca M. Henderson will retire from our Board this May after nearly 18 years of service. Rebecca’s expertise in how purpose-driven firms innovate, create long-term value for their stakeholders and support a sustainable economy – combined with her deep knowledge of our businesses, operations and organization – have provided important insights into the organizational and strategic issues faced by IDEXX, and we thank Rebecca for her valuable contributions over the years.
We also believe that our Board’s sustained, rigorous oversight of succession planning and leadership development, strategic planning, risk management and corporate responsibility helped prepare IDEXX to meet 2020’s unprecedented challenges:
•Our good governance protocols and well-planned and thoughtful succession planning processes overseen by the Board supported the building of a strong, deep and diverse management team at all levels that was ready and able to lead the organization through the uncertainty, economic downturns and business disruptions of the COVID-19 global pandemic.
•During our Board’s annual review of management’s strategic plans and enterprise risk assessment results, we provide insights and feedback to help strengthen IDEXX’s strategic plans and management’s strategic planning and risk management capabilities.
•The Board oversees the Company’s efforts in environmental, social and governance (ESG) matters, which management has begun to incorporate into IDEXX’s goals and long-term strategic planning and enterprise risk management efforts. Our Board believes that continued progress in our ESG strategy, initiatives and disclosures ultimately supports sustained long-term value creation, and we will continue to guide and support management in this important area.
Thank you for your continued support of IDEXX and the trust you have placed in the Board to serve you and IDEXX. We look forward to joining you on May 12th at our annual meeting.

Sincerely,

2021 Proxy Statement | 3

Jonathan J. Mazelsky President and Chief Executive Officer
March 31, 2021
Dear Colleagues, Shareholders and Other Stakeholders,
Reflecting on my first full year as President and CEO of IDEXX, I am deeply grateful to our employees and customers around the world. As the COVID-19 global pandemic emerged in early 2020, all of us – businesses, governments, communities and families – faced unprecedented challenges. Due to our employees’ and customers’ efforts and partnership, we were able to protect our employees’, customers’ and communities’ health and safety, supply necessary products and services for our customers’ essential businesses and continue to deliver on our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.
IDEXX delivered exceptional financial performance in 2020 as a result of our employees’ and customers’ extraordinary efforts, continued demand for veterinary diagnostic testing and the resilient, secular growth characteristics of the markets we serve. We achieved reported and organic revenue growth of 12% over 2019, driven by 16% reported and 15% organic revenue growth in Companion Animal Group (CAG) Diagnostics recurring revenues.1 Our diluted earnings per share (EPS) grew 37%, compared to 2019, and we experienced comparable constant currency EPS growth of 31%.2 Our annual total shareholder return in 2020 was 91%, which outperformed the benchmark S&P 500® Index by 75% and the S&P 500® Healthcare Index by 80%.3 This made IDEXX the 13th best performing stock in the S&P 500 Index, and the 2nd best performing stock in the S&P 500 Healthcare Index, for this period.
2020 also brought a renewed call for progress on racial and social justice issues, and I am proud of how we answered that call. Not only did we affirm our commitment to diversity, equity and inclusion (DEI) at IDEXX, we also continued advancing our DEI initiatives and goals. We increased the percentage of women in senior leadership positions to 30% as of December 31, 2020 and formalized a global DEI strategy and roadmap to cultivate a more diverse workforce, support inclusive talent acquisition and develop our diverse and talented employees.
Looking externally, we partnered with the United Way of Greater Portland to initiate a Racial Equity Fund to promote greater DEI in our local community in Maine, and we established the IDEXX Foundation, a donor-advised charitable fund, with a contribution of $10 million to support activities aligned with our Purpose, including advancing DEI in animal healthcare. In early 2021, we announced a landmark initiative with the Tuskegee University College of Veterinary Medicine aimed to increase DEI in the veterinary profession, which we intend to support through $3.6 million in contributions over the next six years from the IDEXX Foundation.
We achieved other important objectives in 2020, and some of them are described under “About IDEXX” beginning on page 8 of this proxy statement. A few highlights include:
•Human COVID-19 Testing – In response to the critical need for human COVID-19 testing, we introduced the OPTI SARS-CoV-2 RT-PCR test kit in the second quarter of 2020. By providing these test kits and human COVID-19 testing laboratory services to the Maine Center for Disease Control and Prevention, Maine’s COVID-19 testing program’s capacity quadrupled beginning in July 2020. Due in part to our support, Maine routinely ranked among the top U.S. states in COVID-19 testing capacity per capita.
•Launch of ProCyte OneTM Hematology Analyzer – We introduced and began selling our next-generation, point-of-care hematology analyzer in 2020, with delivery planned to begin this year. This analyzer offers accurate, real-time blood test results, is easy to use and affordable and takes up less space than our best-in-class ProCyte Dx® Hematology Analyzer. This analyzer strengthens and further differentiates our in-house diagnostic solutions for veterinarians, and we believe it will inspire productive discussions about our full CAG diagnostic solution with veterinarians all around the world. This analyzer is only one of our many recent, proprietary innovations (including Advanced Bacteria Detection for our SediVue Dx® Urine Sediment Analyzer and our IDEXX Digital CytologyTM service), which are the results of our substantial R&D investments and deep understanding of our customers and their needs.
•Corporate Responsibility Advancements – As a purpose-driven company, we aim to contribute to our communities and make a social impact on a global scale. Through our business activities, we contribute to public health globally by producing and selling tests that support the health and well-being of pets, the sustainability of livestock production systems and the safety of drinking water for more than 2.5 billion people worldwide. We also are working to reduce the environmental impact of our business activities through, among other things, reducing product packaging and enhancing the longevity and continued value of our instrument platforms. Our most recent Corporate Responsibility Report, released in November 2020 and available at the Corporate Responsibility section of our website (www.idexx.com), describes some of our important corporate responsibility initiatives and achievements and includes significant corporate responsibility goals over the next two years. This report also advanced our environmental, social and governance disclosures using the Sustainability Accounting Standards Board and the Task Force on Climate-related Financial Disclosures frameworks.
4 | 2021 Proxy Statement

I believe we have tremendous runway for sustained double-digit organic revenue growth to secure the future together with our employees, customers and other stakeholders. I am delighted to lead this extraordinary company in pursuit of our Purpose as we continue to create long-term value and seek to positively impact the world. Thank you for your continued support.
Sincerely,
1    Information regarding organic revenue growth, which is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure, and its reconciliation to reported revenue growth is provided in Appendix A.
2    Information regarding comparable constant currency EPS growth, which is a non-GAAP financial measure, and its reconciliation to reported EPS growth is provided in Appendix A.
3    Based on total return to shareholders, assuming dividend reinvestment for those companies issuing dividends, for the twelve-month period ended December 31, 2020.

Table of Contents

	Page			Page
Proxy Summary		7	Independent Auditors’ Fees		55
Notice of the 2021 Annual Meeting of Shareholders		23	Independent Auditor Fee Approval Policy		56
Corporate Governance		24	Executive Compensation		57
Board Refreshment and Succession Planning		24	PROPOSAL THREE	Advisory Vote to Approve
Diversity and our Board		25	Executive Compensation		57
Director Nomination Process		25	Executive Officers		58
Director Nominee Criteria, Diversity and Qualifications		25	Compensation Discussion and Analysis		60
Shareholder Recommendation and Nomination of Directors		26	Executive Summary		60
Majority Voting and Director Resignation		26	Key Compensation Practices and Policies		64
PROPOSAL ONE	Election of Directors	27	How We Determine Compensation		65
Director Nominees and Board Biographies		28	Compensation Benchmarking and Peer Group		68
Our Corporate Governance Framework		34	How We Paid Our NEOs in 2020		70
Corporate Governance at a Glance		34	How We Manage Risk and Governance		76
Board of Directors and Its Oversight of IDEXX		35	Compensation Committee Report		77
Board Meetings and Attendance		35	Executive Compensation Tables		78
Director Independence		35	CEO Pay Ratio		84
Related Person Transactions		36	Equity Compensation Plan Information		86
Compensation Committee Interlocks and			Stock Incentive Plans		86
Insider Participation		37	Executive Bonus Recovery Policy (Clawback Policy)		87
Board Leadership Structure		37	Potential Payments Upon Termination or Change in Control		88
Independent Non-Executive Board Chair		38	General Information about the 2021 Annual
Annual Board Self-Assessment		38	Meeting and Voting		92
Board’s Oversight of Our Strategy		39	The Proxy Statement and How Proxies Work		92
Board’s Role in Risk Management Oversight		39	Who Can Vote		92
Board’s Oversight of Cybersecurity Risk Management		40	Notice of Internet Availability (Notice and Access)		92
Board’s Oversight of Corporate Responsibility and			How to Vote		93
ESG Matters		40	Revoking a Proxy		93
Talent Management and Executive Succession Planning		40	Quorum		93
Diversity, Equity and Inclusion		41	Votes Needed		93
Board Committees		41	Broker Non-Votes		94
Corporate Governance Guidelines and Code of Ethics		44	Conduct of the 2021 Annual Meeting		94
Anti-Hedging and Short Sale and Anti-Pledging Policies		44	Pre-Meeting Forum and Submitting Questions		94
Shareholder Communication and Engagement		44	Virtual 2021 Annual Meeting		94
Virtual Shareholder Meeting		45	Voting on Other Matters		95
Non-Employee Director Compensation		46	Solicitation of Proxies		95
2020 Non-Employee Director Compensation Table		49	Householding of Annual Meeting Materials		95
Stock Ownership Information		50	Requirements for Submission of Proxy Proposals,
Stock Ownership of Directors and Officers		50	Nomination of Directors and
Director and Officer Stock Ownership Guidelines		51	Other Business of Shareholders		96
Stock Ownership of Certain Beneficial Owners		52	Proposals Submitted Under Rule 14a-8		96
Delinquent Section 16(a) Reports		52	Proposals Submitted Outside of Rule 14a-8		96
Audit Committee Matters		53	Forward-Looking Statements		97
PROPOSAL TWO	Ratification of Appointment of		Other Matters		97
Independent Registered Public Accounting Firm		53	Appendix A – Reconciliation of Non-GAAP
Audit Committee Report		54	Financial Measures		98

BASIS OF PRESENTATION
IDEXX Laboratories, Inc. is a Delaware corporation incorporated in 1983 with principal executive offices located at One IDEXX Drive, Westbrook, Maine 04092. Unless the context indicates otherwise, references in this Proxy Statement to “we”, “us”, “our”, the “Company” or “IDEXX” refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries. Our website is located at www.idexx.com. References to our website in this Proxy Statement are inactive textual references only, and the contents of our website are not incorporated by reference into this Proxy Statement for any purpose.

6 | 2021 Proxy Statement

PROXY SUMMARY
Proxy Summary
This summary highlights selected information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider prior to voting your shares. You should carefully read both this entire Proxy Statement and our 2020 Annual Report on Form 10-K filed with the SEC on February 12, 2021 before voting.
2021 Annual Meeting Information

DATE AND TIME: Wednesday, May 12, 2021, 10:00 a.m., Eastern Time
PRE-MEETING FORUM: Our online pre-meeting forum can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in writing in advance of our 2021 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2021 Annual Meeting and access copies of proxy materials and our annual report.

LOCATION: Online virtual meeting at www.virtualshareholdermeeting.com/IDXX2021
Virtual Shareholder Meeting
After successfully holding a virtual-only annual meeting of shareholders each year since 2017, the Board determined, after discussion and consideration, to continue with this format for our 2021 annual meeting of shareholders. In making this determination, the Board considered a number of factors, including our global shareholder base and the technology available to support our virtual meeting format, which is designed to assure our shareholders the same rights and opportunities to ask questions and participate in our virtual 2021 Annual Meeting as they would at an in-person meeting, and the safety, health and well-being of our employees and shareholders during the ongoing COVID-19 pandemic.
A more detailed description regarding the format of the virtual 2021 Annual Meeting and how to ask questions and participate in the meeting is provided in the Notice of 2021 Annual Meeting of Shareholders on page 23, under “Virtual Shareholder Meeting” on page 45 and under “General Information about the 2021 Annual Meeting and Voting” on page 92.
Shareholder Voting Matters Summary

Proposal	Board Vote Recommendation	Page Number for More Information
Proposal One – Election of Directors	FOR each nominee	27
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	53
Proposal Three – Advisory Vote to Approve Executive Compensation	FOR	57

2021 Proxy Statement | 7

How to Vote
It is important that your shares be represented and voted at the 2021 Annual Meeting. You can submit a proxy by telephone or via the Internet. Alternatively, you may request a paper proxy card by calling the appropriate number set forth below, which you may complete, sign and return by mail. Registered holders and beneficial owners of our stock will be able to vote their shares electronically at the annual meeting, which will be a completely online virtual meeting of shareholders.

For registered holders: (Your shares are registered in your name with our transfer agent American Stock Transfer & Trust Company)	For beneficial owners: (You hold your shares in a brokerage account or by a bank or other holder of record (that is, in “street name”))
BY TELEPHONE In the U.S., you can vote your shares toll-free by calling 1-800-690-6903.*	BY TELEPHONE You can vote your shares toll-free by calling 1-800-454-8683.*
BY INTERNET You can vote your shares online before the meeting at www.proxyvote.com. During the meeting, you can vote your shares at www.virtualshareholdermeeting.com/IDXX2021.*	BY INTERNET You can vote your shares online before the meeting at www.proxyvote.com. During the meeting, you can vote your shares at www.virtualshareholdermeeting.com/IDXX2021.*
BY MAIL You can vote by mail using a paper proxy card, which you may request by calling 1-800-579-1639, or by email at sendmaterial@proxyvote.com.
BY MAIL
You can vote by mail by using the paper proxy card or voting instruction form. Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

*    You will need your 16-digit control number available from the Notice sent to you from Broadridge.
Whether you are a registered holder or a beneficial owner, you may vote online at the 2021 Annual Meeting. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2021 Annual Meeting. Even if you plan to attend the virtual 2021 Annual Meeting, we encourage you to vote in advance by telephone, over the Internet or by mail as described above. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting.
About IDEXX
IDEXX was incorporated in Delaware in 1983 and is headquartered in Westbrook, Maine. IDEXX is a member of the S&P 500® Index and is a leader in pet healthcare innovation, offering diagnostic and software products and services that deliver solutions and insights to practicing veterinarians around the world. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk and point-of-care and laboratory diagnostics for human medicine.
Our Companion Animal Group (CAG) business is our largest business segment, representing 88% of our revenues in 2020, and we offer a full suite of diagnostic solutions, including innovative and proprietary products and services available only from IDEXX.

8 | 2021 Proxy Statement

PROXY SUMMARY
Generating Long-Term Value
We aim to generate long-term value by successfully executing our Purpose-driven, long-term strategy:

•Focus on Growing, Highly Attractive Markets, Including the Global Pet Healthcare Market – We serve global markets with excellent long-term secular growth characteristics. In fact, we estimate that the total global addressable companion animal diagnostics market opportunity is over $30 billion. We focus on expanding our core markets by bringing unique product and service innovations to market and driving their broad adoption.
•Sustained Investment in Innovation – We aim to advance global pet healthcare standards of care through innovation, supporting the long-term development of our largest market. Our sustained, substantial R&D investments enable our novel, proprietary diagnostic and software product and service introductions, afford unparalleled new product development capability and result in a robust pipeline. In addition, our innovative diagnostic solutions are fully backed by peer-reviewed and third-party studies, where possible, that confirm their unique claims and capabilities.
•Customer Focus – We have the largest and most-experienced companion animal diagnostics field-based professional organization in the world, which enables us to develop and strengthen our relationships with our customers, including individual veterinarians, and drive faster adoption of our unique innovations and advances in pet healthcare standards, and we continue to invest in our customer development capabilities.
•Expansion of Our Recurring Revenue Business Model – Our business is designed around a durable, recurring revenue business model, with robust growth and profit characteristics and supported by our extraordinary customer loyalty and high retention rates. We estimate that our recurring revenue has grown from 81% of our total revenue in 2010 to 90% in 2020, and the largest contributor is our CAG Diagnostics business, which constituted 78% of our total 2020 revenue.
Highly Attractive Global Pet Healthcare Market

Global pet healthcare is our largest market.
Factors driving its long-term growth include:
•The enduring bond between pets and their owners, viewed by many as family members.
•The growing strength and importance of this bond for successive generations of pet owners.
•Owners’ ever-increasing desire to support the health and well-being of their pets and their willingness to commit their time and money toward veterinary care.
•Veterinary care providers’ ever-advancing ability and intent to provide a high medical standard of pet care, including increased focus on services offered within the clinic.
•Our innovations in diagnostic insights, which:
•Expand the veterinarian’s medical toolkit.
•Enable pets – who cannot speak for themselves – to communicate more precisely their health status and problems.
•The increasing emphasis on preventive care for pets – including the growing use of diagnostics as a cost-effective part of routine annual preventive care protocols – which enables earlier detection of important medical conditions and may improve the pets’ prognoses.

•Commitment to Sustained Growth in Financial Performance – As we invest in innovation and customer development capabilities, we remain committed to delivering strong financial results that drive growth in shareholder value. We have a consistent track record of organic revenue growth, operating margin expansion, strong free cash flow generation and a disciplined approach to capital allocation. As a result, our after-tax return on invested capital, excluding cash and investments, in 2020 was 55%.*

We believe that successful execution of this strategy will result in delivery of our long-term financial goals, as reflected in our long-term financial potential model:**

Revenue Growth 10%+	+	Operating Margin Expansion 50 – 100 bps	+	Capital Allocation Leverage 1% – 2% Incremental EPS Growth	Long-Term EPS Growth Potential 15% – 20%
_______________
*    Information regarding after-tax return, excluding cash and investments, and its calculation is provided in Appendix A.
**    Our long-term financial potential model represents our projected annual gains, assuming that foreign currency exchange rates remain the same and excluding year-over-year changes in share-based compensation tax benefits and non-recurring or unusual items.

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Our Response to COVID-19
Protecting Employee Safety and Health
As the COVID-19 pandemic spread globally in early 2020, we quickly took action to protect the safety and health of our employees in alignment with public health guidance. The majority of our employees transitioned to working from home, and we implemented significant restrictions on business travel and in-person meetings. For our employees engaged in critical on-site work who could not transition to a remote working model, we implemented additional safety and hygiene measures and protocols, including physical distancing, safety gear mandates, site visitor restrictions and enhanced cleaning and sanitization practices. We also provided a work-from-home fund to assist employees in that transition and added several company-wide paid days off and caregiving support to help employees balance their work and life responsibilities.
Supporting Our Customers
We also prioritized ensuring an ongoing supply to our veterinarian customers of our products and services. To do this, we modified some of our commercial and business practices to protect the health and safety of our field professionals and veterinarian customers, made available short-term customer relief through flexibility in payment terms and contract requirements and focused on maintaining safe and continued operations of our global manufacturing, distribution and reference laboratories sites and increasing resiliency in our supply chain.
Protecting the Financial Health of IDEXX
In addition, in response to the economic uncertainty caused by the COVID-19 pandemic, we enhanced our liquidity and financial flexibility by issuing $200 million in 10-year, 2.5% fixed-rate financing and securing an expanded $1 billion credit facility extended through 2023 in April 2020 and suspending our open market share repurchase activity from March 2020 through December 2020. We also proactively took steps in April 2020 to prudently control costs, while ensuring we would be well-positioned for a recovery in market conditions.
As market trends improved and business impacts became clearer, we were able to discontinue temporary cost reductions and advanced investments aligned with supporting the strong recovery growth in our business.
Contributing to the Pandemic Response through Human COVID-19 Testing
In response to the critical need for human COVID-19 testing, we leveraged our capabilities in human diagnostics and molecular diagnostics manufacturing experience to develop and introduce the OPTI SARS-CoV-2 RT-PCR test kit in the second quarter of 2020. By providing these test kits and human COVID-19 testing laboratory services to the Maine Center for Disease Control and Prevention, Maine’s COVID-19 testing program’s capacity quadrupled beginning in July 2020. Due in part to our support, Maine has routinely ranked among the top U.S. states in COVID-19 testing capacity per capita.
We also partnered with other regulatory agencies globally to supply tests to support pandemic mitigation efforts and introduced the Water SARS-CoV02 RT-PCR test kit and protocol for wastewater testing, creating an important epidemiological tool to track the prevalence of COVID-19 in communities.
Key Business Highlights
IDEXX’s Innovation Built on Decades of Sustained R&D Investment and Capability Development
Consistent with our Guiding Principle to innovate with intelligence, we have made significant R&D investments for decades, which, combined with our deep knowledge of our customers and their needs, have enabled us to introduce a steady stream of innovative, proprietary CAG diagnostic and software products and services. Many of these innovations expand the testing capabilities of our existing instrument platforms as part of our Technology for Life approach, representing our commitment to our veterinarian customers to continually enhance the diagnostic value of our instruments.
Our product innovations also increasingly integrate and leverage machine learning and other forms of artificial intelligence (AI). Because of the information-based nature of diagnostics, we believe that the further application of AI, combined with the possibilities of our already developed global-installed base of analyzers connected real-time with IDEXX, presents vast opportunities for future innovations.
10 | 2021 Proxy Statement

PROXY SUMMARY
Some CAG Product Innovations

Unique, Differentiated Assay Development
IDEXX SDMA® Test – Detecting the renal biomarker SDMA helps veterinarians identify impairment of a patient’s renal glomerular filtration rate, or GFR, which is a serious medical condition that may result from various medical conditions and diseases. With early detection, veterinarians have more options to diagnose, treat and manage disease. In October 2019, SDMA-based staging guidelines were included in the International Renal Interest Society’s chronic kidney disease staging guidelines, in recognition of how SDMA reflects kidney function. We believe our proprietary IDEXX SDMA Test highly differentiates our offering.

Instrument Platform Development
ProCyte One Hematology Analyzer – Announced in 2020, with deliveries expected to begin in 2021, delivers real-time, accurate complete blood count (CBC) results from a blood sample drawn during a patient visit. Our next-generation, point-of-care hematology analyzer, it is easy to use, takes up less space than our best-in-class ProCyte Dx® Hematology Analyzer and is priced attractively.
Catalyst One® Chemistry Analyzer – Delivers real-time chemistry, electrolytes and immunoassay results from a blood sample drawn during a patient visit. Integrates with most customer practice management systems, while also being connected real-time with IDEXX for support and continued software upgrades, as part of our Technology for Life approach.
Catalyst Dx® and Catalyst One Chemistry Analyzers Test Menu Expansion – Part of our Technology for Life commitment to our customers, eight important new real-time tests have been added to the test menu in nine years, including our Catalyst® SDMA Test in 2018, our Catalyst Progesterone Test in 2019 and our Catalyst Bile Acids Test in 2020.

Rapid Testing Through Human Talent, Connectivity and Software Innovations
Rapid IDEXX Digital Cytology Service – Launched in the first quarter of 2020, uses whole-slide imaging technology to capture and digitally transmit high-resolution slide images, enabling veterinarians to obtain cytology results and interpretations from IDEXX’s world-class global network of over 100 veterinary clinical pathologists in 2 hours or less, 24 hours a day, 7 days a week, 365 days a year, through VetConnect® Plus software. Providing earlier cytology results enhances faster veterinary clinical decision-making, eases pet owner uncertainty and advances the standard of care.

AI and Machine Learning
SediVue Dx® Urine Sediment Analyzer – Automates urine sediment analysis, a traditionally laborious and variable process, while expanding its clinical value by finding more underlying disease and finding it earlier. Uses proprietary neural network algorithms similar to facial recognition technology to identify clinically relevant urine sediment particles and captures high-contrast digital images that become part of the permanent patient record. By using a growing image bank, now including 350 million images from five million patient samples, IDEXX leverages its algorithmic software and machine learning, a form of AI, to continuously improve the algorithms’ ability to identify abnormalities in urine samples.
SediVue Dx and Advanced Bacteria Detection – In the first half of 2020, advanced bacteria detection was enabled as part of our Technology for Life approach. A new proprietary reagent leveraging patent-pending technology modifies urine samples to remove clutter from crowded images, enabling veterinarians to obtain conclusive bacteria results with each SediVue Dx run, even in the most clinically challenging samples. Enhancing veterinarians’ ability to obtain definitive bacteria results in urine sediment analysis, a core component of a urinalysis, enables our customers to practice better medicine.
IDEXX Web PACS Diagnostic Imaging Platform – Launched in the first quarter of 2020, leverages AI to implement “hanging protocols” on this platform, automatically correcting image orientation and sorting images by body part. This is the first use of AI in veterinary radiology, saving administrative time for veterinarians, veterinary staff and radiologists. All of our digital imaging systems work with our cloud-based IDEXX Web PACS software, now in use at over 5,000 locations, to securely store images and view images on any device.

IDEXX Preventive Care – An Innovative, Customer-Focused Product and Service Offering
As veterinary medicine advances, supported by IDEXX diagnostic innovations, the relevance and medical benefits of running diagnostic tests on pets during wellness visits as part of a preventive care protocol are growing. Preventive care offers an opportunity for our veterinarian customers to deliver better medical care to their patients, as well as build stronger relationships with pet owners. Leveraging medical insights supported by big data studies and our deep understanding of our

2021 Proxy Statement | 11

customers’ needs and concerns, we offer an innovative, customer-focused turnkey solution for our customers that want to implement preventive care protocols: IDEXX Preventive Care.
IDEXX Preventive Care combines our proprietary diagnostic tests in preventive care profiles that are uniquely designed for well-patient testing, together with staff training and consultation services and pet owner communications materials to assist and support veterinary practices that want to implement preventive care protocols for their patients. IDEXX Preventive Care not only supports the advancement of veterinary standards of care, it also represents a significant growth opportunity for us with a total addressable U.S. market that we estimate to be $3.0 billion. Since the launch of IDEXX Preventive Care in 2017, we have enrolled over 4,800 practices in North America in IDEXX Preventive Care.

2020 Global Premium Instrument Placements
•More than 6,200 Catalyst One and Catalyst Dx chemistry instruments –Catalyst instruments represent over 80% of our more than 59,000 chemistry instruments global installed base.
•Approximately 3,500 premium hematology instruments, resulting in an ~34,600 global installed base.
•Approximately 1,800 SediVue Dx Urine Sediment Analyzers, resulting in an ~10,700 global installed base.

Expanded Global Customer Development Capability
We believe that developing and deepening strong relationships with our veterinarian customers help to deliver better care to patients, drive broader adoption of our products and services and maintain high customer loyalty. To advance our U.S. customer presence, in 2015 we transitioned to a model in which we directly market our CAG products to veterinarians. We also executed similar all-direct strategies in international segments in recent years. Today, almost 99% of our CAG products and services are sold in countries where we have a direct presence.
We also expanded our global field organization to levels required to execute our growth strategy. From December 2011 to December 2019, our global CAG field-based professional staffing more than doubled to 950.
While access to veterinary clinics will likely remain limited during the COVID-19 pandemic, we believe our expanded global field organization and investments in global CAG commercial efforts in 2020 position us well to pursue opportunities in the U.S. and abroad.

Commitment to Corporate Responsibility, Sustainability and Diversity, Equity and Inclusion
Corporate responsibility is core to our culture and reflected in our environmental, social and governance (ESG) activities. We believe these activities benefit the communities where we live and work, support talent acquisition and retention and enable our continued, long-term value creation for the benefit of all our stakeholders.
Since January 2020, we have made significant progress in this area, including:
•Released our updated Corporate Responsibility Report in the fourth quarter of 2020. This report:
•Included significant goals over the next two years, such as conducting third-party ESG materiality and carbon footprint assessments and developing climate-related risk disclosures in line with the Task Force on Climate-related Financial Disclosures (TCFD) recommendations.
•Provided disclosure indexes aligned with the Sustainability Accounting Standards Board Standards and the TCFD reporting recommendations.
•Increased the percentage of women in senior leadership positions to 30% as of December 31, 2020, affirmed our commitment to diversity, equity and inclusion (DEI) and formalized a global DEI strategy and roadmap.
•Established the IDEXX Foundation, a donor-advised fund, in the third quarter of 2020, with a contribution of $10 million to support activities aligned with our Purpose, including advancing DEI in animal healthcare.
•Announced in January 2021 a comprehensive, six-year initiative with the Tuskegee University College of Veterinary Medicine (the only U.S. veterinary medical professional program located on the campus of a Historically Black College or University) to support scholarships and other programs intended to increase DEI in the veterinary profession.
•Adopted in the first quarter of 2021 a Policy on Political Contributions and Public Policy Engagement that formalizes our long-standing practice of not making political contributions and confirms we do not have a political action committee.
To learn more about corporate responsibility at IDEXX and access our most recent Corporate Responsibility Report, please visit the Corporate Responsibility section of our website (www.idexx.com).
12 | 2021 Proxy Statement

PROXY SUMMARY
2020 Financial Performance Highlights‡
For more complete information, review our 2020 Annual Report on Form 10-K filed with the SEC on February 12, 2021, which can be accessed on our website (www.idexx.com).

+16% growth in CAG Diagnostics recurring revenue, or +15% organic revenue growth, over 2019	26% of revenue +270 bps over 2019 on reported basis +340 bps over 2019 on comparable constant currency basis	+31% over 2019 on comparable constant currency basis

OPERATING CASH FLOW	FREE CASH FLOW	ROIC
$648 million	$541 million	55%
+41% over 2019	+78% over 2019 and 93% of net income

CAPITAL ALLOCATED TO SHARE REPURCHASES, 2015 – 2020†
$1.8 billion	16%	$129.82
Capital allocated to share repurchases	Percentage of outstanding shares repurchased	Average share repurchase price

Comparison of Cumulative Five-Year Total Shareholder Return*

‡    Information regarding the following non-GAAP (generally accepted accounting principles in the United States of America under generally accepted accounting principles in the United States of America) financial measures and their calculation is provided in Appendix A: organic revenue growth, comparable constant currency operating margin improvement, comparable constant currency EPS growth, free cash flow, ratio of free cash flow to net income and after-tax return on invested capital, excluding cash and investments (ROIC).
†    For the period from December 31, 2015 to December 31, 2020. The average purchase price per share of our stock has been adjusted for the effect of the two-for-one split of our common stock effected in the form of a common stock dividend paid on June 15, 2015.
*    Assumes the investment of $100 on December 31, 2015 in IDEXX’s common stock, the S&P 500 Index, the S&P 500 Health Care Index and the NASDAQ Stock Market Index (U.S. Companies) (NASDAQ Index) and the reinvestment of dividends, if any.

2021 Proxy Statement | 13

PROPOSAL ONE

Election of Directors
The Board has nominated Bruce L. Claflin, Asha S. Collins, PhD and Sam Samad to serve as Class I Directors with terms expiring at the 2024 Annual Meeting and Daniel M. Junius to serve as a Class II Director with a term expiring at the 2023 Annual Meeting.

Name	Age	Director Since	Independent	Committees	Other Current Public Company Board Service
Bruce L. Claflin	69	July 2015		Nominating and Governance (Chair) Audit	Ciena Corporation
Asha S. Collins, PhD	45	November 2020		Nominating and Governance	None
Daniel M. Junius	68	March 2014		Audit (Chair) Finance	GlycoMimetics, Inc.
Sam Samad	51	July 2019		Audit	None

The Board of Directors recommends a vote “FOR” the four Director nominees up for election
See page 28 for further information about our Director nominees

14 | 2021 Proxy Statement

PROXY SUMMARY
Board Composition, Backgrounds and Skills
The following summarizes key information regarding the composition, backgrounds and qualifications of our Board, assuming the election of Bruce L. Claflin, Asha S. Collins, PhD, Daniel M. Junius and Sam Samad at the 2021 Annual Meeting and taking into account the previously announced retirement of Dr. Rebecca Henderson, effective immediately following the 2021 Annual Meeting. For more information, see our Directors’ biographical information under “Director Nominees and Board Biographies” beginning on page 28.

Director Independence	Gender Diversity	Born and Raised Outside U.S.	Racial or Ethnic Diversity

Director Age	Average Age 60 years 45 51 58 59 60 65 68 69 70	Director Skills and Qualifications

Director Tenure	Average Tenure 6 years 1 2 4 5 6 7 8 9 19

Backgrounds
Board Member	Gender		Race/Ethnicity
	Male	Female	Asian/Pacific Islander	Black/African American	Caucasian/White	Hispanic/Latino	Middle-Eastern/North African	Native American
Jonathan W. Ayers
Bruce L. Claflin
Asha S. Collins, PhD
Stuart M. Essig, PhD
Daniel M. Junius
Lawrence D. Kingsley
Jonathan J. Mazelsky
Sam Samad
M. Anne Szostak
Sophie V. Vandebroek, PhD

2021 Proxy Statement | 15

Notable Corporate Governance Highlights
We believe that our commitment to high ethical standards and good governance practices contributes to our creation of long-term stakeholder value by:
•Strengthening Board and management accountability and effectiveness;
•Promoting alignment with the long-term interests of our shareholders and other stakeholders; and
•Helping to maintain our shareholders’ and other stakeholders’ trust in our Company.
Our engaged and diverse Board has implemented and maintained strong corporate governance policies. In addition, the Board actively oversees the development and execution by management of long-term strategies for durable growth and stakeholder value creation, and the Board plays a key oversight role in risk management and ESG matters. We believe that the Board’s stewardship in these areas and our strong governance policies and practices summarized below have enabled IDEXX to achieve strong financial performance relative to its peers and the S&P 500 Index.

Board Independence	Board Effectiveness	Strategy, Risk Management and Succession Planning	Further Best Practices
 Independent Non-Executive Board Chair
 Independent Board except for our CEO and our former CEO
 Fully independent Board Committees
 Executive sessions of independent Directors held at each regularly scheduled Board meeting

 Commitment to Board refreshment with 8 new independent Directors joining the Board in the last 9 years
 Robust Director nominee selection process aligned with our long-term, strategic needs
 Actively seeking and including highly qualified, diverse Director candidates (including women and persons with racially or ethnically diverse backgrounds) in the pool of potential Director nominees
 Rigorous annual self-assessments of the Board, its Committees, the independent Board Chair and each Director
 Continuing education opportunities available for Directors on an ongoing basis
 Director retirement at the next Annual Meeting after the 73rd birthday, except as may be approved by the Board

 Annual corporate strategy review by the Board
 Risk management oversight by the Board and its Committees
 Board oversight of cybersecurity risk management
 Board oversight of material ESG activities and practices
 Active Board participation in and oversight over CEO and senior executive succession planning
 Successful CEO succession and transition in 2019

 Majority vote standard in uncontested Director elections
 Proxy access rights
 No shareholder rights plan (poison pill)
 Industry-leading stock ownership and retention guidelines for Directors and senior executives
 Pledging, hedging and short sales of stock prohibited
 Clawback policy for performance-based incentive compensation

The Board regularly assesses the corporate governance landscape to identify best practices that it believes will enable us to fulfill our Purpose and support the creation of exceptional long-term stakeholder value. Most recently, the Board adopted the following practices:
•We amended our corporate governance guidelines in October 2020 to specifically provide that the full Board provides oversight of material ESG activities and practices.
•We amended our clawback policy in December 2020 to broaden the Board’s ability to recover performance-based incentive compensation with respect to financial restatements and expand the pool of executives subject to the policy.
•See “Executive Bonus Recovery Policy (Clawback Policy)” on page 87.
•Independent Non-Executive Board Chair first elected in November 2019 in connection with our CEO transition; in view of the current, specific characteristics and facts and circumstances relevant to IDEXX, the Nominating and Governance Committee and the Board determined that the continued separation of the roles of Board Chair and CEO remains appropriate at this time.
For more information about our corporate governance policies and practices, see the Corporate Governance section of this Proxy Statement beginning on page 24.
16 | 2021 Proxy Statement

PROXY SUMMARY

PROPOSAL TWO

Ratification of Appointment of Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP (PwC) has been appointed to serve as our independent registered public accounting firm for 2021 and, while not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. The following table summarizes the fees for services provided by PwC during 2020 and 2019.

	Fiscal Years Ended December 31,
	2020 ($)	2019 ($)
Audit fees	$2,116,625	$2,071,155
Audit-related fees	—	—
Tax fees	997,592	436,522
All other fees	900	900
Total fees	$3,115,117	$2,508,577

The Board of Directors recommends a vote “FOR” this item
See page 53 for further information about our independent auditors

PROPOSAL THREE

Advisory Vote to Approve Executive Compensation (“say-on-pay”)
We are asking our shareholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement. At our 2020 Annual Meeting, our shareholders voted 96% in favor of approving the compensation of our NEOs.

The Board of Directors recommends a vote “FOR” this item
See below and page 57 for further information about our executive compensation program

2021 Proxy Statement | 17

Executive Compensation Highlights
These executive compensation highlights should be read in conjunction with the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, beginning on page 60. These sections include additional information about our executive compensation philosophy and program and the compensation awarded to each of our NEOs, including our CEO.
Our Executive Compensation Philosophy and Program
Our executive compensation philosophy is simple – we want to attract, motivate and retain talented executives who are aligned with and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock.
We believe that executing this philosophy through our executive compensation program and practices, including a strong focus on pay-for-performance based compensation elements, will support long-term value creation for our shareholders, customers, employees and other stakeholders through driving our strategy of innovation, continued revenue growth, margin improvement and efficient capital allocation.
Our Executive Compensation Program
Our executive compensation program consists of three key elements: base salary, annual performance-based cash bonus and equity-based long-term incentives, which in total are targeted at the median of our competitive market. Because it relates most directly to the creation of shareholder value over time, variable, at-risk compensation is a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. The total 2020 direct compensation mix for our CEO and our other NEOs is detailed below:

Elements of 2020 Direct Compensation for CEO and Other NEOs (Average)

Base Salary Represents 12% (CEO) and 22% (other NEOs) of total target direct compensation opportunity. Equity-Based Long-Term Incentives Represents 64% (CEO) and 52% (other NEOs) of total target direct compensation opportunity. Annual Performance-Based Cash Bonus Represents 24% (CEO) and 26% (other NEOs) of total target direct compensation opportunity. Cash bonus targets were 125% of base salary (CEO) and in the range of 60% to 75% of base salary (other NEOs), and actual for 2020 was paid at 160% of target for the CEO and for the other NEOs. At Risk
18 | 2021 Proxy Statement

PROXY SUMMARY
Annual Performance-Based Cash Bonus
The target amount of the annual performance-based cash bonus award for each NEO is a percentage of his or her annual base salary, and the award amount is capped at 200% of this target.
Actual amounts of the annual performance-based cash bonuses are calculated based on the achievement of both financial and non-financial performance goals, which results in the determination of an overall performance factor:

Annual Performance-Based Cash Bonus – Overall Performance Factor Determination*

Factor	Weighting	Metrics/Goals	Objective
Financial performance		•Organic revenue growth (40%) •Operating profit (20%) •Earnings per share (diluted) (20%) •After-tax return on invested capital, excluding cash and investments (ROIC) (20%)	Measure performance against shareholder-value drivers
Non-financial performance
•Expansion of commercial execution capabilities globally
•Delivery of memorable customer experiences and best-in-class customer support
•Innovation for continued long-term growth
•Development of key leadership talent, including gender diverse talent, and maintenance of positive employee engagement
Support near-term performance of our long-term business objectives to strengthen the business in support of long-term performance
*    The Compensation Committee annually establishes the respective weightings of the financial and non-financial performance factors.
In 2020, the overall performance factor was calculated as 160% for each of the NEOs based on achievement of the financial and non-financial performance goals described above. Our exceptional financial performance in 2020 exceeded the targets for all four of the financial performance metrics and resulted in the maximum payout rating with respect to operating profit, earnings per share (diluted) and ROIC. The Compensation Committee also considered the relative contributions made by each NEO to the achievement of the Company’s financial and non-financial goals, as well as other factors, such as the scope of and tenure in their roles at the Company, in determining the final amount of each award.
Equity-Based Long-Term Incentives
Our equity-based long-term incentives consist of stock options and restricted stock units (RSUs). These equity incentives have multi-year vesting schedules and are more heavily weighted in the form of stock options for our senior executives. We believe that these types of equity incentives attract and retain talent and drive closer alignment with the long-term interests of our shareholders.

2021 Proxy Statement | 19

2020 CEO Compensation

Mr. Mazelsky’s 2020 compensation was competitively structured and ranked below the median as compared to our peer group.
In addition, a significant portion of his 2020 compensation was at risk and tied to our operating or stock price performance.
Our 1-, 3- and 5-year total shareholder return for the period ended December 31, 2020 was between the 98th and 100th percentiles of our peer group.
For more information regarding our total shareholder return relative to our peer group, see the chart on page 73.

Base Salary $850k Equity-Based Long-Term Incentives $4.5m (75% options, 25% RSUs) Annual Performance-Based Cash Bonus $1.7m (160% of target) At Risk 88% Total Direct Compensation $7.1m
In response to the economic uncertainty caused by the COVID-19 pandemic, the Compensation Committee accepted Mr. Mazelsky’s offer to voluntarily reduce his salary by 30% from April 2020 through July 2020. For more information regarding Mr. Mazelsky’s compensation, see “CEO Compensation Decisions” on page 61, “CEO Pay Supported by Financial Performance” on page 61 and “How We Paid Our NEOs in 2020” beginning on page 70.
Recent Noteworthy Compensation Actions
Since January 2020, we implemented the following noteworthy changes to our executive compensation program, policies and practices:
•The annual performance-based cash bonus amounts payable to our NEOs are determined based on an overall performance factor, calculated using a financial performance factor and a non-financial performance factor. For 2020, the Compensation Committee increased the weighting of the financial performance factor to 60% (from 50% for 2019) and decreased the weighting of the non-financial performance factor to 40% (from 50% for 2019) to more closely align with institutional investors’ expectations.
•Beginning in February 2020, all equity awards have a four-year vesting schedule (compared to a five-year vesting schedule for previously granted awards). The shortened vesting period enhances our ability to attract key talent by aligning our employee equity award vesting schedule more closely with typical market practice, but remains longer than median market practice, allowing our equity awards to continue to serve as an important employee retention tool.
•In response to the economic uncertainty caused by the COVID-19 pandemic, we temporarily reduced certain compensation-related costs from April 2020 to July 2020, including a 30% salary reduction for our CEO (which was voluntarily offered by Mr. Mazelsky and accepted by our Board), 20% salary reductions for our other NEOs, suspension of our U.S. 401(k) plan’s matching contributions, and a suspension of all cash compensation payable to our non-employee Directors. As market trends improved and business impacts became clearer, we discontinued these temporary reductions. When we reinstated our U.S. 401(k) plan’s matching contributions in July 2020, we also matched eligible contributions made by employees during the suspension period. Other than this subsequent matching of 401(k) plan contributions, none of these compensation reductions were retroactively reimbursed. While temporary, these compensation reductions enabled us to preserve jobs, organizational capability and business continuity, positioning us to make necessary investments for sustaining long-term growth at IDEXX.
20 | 2021 Proxy Statement

PROXY SUMMARY
•In December 2020, we amended our clawback policy to broaden the Board’s ability to recover performance-based incentive compensation with respect to financial restatements and expand the pool of executives subject to the policy.
•In December 2020, we amended our 1997 Employee Stock Purchase Plan to provide for the purchase of notional fractional shares of our common stock from each participant’s payroll deductions, beginning in 2021. This amendment will enable even greater participation by our eligible employees in this valuable employee benefit, particularly given the significant increase in our stock price in recent years.
•In February 2021, the Compensation Committee included premium-priced stock options as part of the annual equity-based long-term incentive compensation granted to our CEO for 2021. The grant of these performance-based premium-priced options, which only provide value if our stock price increases by more than 10% over the stock price on the date of grant, aligns with our overall compensation philosophy that emphasizes pay for performance.
•The 2021 annual performance-based cash bonuses for our named executive officers will be determined, in part, by our achievement against specific DEI goals and corporate responsibility goals approved by our Board for 2021, including (among other things):
•Continuing to increase the percentage of women in senior leadership positions, launching an enterprise-wide Diversity, Equity and Inclusion Education Program and advancing diversity through promotions, leadership development programs and diverse hiring slates; and
•Implementing our ESG strategy and multi-year roadmap (which includes advancing ESG reporting and disclosures, conducting third-party ESG materiality and carbon footprint assessments and executing environmental sustainability and human capital management initiatives), advancing the work of the IDEXX Foundation and supporting the COVID-19 pandemic response through continued support of COVID-19 human testing.
Executive Compensation Program at a Glance
We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies with respect to our NEOs and other senior executives:
Executive Compensation Program Design

What We Do	What We Don’t Do
 Align pay with our performance by having a weighted average of 80% of 2020 target total direct compensation for our NEOs consist of variable compensation
 Generally target total direct compensation for our NEOs at the median of our peer group
 Focus, in part, on effectiveness of management to invest in the future of the business through its innovation, employees, systems and processes
No uncapped payouts under our Executive Incentive Plan
Equity-Award-Related Practices

What We Do	What We Don’t Do
 Apply a one-year minimum vesting period to equity awards granted to employees
 Minimum fair market value exercise price for options
 Include non-competition, non-solicitation and related forfeiture provisions in our equity award agreements for our executives
No dividends or dividend equivalents on unearned or unvested equity awards No backdating of options and no repricing or buyout of underwater stock options without shareholder approval

2021 Proxy Statement | 21

Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
 Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
 Review and verify annually the independence of the Compensation Committee’s independent compensation consultant
 Conduct an annual compensation program risk assessment
 Provide only limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
 Require our senior executives to satisfy strict and meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests
 Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law
 Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program
 Cap annual performance-based cash bonuses at 200% of target

 No employment contracts with our NEOs other than with our CEO
 No tax gross-ups of perquisites or 280G excise taxes, except standard tax equalization measures for expatriates, relocation costs and de minimis amounts for spousal and partner travel expenses to our annual President’s Club events
 No supplemental executive retirement plan
 No single-trigger change-in-control bonus payments or vesting of equity awards (except for 25% vesting of equity awards upon a change-in-control)
 No stock options granted below fair market value
 No allowance for pledging of our common stock by executive officers and Directors
 No allowance for employees to hedge or sell short our common stock

22 | 2021 Proxy Statement

NOTICE OF ANNUAL MEETING
Notice of 2021 Annual Meeting
of Shareholders
NOTICE IS HEREBY GIVEN of the 2021 annual meeting of shareholders (2021 Annual Meeting) of IDEXX Laboratories, Inc. As described below, the 2021 Annual Meeting will be a completely virtual meeting of shareholders held over the Internet, and shareholders will be able to attend the 2021 Annual Meeting, vote their shares electronically and submit their questions during the live audio webcast of the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2021 and entering their control number. We will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2021 Annual Meeting, as well as our 2020 Annual Report on Form 10-K filed with the SEC on February 12, 2021, on or about March 31, 2021. The 2021 Annual Meeting will be held:

PURPOSE OF 2021 ANNUAL MEETING
1.Election of Directors. To elect Bruce L. Claflin, Asha S. Collins, PhD and Sam Samad to serve as Class I Directors with terms expiring at the 2024 Annual Meeting and Daniel M. Junius to serve as a Class II Director with a term expiring at the 2023 Annual Meeting (Proposal One);
2.Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two);
3.Advisory Vote to Approve Executive Compensation. To approve a non-binding advisory resolution on the Company’s executive compensation (Proposal Three); and
4.Other Business. To conduct such other business as may properly come before the 2021 Annual Meeting or any adjournments thereof, including approving any such adjournment, if necessary.

DATE AND TIME Wednesday, May 12, 2021, 10:00 a.m., Eastern Time
LOCATION Virtual meeting online via audio webcast at www.virtualshareholdermeeting.com/IDXX2021

RECORD DATE
The Company’s Board of Directors has fixed the close of business on March 19, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the 2021 Annual Meeting.

VIRTUAL MEETING ADMISSION
Shareholders of record as of March 19, 2021, will be able to participate in the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2021. To participate in the 2021 Annual Meeting, shareholders of record will need the control number included on their Notice of Internet Availability of the proxy materials, on their proxy card or on the instructions that accompanied their proxy materials. The annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.
PRE-MEETING FORUM
The online format for our 2021 Annual Meeting also allows us to communicate more effectively with you through our online pre-meeting forum, which can be accessed at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in advance of our 2021 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2021 Annual Meeting and access copies of proxy materials and our annual report.
By order of the Board of Directors,
Sharon E. Underberg
Senior Vice President,
General Counsel and Corporate Secretary
Westbrook, Maine
March 31, 2021

2021 Proxy Statement | 23

Corporate Governance
Board Refreshment and Succession Planning
The Nominating and Governance Committee identifies, reviews and recommends candidates for nomination to our Board in accordance with its charter and our Corporate Governance Guidelines. To ensure that it is selecting candidates who will contribute to Board effectiveness and the continued fulfillment of our Purpose, the Nominating and Governance Committee actively plans for Board succession and refreshment throughout the entire year:

Strategic and Risk Review
This annual strategic planning process and enterprise risk assessment informs the Nominating and Governance Committee’s understanding of the specific skill sets that would contribute to Board effectiveness

Board Self-Assessment
Nominating and Governance Committee uses this annual assessment to identify any future needs – particularly in light of our long-term strategy, risks and potential Director retirements

Board Composition Review Nominating and Governance Committee annually reviews the Board composition and each Director’s skill set

Recruitment and Nomination Process Nominating and Governance Committee identifies and evaluates potential candidates, and the Board recommends nominees

Election Shareholders vote on nominees

Eight new independent Directors joined the Board in the past nine years
Each year, the Nominating and Governance Committee leverages insights from the Board’s annual review of our long-term strategic plan and related risk assessment to identify the capabilities, skills and experiences that it believes would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder and stakeholder value, in both the present time and the future.
The Nominating and Governance Committee then considers the results of our annual Board self-assessment and evaluates the Board’s composition and each Director’s skill set to determine whether our Directors’ current capabilities, skills and experiences align with the long-term needs of our Board.
Based on its review, coupled with our Director age limit in our Corporate Governance Guidelines – which requires each Director to retire at the next Annual Meeting after his or her 73rd birthday, except as may be approved by the Board – the Nominating and Governance Committee determines whether and when Board refreshment is needed, as well as the capabilities, skills and experiences that candidates should possess.
The Nominating and Governance Committee then engages in the process described below under “Director Nomination Process.” Once candidates are recommended to the Board, the Board selects nominees to be voted upon by our shareholders, or if a candidate is recommended to fill a Board vacancy, he or she may be elected by the vote of a majority of the Directors then in office.
24 | 2021 Proxy Statement

CORPORATE GOVERNANCE
Diversity and our Board
We believe that diversity on our Board, including but not limited to gender, racial and ethnic diversity, helps drive innovation and a better understanding of our stakeholders and contributes to Board effectiveness.
Accordingly, the Nominating and Governance Committee and the Board are focused on ensuring that a wide range of backgrounds and experiences are represented on our Board and consider the value of diversity of all types in the Board member nomination process. In particular, the Nominating and Governance Committee actively seeks out and includes highly-qualified, diverse candidates (including women and persons with racially or ethnically diverse backgrounds) in the pool of potential Board nominees. As a result of our Board’s sustained focus on refreshment and diversity, we have added eight new independent members in the past nine years, and we are proud that, assuming the election of our current Director nominees at the 2021 Annual Meeting and taking into account the previously announced retirement of Dr. Rebecca Henderson, effective immediately following the 2021 Annual Meeting, we will have a Board that self-identifies as: 30% women; 20% born and raised outside the United States; 20% racially or ethnically diverse and 10% with a disability.
For more information regarding the composition, backgrounds and qualifications of our Board, see the information above on page 15 under “Board Composition, Backgrounds and Skills.”
Director Nomination Process

1	2

The Nominating and Governance Committee identifies, evaluates, recruits and makes recommendations to the Board regarding candidates for election by the shareholders or to fill vacancies on the Board using the criteria described below. The process followed by the Nominating and Governance Committee includes:
•Receiving recommendations from the Board, management and shareholders;
•Actively seeking and including diverse individuals who fit the Board’s search criteria (including women and persons with racially/ethnically diverse backgrounds) in the pool of potential candidates;
•Holding meetings to evaluate biographical information and background material relating to potential candidates; and
•Interviewing selected candidates.

In addition, the Nominating and Governance Committee, in some instances, will engage an executive search firm to assist in recruiting candidates. In such cases, the executive search firm assists the Nominating and Governance Committee in:
•Identifying a diverse slate of potential candidates who fit the Board’s search criteria (including women and persons with racially/ethnically diverse backgrounds);
•Obtaining candidate resumes and other biographical information;
•Conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board;
•Scheduling interviews with the Nominating and Governance Committee, other members of the Board and management;
•Performing reference checks; and
•Assisting in finalizing arrangements with candidates who receive an offer to join the Board.

Director Nominee Criteria, Diversity and Qualifications
To be considered for nomination to the Board, a candidate must meet the following minimum criteria:
•Reputation for integrity, honesty and adherence to high ethical standards;
•Demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to our current and long-term objectives;
•Willingness and ability to contribute positively to our decision-making process;
•Record of substantial achievement in one or more areas that are relevant to us and a general understanding of the issues facing public companies of a size and operational scope similar to us;
•Commitment to understanding us and our industry and to devoting adequate time and effort to Board responsibilities, including regularly attending and participating in Board and Committee meetings;
•Interest in and understanding of the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, government entities, creditors and the general public, and willingness to act in the interests of our shareholders; and

2021 Proxy Statement | 25

•Absence of any conflict of interest, or appearance of a conflict of interest, that would impair the Director’s ability to represent the interests of our shareholders and to fulfill the responsibilities of a Director.
The Nominating and Governance Committee and the Board are also focused on ensuring that a wide range of backgrounds and experiences are represented on our Board and consider the value of diversity of all types in the Board member nomination process, as described above under “Diversity and Our Board.”
In addition, in evaluating potential candidates, the Nominating and Governance Committee considers whether the candidates possess the desired capabilities, skills and experiences that would best enable our Board to support our Purpose, including the creation of exceptional long-term shareholder value, in both the present time and the future, as described above under “Board Refreshment and Succession Planning,” and whether the candidates meet the other applicable requirements under the Corporate Governance Guidelines, including the Director independence requirements described under “Director Independence” beginning on page 35 and the maximum number of directorships generally permitted for our Directors. The Corporate Governance Guidelines provide that, unless an exception has been granted by the Board:
•Directors cannot serve on more than four other public company boards;
•Audit Committee members cannot serve on more than two other public company audit committees or, if an Audit Committee member is a retired certified public accountant, chief financial officer or controller, or is a retired executive with similar experience, then he or she cannot serve on more than three other public company audit committees; and
•Directors who are CEOs of other public companies cannot serve on more than two other public company boards (including the board of their employer).
Shareholder Recommendation and Nomination of Directors
Shareholders who want to recommend a nominee for Director should submit the name of the nominee to our Senior Vice President, General Counsel and Corporate Secretary at our principal executive offices, together with biographical information and background material sufficient for the Nominating and Governance Committee to evaluate the recommended candidate based on its selection criteria, as well as a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will apply the same criteria, and follow substantially the same process, in considering each qualifying shareholder recommendation as it does in considering other candidates. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included on the proxy card for our next Annual Meeting.
Shareholders also have the right under our Amended and Restated By-Laws to nominate Director candidates directly, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures described under “Other Nominations or Items of Business” on page 96. Candidates nominated by shareholders directly in accordance with the procedures set forth in our Amended and Restated By-Laws will not be included on our proxy card for the next Annual Meeting, but may be included on proxies the nominating shareholders seek independently, unless both the nominating shareholder(s) and the candidates nominated by them satisfy the requirements of our proxy access bylaw, as described under “Proxy Access Nominations” on page 96.
Majority Voting and Director Resignation
Our Amended and Restated By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, a nominee who does not receive a majority of votes cast with respect to his or her election will not be elected.
Pursuant to our Director Resignation Policy included in our Corporate Governance Guidelines, a Director who is not re-elected is required to promptly tender his or her resignation, and the Nominating and Governance Committee would make a recommendation to the Board as to whether to accept the resignation. Following the Nominating and Governance Committee’s recommendation, the Board would determine whether or not to accept that Director’s resignation, considering any factors it deems relevant. Under this policy, the Board is required to act on the recommendation of the Nominating and Governance Committee within 90 days of the certification of the shareholder vote.
26 | 2021 Proxy Statement

CORPORATE GOVERNANCE
Proposal One – Election of Directors
Our Board of Directors is divided into three classes, and members of each class hold office for three-year terms as set forth below:
◦Class I Directors – currently four Directors whose terms expire at the 2021 Annual Meeting;
◦Class II Directors – currently three Directors whose terms expire at the 2023 Annual Meeting; and
◦Class III Directors – currently four Directors whose terms expire at the 2022 Annual Meeting.
Upon recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Bruce L. Claflin, Dr. Asha S. Collins and Mr. Sam Samad, three of our current Class I Directors, for re-election as Class I Directors, and shareholders are being asked to elect them for three-year terms expiring at the 2024 Annual Meeting.
Dr. Rebecca M. Henderson, who is a Class II Director, notified the Board of her intention to retire from the Board, effective immediately after the 2021 Annual Meeting. In light of Dr. Henderson’s retirement and in order to balance the membership of the Board’s three classes of Directors, upon recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Daniel M. Junius, one of our current Class I Directors, for re-election as a Class II Director, and shareholders are being asked to elect him to serve the remainder of a Class II Director’s term, which expires at the 2023 Annual Meeting. The Board has also determined to reduce its size from eleven members to ten members, and reduce the number of Class I Directors from four to three, in each case effective immediately following the 2021 Annual Meeting.
Mr. Bruce L. Claflin, Dr. Asha S. Collins, Mr. Daniel M. Junius and Mr. Sam Samad each meet NASDAQ Stock Market (NASDAQ) independence requirements, and all of our nominees have consented to serve, if elected. If any of the nominees becomes unable to serve, proxies can be voted for a substitute nominee, or the Board may choose to reduce the size of the Board.
Biographical information for all of our Directors, including the Director nominees, is provided below, along with information regarding some key experiences, qualifications, attributes and skills that our Directors bring to the Board. These below-described key experiences, qualifications, attributes and skills contributed to each Director’s selection as a Board member and each Director nominee’s nomination for re-election at our 2021 Annual Meeting. There are no family relationships among the executive officers or Directors of IDEXX.
For a summary of key information regarding the composition, backgrounds and qualifications of our Board, see the information above on page 15 under “Board Composition, Backgrounds and Skills.”

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the election of Mr. Claflin, Dr. Collins, Mr. Junius and Mr. Samad.

2021 Proxy Statement | 27

Director Nominees and Board Biographies
Class I Director Nominees Whose Terms Would Expire in 2024

Bruce L. Claflin

Mr. Claflin served as President, Chief Executive Officer and a member of the board of directors of 3Com Corporation from January 2001 until his retirement in 2006, and he served as President and Chief Operating Officer of 3Com from August 1998 to January 2001. Before joining 3Com, Mr. Claflin worked at Digital Equipment Corporation as Senior Vice President, Sales and Marketing from 1997 to 1998 and as Vice President and General Manager of the PC Business Unit from 1995 to 1997. Before joining Digital Equipment Corporation, Mr. Claflin worked at IBM for 22 years, where he held senior management positions in sales, marketing, research and development and manufacturing. Mr. Claflin holds an undergraduate degree in Political Science from Pennsylvania State University.
Qualifications
As the past Chairman and Chief Executive Officer of 3Com Corporation, a large international public technology company, Mr. Claflin brings extensive leadership, management and corporate strategy experience. Through Mr. Claflin’s various executive and senior management roles at IBM and Digital Equipment Corporation, he acquired significant experience in manufacturing, operations and international business transactions, as well as a deep understanding of advanced technology. Mr. Claflin’s service on other public company boards, including as the Non-Executive Chairman of the Board of Advanced Micro Devices, a global semiconductor company, offers valuable perspectives.

Independent Director
Age: 69
Director since: July 2015
Committees:
Audit
Nominating and Governance (Chair)
Other current public company director service:
•Ciena Corporation (since 2006)
Former public company
director service:
•Advanced Micro Devices, Inc. (August 2003 to April 2017) (Chairman March 2009 to May 2016)
•3Com Corporation (2001 to 2006)
•Time Warner Telecom (2000 to 2003)

Asha S. Collins, PhD

Dr. Collins has served as the Head of U.S. Clinical Operations at Genentech, Inc., a subsidiary of Roche Holding A.G., since May 2018. Prior to joining Genentech, Dr. Collins held several senior leadership positions at McKesson Corporation between September 2014 and March 2018, including Vice President of Clinical Sourcing and Business Development from November 2015 to March 2018 and Senior Director, Corporate Strategy and Business Development from September 2014 to November 2015. She was previously Principal Consultant at Quintiles from 2011 to 2014 and Manager at Deloitte Consulting from 2008 to 2011. In July 2019, Dr. Collins was selected as a Health Innovators Fellow by The Aspen Institute. Dr. Collins holds an undergraduate degree in Biology from the University of Pittsburgh and a PhD in Cancer Biology and Microbiology from the University of Wisconsin-Madison.
Qualifications
As the Head of U.S. Clinical Operations of Genentech, a biotechnology company and member of the Roche Group, Dr. Collins is a proven entrepreneur, innovator and values-based leader in the healthcare field. Dr. Collins brings a deep scientific understanding, as well as valuable strategic, operational and management experience at life science and healthcare companies.

Independent Director Age: 45 Director since: November 2020 Committees: Nominating and Governance

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CORPORATE GOVERNANCE

Sam Samad

Mr. Samad has served as the Senior Vice President and Chief Financial Officer of Illumina, Inc. since January 2017. Before joining Illumina, Mr. Samad held several senior leadership positions at Cardinal Health between November 2007 and January 2017, including Senior Vice President and Corporate Treasurer from February 2012 to January 2017, with leadership responsibility for Cardinal Health’s China business. He was previously Senior Vice President and Chief Financial Officer for the pharmaceutical segment of Cardinal from 2009 to 2012, and Vice President, Healthcare Supply Chain Services. He also previously held finance roles at Eli Lilly and Pepsico Inc. Mr. Samad received his undergraduate degree of Business Administration from the American University of Beirut in Lebanon and his MBA from McMaster University in Hamilton, Canada.
Qualifications
As the Chief Financial Officer of Illumina, Inc., a public biotechnology company, Mr. Samad brings substantial financial and leadership experience at an innovative, high-growth healthcare company, valuable perspectives regarding communications and engagement with the investment community and expertise in the review and preparation of financial statements. In addition, Mr. Samad has extensive international operational experience, providing him with important insights.

Independent Director Age: 51 Director since: July 2019 Committees: Audit

Class II Director Nominee Whose Term Would Expire in 2023

Daniel M. Junius

Mr. Junius served as President and Chief Executive Officer of ImmunoGen, Inc. from 2009 until his retirement in May 2016. Before that, he served as President and Chief Operating Officer and Acting Chief Financial Officer of ImmunoGen from July 2008 to December 2008, Executive Vice President and Chief Financial Officer from 2006 to July 2008 and Senior Vice President and Chief Financial Officer from 2005 to 2006. Before joining ImmunoGen, Mr. Junius was Executive Vice President and Chief Financial Officer of New England Business Service, Inc. from 2002 until its acquisition by Deluxe Corporation in 2004 and Senior Vice President and Chief Financial Officer of New England Business Services from 1998 to 2002. Before joining New England Business Services, Mr. Junius was Vice President and Chief Financial Officer of Nashua Corporation from 1996 to 1998. Mr. Junius joined Nashua Corporation in 1984 and held various financial management positions of increasing responsibility before becoming Chief Financial Officer in 1996. Mr. Junius holds an undergraduate degree in Political Science from Boston College and a master’s degree in Management from Northwestern University’s Kellogg School of Management.
Qualifications
As the former Chief Executive Officer and Chief Financial Officer of ImmunoGen, a public biotechnology company, Mr. Junius has extensive leadership, management, strategic planning and financial experience in the biotechnology field. Over the course of almost 20 years as the chief financial officer of various companies, Mr. Junius gained substantial expertise in the review and preparation of financial statements, which provides valuable perspective as the Chair of the Audit Committee. Mr. Junius’s service on other public company boards, including as audit committee chair, brings additional insight to his Board service and leadership.

Independent Director
Age: 68
Director since: March 2014
Committees:
Audit (Chair)
Finance
Other current public company director service:
•GlycoMimetics, Inc. (since March 2016)
Former public company
director service:
•ImmunoGen, Inc. (November 2008 to June 2018)
•Vitae Pharmaceuticals, Inc.
(July 2016 to October 2016)

2021 Proxy Statement | 29

Class II Directors Whose Terms Expire in 2023

Lawrence D. Kingsley

Mr. Kingsley has served as the independent Non-Executive Board Chair of IDEXX since November 2019 and as an Advisory Director to Berkshire Partners LLC, a Boston-based investment firm, since May 2016. Prior to that Mr. Kingsley served as Chairman of Pall Corporation from October 2013 to August 2015 and as Chief Executive Officer of Pall Corporation from October 2011 to August 2015. Before his experience at Pall, Mr. Kingsley was the Chief Executive Officer of IDEX Corporation, a company specializing in fluid and metering technologies, health and science technologies and fire, safety and other diversified products, from 2005 to 2011 and the Chief Operating Officer of IDEX from August 2004 to March 2005. From 1995 to 2004, he held various positions of increasing responsibility at Danaher Corporation, including Corporate Vice President and Group Executive from March 2004 to August 2004, President of Industrial Controls Group from April 2002 to July 2004 and President of Motion Group, Special Purpose Systems from January 2001 to March 2002. Mr. Kingsley holds an undergraduate degree in Industrial Engineering and Management from Clarkson University and an MBA from the College of William and Mary.
Qualifications
As the former Chief Executive Officer of Pall Corporation and IDEX Corporation, Mr. Kingsley successfully led high-technology, high-growth, multinational public companies and demonstrated his leadership and outstanding executive management and operational skills. Mr. Kingsley also brings strategic planning and financial expertise. Mr. Kingsley’s experience serving on other public company boards brings additional valuable perspectives to his Board service, including as our Independent Non-Executive Board Chair.

Independent Non-Executive Board Chair
Age: 58
Director since: October 2016
•Independent Non-Executive Board Chair (since November 2019)
•Lead Director (May 2018 – November 2019)
Committees:
Compensation
Nominating and Governance
Other current public company director service:
•Polaris Industries Inc. (since January 2016)
•Rockwell Automation, Inc.
(since 2013)
Former public company
director service:
•Cooper Industries plc
(formerly Cooper Industries Ltd.) (2007 to 2012)
•Pall Corporation (2011 to August 2015)
•IDEX Corporation (2005 to 2011)

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CORPORATE GOVERNANCE

Sophie V. Vandebroek, PhD

Dr. Vandebroek has served as founder and owner of Strategic Vision Ventures LLC since February 2021. Previously, Dr. Vandebroek was the inaugural visiting scholar at the Massachusetts Institute of Technology School of Engineering for the 2019-2020 academic year; Vice President, Emerging Technology Partnerships for International Business Machines, Inc. (IBM) from August 2018 to August 2019; and Chief Operating Officer - IBM Research from January 2017 to August 2018. Prior to joining IBM, she was an executive with Xerox Corporation, where she served as Chief Technology Officer and Corporate Vice President of Xerox Corporation and President of the Xerox Innovation Group from 2006 to 2016 and Chief Engineer of Xerox Corporation from 2002 to 2005, and was also responsible for overseeing Xerox’s global research centers, including the Palo Alto Research Center, or PARC Inc. Dr. Vandebroek is a member of Advisory Council of the Dean of the School of Engineering at Massachusetts Institute of Technology, a Fellow of the Institute of Electrical & Electronics Engineers, a Fulbright Fellow and a Fellow of the Belgian-American Educational Foundation. Dr. Vandebroek holds an undergraduate degree in engineering and a master’s degree in electro-mechanical engineering from KU Leuven, Leuven, Belgium, and a PhD in electrical engineering from Cornell University.
Qualifications
Through her academic experiences and prior executive global roles at IBM and Xerox, Dr. Vandebroek brings substantial knowledge and expertise in technology, business processes and cybersecurity, as well as a long track record of innovation and managing balanced research and development portfolios and leading large diverse and inclusive organizations for global enterprises. Dr. Vandebroek’s experience in research and development and innovation is particularly relevant for IDEXX in light of our commitment to innovation as a strategy and extensive investment in research and development.

Independent Director
Age: 59
Director since: July 2013
Committees:
Finance
Nominating and Governance
Other current public company director service:
•Wolters Kluwer N.V. (Since April 2020)
Former public company
director service:
•Analogic Corporation (August 2008 to January 2016)

Class II Director Who Will Be Retiring in May 2021

Rebecca M. Henderson, PhD

Dr. Henderson has been the John and Natty McArthur University Professor at Harvard University since 2011. Before joining Harvard’s faculty, from 1998 to 2009 Dr. Henderson served as the Eastman Kodak Professor of Management, Sloan School of the Massachusetts Institute of Technology. Dr. Henderson is also a research fellow at the National Bureau of Economic Research and a fellow of both the British Academy and the American Academy of Arts and Sciences. Dr. Henderson holds an undergraduate degree from the Massachusetts Institute of Technology and a PhD in business economics from Harvard University.
Qualifications
As a Harvard Business School professor of general management and strategy and an author of both books and articles regarding sustainability, strategy and innovation, Dr. Henderson brings substantial expertise in corporate strategy, sustainability, compensation practices, corporate responsibility and governance issues, with a particular focus on high-technology businesses. This expertise, combined with her deep knowledge of and insight into our businesses, operations and organization from her nearly eighteen years of service on the Board, has uniquely positioned Dr. Henderson to offer valuable insights into the organizational and strategic issues faced by IDEXX throughout her tenure as a Director.

Independent Director Age: 60 Director since: July 2003 Committees: Compensation Finance (Chair) Former public company director service: Amgen, Inc. (July 2009 to May 2020)

2021 Proxy Statement | 31

Class III Directors Whose Terms Expire in 2022

Jonathan W. Ayers

Mr. Ayers has served as a Senior Advisor to IDEXX since November 2019. Prior to that, Mr. Ayers served as the Chair of the Board of IDEXX from January 2002 to November 2019 and served as President and CEO of IDEXX from January 2002 to June 2019. Before joining IDEXX, Mr. Ayers held various executive leadership positions at United Technologies Corporation and its business unit Carrier Corporation from 1995 to 2001. Prior to that, Mr. Ayers held various investment banking positions at Morgan Stanley & Co. for nine years. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and an MBA from Harvard Business School, with high distinction.
Qualifications
As our former Board Chair, President and CEO for more than seventeen years, Mr. Ayers brings outstanding leadership skills, a comprehensive institutional knowledge of our business, strategy and evolving risk landscape and insightful perspectives into our markets – including our primary market: global pet healthcare. Mr. Ayers also brings significant and diverse experience in many relevant areas, including global business strategy, management, finance, business development, marketing, product development and software technology. In addition, as our Board Chair from January 2002 to November 2019, Mr. Ayers gained significant corporate governance and board leadership experience.

Non-Employee Director and Senior Advisor Age: 65 Director since: January 2002 •Board Chair (January 2002 – November 2019) Committees: None

Stuart M. Essig, PhD

Dr. Essig has served as the Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation since January 2012, and he first joined Integra’s Board of Directors in December 1997. In addition, Dr. Essig was Integra’s Chief Executive Officer from December 1997 until June 2012. Since 2012, he has also served as Managing Director of Prettybrook Partners LLC, a family office focused on investing in the healthcare industry. He is a Venture Partner at Wellington Partners Advisory AG, a venture capital firm, and a Senior Advisor to TowerBrook Capital Partners and Water Street Healthcare Partners. Before joining Integra, Dr. Essig was a managing director in mergers and acquisitions for Goldman, Sachs and Co., specializing in the medical device, pharmaceutical and biotechnology sectors. Dr. Essig holds an undergraduate degree from the School of Public and International Affairs at Princeton University and a PhD in financial economics and an MBA from the University of Chicago.
Qualifications
As the former Chief Executive Officer of Integra LifeSciences Holdings Corporation and its current Chairman of the Board, Dr. Essig has extensive executive leadership experience in developing, executing and overseeing the corporate strategy of a rapidly growing medical device company. Dr. Essig also brings broad knowledge of the healthcare industry and deep capital markets, investment and financial services expertise. Dr. Essig’s service on public company boards, including in leadership roles, provides valuable additional perspective on corporate governance and other board-related matters.

Independent Director
Age: 59
Director since: July 2017
Committees:
Finance
Nominating and Governance
Other current public company director service:
•Integra LifeSciences Holdings Corporation (since 1997) (Chairman since 2012)
•SeaSpine Holdings Corporation (since June 2015) (Lead Director since July 2015)
Former public company
director service:
•Owens & Minor, Inc. (October 2013 to August 2019)
•St. Jude Medical, Inc. (March 1999 to January 2017)
•Vital Signs, Inc. (1998 to 2002)
•Zimmer Biomet Holdings, Inc. (2005 to 2008)

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CORPORATE GOVERNANCE

Jonathan J. Mazelsky

Mr. Mazelsky has served as President and CEO of IDEXX since October 2019. Prior to that, Mr. Mazelsky served as our Interim President and CEO from June 2019 to October 2019, and he was an Executive Vice President responsible for our North American Companion Animal Group Commercial Organization and key elements of the innovation portfolio, including our IDEXX VetLab® in-house diagnostics, Diagnostic Imaging, Veterinary Software and Services, Rapid Assay and Telemedicine lines of business from August 2012 to June 2019. Before joining IDEXX, Mr. Mazelsky was a Senior Vice President and General Manager from 2010 to 2012 of Computed Tomography, Nuclear Medicine and Radiation Therapy Planning at Philips Healthcare, a subsidiary of Royal Philips Electronics. Previously he held a series of other leadership roles with increasing responsibilities during his tenure at Philips beginning in 2001. Prior to joining Philips, Mr. Mazelsky was at Agilent Technologies, where he was an Executive in Charge from 2000 to 2002, leading the integration of Agilent’s Healthcare Group into Philips. He also served as a General Manager of the Medical Consumables Business Unit at Agilent Technologies from 1997 to 2000. From 1988 to 1996, Mr. Mazelsky held a number of roles at Hewlett Packard in finance, marketing and business planning. Mr. Mazelsky holds an undergraduate degree in mathematics from the University of Rochester and an MBA from the University of Chicago.
Qualifications
As our President and CEO, Mr. Mazelsky brings demonstrated leadership, management and operational capabilities, a deep understanding of IDEXX, our markets and our innovative products and services and a compelling strategic vision for continued long-term, sustainable growth at IDEXX. Mr. Mazelsky also has extensive leadership and management experience at other global enterprises in healthcare markets, providing valuable insights. In addition, as our CEO and a Board member, he effectively connects the Board with management and supports effective Board oversight that is informed by his understanding of IDEXX, as well as our employees, customers and other stakeholders.

Director and President and Chief Executive Officer Age: 60 Director since: October 2019 Committees: None

M. Anne Szostak

Ms. Szostak had a 31-year career with Fleet/Boston Financial Group (now Bank of America), a diversified financial services company, until her retirement in 2004. She served as Board Chair and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Board Chair, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. After her retirement, Ms. Szostak founded Szostak Partners, an executive coaching and human resources consulting firm, and as President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School.
Qualifications
Through her executive leadership roles at Fleet/Boston Financial Group, including serving as the Chief Executive Officer of two major bank subsidiaries, Ms. Szostak brings extensive leadership, management, financial services and human resources experience to the Board. In particular, Ms. Szostak has deep expertise in human capital management, which is a key driver for our strategy of innovation. Ms. Szostak also leverages her substantial public company board experience, including in committee chair roles, in her service on our Board, including as Chair of the Compensation Committee.

Independent Director
Age: 70
Director since: July 2012
Committees:
Audit
Compensation (Chair)
Other current public company director service:
•Tupperware Brands Corporation (since 2000)
Former public company
director service:
•Belo Corporation (2004 to 2013)
•ChoicePoint Corporation (2005 to 2008)
•Dr. Pepper Snapple Group, Inc. (May 2008 to July 2018)
•SFN Group, Inc. (2005 to 2011)

2021 Proxy Statement | 33

Our Corporate Governance Framework
We are proud of our commitment to sound corporate governance and high ethical standards, and we believe that this commitment has contributed to our success in building long-term value for our shareholders and other stakeholders.
Our corporate governance framework includes our corporate governance policies and practices and provides the structure that enables our Board to provide effective oversight and counsel for the Company.

Visit the Corporate Governance section of our website, www.idexx.com, to learn more about, and access copies of, our corporate documents and corporate governance policies, including:
•Corporate Governance Guidelines
•Code of Ethics
•Certificate of Incorporation
•Amended and Restated By-Laws
•Charter for each of our Board Committees
Hard copies of these documents may be obtained upon request by contacting our Senior Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Information on our website does not constitute part of this Proxy Statement.

Corporate Governance at a Glance

Independence
•All of our Directors are independent, other than our President and CEO, Mr. Mazelsky, and our former President and CEO, Mr. Ayers.
•Our Board Committees are composed exclusively of independent Directors.

Strategy, Risk Management, Cybersecurity, ESG and Succession Planning
•Annual corporate strategy review by the Board.
•Risk management oversight by the Board and its Committees.
•Board oversight of cybersecurity risk management and material ESG activities and practices.
•Active Board participation in succession planning for our CEO and other members of senior management, including each of our other NEOs.
•Successful CEO succession and transition in 2019.

Executive Sessions	•Our independent Directors held executive sessions at every regularly scheduled Board meeting in 2020.
Board Accountability and Effectiveness
•Majority voting for Directors in uncontested elections.
•Proxy access rights.
•Rigorous annual self-assessment of the Board, its Committees, the independent Board Chair and the Directors.
•Regular Board refreshment and robust Director nominee selection process.
•Continuing education opportunities available for Directors on an ongoing basis.
•Director retirement at the next Annual Meeting following his or her 73rd birthday, except as may be approved by the Board.

Board Diversity (including Gender, Racial and Ethnic Diversity)
•Actively seek and include highly-qualified diverse candidates (including women and persons with racially/ethnically diverse backgrounds) in the pool of potential Board nominees.
•30% of our continuing Directors will be women, 20% were born and raised outside the U.S., 20% self-identify as racially or ethnically diverse and 10% have a disability.*

Independent Board Leadership	•A strong independent Lead Director or Board Chair elected annually.
Stock Ownership Guidelines
•The target stock ownership levels are set forth below:
•Independent Directors – six times the annual cash retainer (currently $480,000 in stock value)
•CEO – ten times annual base salary (currently $8.5 million in stock value)
•Executive Vice Presidents – four times annual base salary
•Senior Vice Presidents – one times annual base salary

Additional Policies that Promote Alignment with Interests of Shareholders	•Anti-Hedging and Short Sale policy for Directors and employees. •Anti-Pledging policy for Directors and executive officers. •Clawback policy applicable to performance-based incentive compensation.
* Assumes the election of our current Director nominees at the 2021 Annual Meeting and takes into account the previously announced retirement of Dr. Rebecca Henderson, effective immediately following the 2021 Annual Meeting.
34 | 2021 Proxy Statement

CORPORATE GOVERNANCE
Board of Directors and Its Oversight of IDEXX
Our Board currently has eleven members. The Board meets throughout the year on a set schedule, and it also holds special meetings and acts by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to its four standing Committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Finance Committee. For more information regarding the Board Committees, see the discussion under “Board Committees” beginning on page 41.
The Board is responsible for monitoring the overall performance of IDEXX. Among other things, the Board, directly and through its Committees:
•Oversees our long-term strategy for creating enduring growth and shareholder value creation;
•Reviews and approves our key financial and other objectives, the annual budget and other significant actions and transactions;
•Oversees our processes for maintaining the integrity of our financial statements and other public disclosures and our compliance with law and high ethical standards;
•Oversees the prudent management of risk;
•Reviews plans for CEO succession and management’s succession planning for other key executive officers;
•Monitors shareholder engagement and communications;
•Oversees our material activities and practices regarding ESG matters; and
•Reviews the performance of the CEO and determines the compensation of our executive officers.
In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the Board does not manage the day-to-day operations of IDEXX.
Board Meetings and Attendance
Directors are responsible for attending Board and Committee meetings and for devoting the time needed to discharge their responsibilities properly. The Board held six meetings in 2020, and the Committees held a total of 20 meetings in 2020.
Each of our Directors attended at least 75% of the meetings of the Board and Committees on which he or she served in 2020.
It is our policy to schedule Board and Committee meetings to coincide with the Annual Meeting, and Directors are expected to attend the 2021 Annual Meeting. Last year, all of the individuals then serving as Directors attended our 2020 Annual Meeting.
Director Independence
Under our Corporate Governance Guidelines, at least a majority of our Directors must be “independent” as defined by the rules of NASDAQ. The Finance Committee’s charter requires that at least a majority of its members be independent, and each other Committee’s charter requires all of its members to be independent. Additional independence criteria are also required to be satisfied by Directors serving on the Audit Committee and the Compensation Committee, as follows:
•Under the Audit Committee charter, each Audit Committee member is also required to satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (Exchange Act); and
•Under the Compensation Committee charter, each Compensation Committee member is also required to satisfy the heightened independence standard described in NASDAQ Rule 5605(d)(2)(A) and to qualify as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the Code).
The Board, in consultation with the Nominating and Governance Committee, determines the independence of each Director. In February 2021, the Board determined that:
•Each of the Directors other than Mr. Mazelsky, our President and CEO, and Mr. Ayers, our Senior Advisor and former President and CEO, is independent under NASDAQ rules;
•Each Audit Committee member satisfies the independence criteria of Rule 10A-3(b)(1) under the Exchange Act; and
•After taking into consideration the applicable factors, each Compensation Committee member satisfies the independence criteria of NASDAQ rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

2021 Proxy Statement | 35

In determining Dr. Vandebroek’s independence, the Nominating and Governance Committee considered one relationship involving Dr. Vandebroek. Specifically, the Nominating and Governance Committee considered the fact that Dr. Vandebroek served as Vice President, Emerging Technologies of IBM, a provider of software licenses and software consulting and other related services for the Company, from August 2018 to August 2019 and previously served as Chief Operating Officer of IBM Research, the corporate research lab of IBM, from January 2017 to August 2018. The Nominating and Governance Committee considered several factors, including among other things the following factors:
•The Company’s relationship with IBM predated Dr. Vandebroek joining IBM;
•Dr. Vandebroek did not participate in the negotiation of the terms of any transactions between IBM and the Company;
•Services were provided by IBM on arm’s length terms and conditions and in the ordinary course of business; and
•The services provided by IBM are routine and limited in scope (the Company paid IBM approximately $8,500 in 2018, $3,080 in 2019 and $0 in 2020 for software licenses and related services).
Based on the factors considered by the Nominating and Governance Committee, it concluded that these transactions would not affect Dr. Vandebroek’s independence.
In determining Mr. Samad’s independence, the Nominating and Governance Committee considered Mr. Samad’s position as Senior Vice President and Chief Financial Officer of Illumina, which licenses certain intellectual property rights to the Company. The Nominating and Governance Committee considered several factors, including among other things the following factors:
•The Company’s relationship with Illumina predates Mr. Samad joining the Board;
•Mr. Samad did not participate in the negotiation of the intellectual property license agreement between the Company and Illumina;
•The license was provided by Illumina on arm’s length terms and conditions and in the ordinary course of business; and
•The license provided by Illumina is routine and limited in scope (the Company paid Illumina approximately $500,000 in 2018, $750,000 in 2019 and $125,000 in 2020 for certain licensed intellectual property rights).
Based on the factors considered by the Nominating and Governance Committee, it concluded that these transactions would not affect Mr. Samad’s independence.
In determining Dr. Collins’ independence, the Nominating and Governance Committee considered Dr. Collins’s position as Head of U.S. Clinical Operations at Genentech, Inc., a subsidiary of Roche Holding AG. The Company provides bioanalytic lab testing services to Genentech and sells certain lab products to Roche, while Roche has licensed certain intellectual property to the Company and sells diagnostic lab equipment and consumables to the Company. The Nominating and Governance Committee considered several factors, including among other things:
•The Company’s relationships with both Genentech and Roche predate Dr. Collins joining the Board;
•Dr. Collins did not participate in the negotiation of the terms of the transactions between the Company, on the one hand, and Genentech and Roche, on the other hand;
•The transactions between the Company, on the one hand, and Genentech and Roche, on the other hand, were conducted on arm’s length terms and conditions and in the ordinary course of business;
•The bioanalytic lab testing services provided by the Company to Genentech are routine and limited in scope (Genentech paid the Company approximately $610,000 in 2018, $467,000 in 2019 and $440,000 in 2020);
•The lab purchases by Roche from the Company are routine and limited in scope (Roche paid the Company approximately $712 in 2018, $434 in 2019, and $3,500 in 2020); and
•The license agreement and diagnostic lab equipment and consumables provided by Roche to the Company are routine and limited in scope (the Company paid Roche approximately $1.2 million in 2018, $2.0 million in 2019 and $1.7 million in 2020).
Based on the factors considered by the Nominating and Governance Committee, it concluded that these transactions would not affect Dr. Collins’s independence.
Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy under which the Audit Committee is required to review and approve any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. The Audit Committee may approve any such transaction only if it determines that, under all of the applicable circumstances, the transaction is not inconsistent with the best interests of the Company.
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A related person under this policy is:
•Any executive officer;
•A Director, or nominee for Director;
•A holder of 5% or more of our common stock; or
•An immediate family member of any of those persons.
The policy provides that a “direct or indirect material interest” does not arise solely from the related person’s position as an executive officer of another entity involved in a transaction with the Company, where:
•The related person owns less than a 10% equity interest in such entity;
•The related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction;
•The amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the other entity involved in the transaction; and
•The amount involved in the transaction equals less than 2% of the consolidated gross revenues of the Company for its most recent fiscal year.
Since January 1, 2020, there has been one related person transaction requiring review and approval by the Audit Committee under the Related Person Transaction Policy: the provision of senior advisory services by Mr. Ayers, our former Board Chair, President and CEO and current Director, pursuant to a senior advisory agreement (Senior Advisory Agreement) with the Company, dated October 23, 2019.
The parties entered into the Senior Advisory Agreement in connection with Mr. Ayers stepping down as our Board Chair and a member of our management team, and Mr. Mazelsky’s appointment as our President and CEO, in the fourth quarter of 2019. Prior to IDEXX entering into this agreement, the Audit Committee reviewed certain key terms and provisions, including the advice and services to be provided by Mr. Ayers and the advisory fees, as well as the desirability of retaining Mr. Ayers’s experience, skills and capabilities as an external Senior Advisor following the CEO transition. Having reviewed the proposed advisory relationship and its anticipated benefits in light of Mr. Ayers’s broad and deep knowledge of the Company, its business and the markets in which we operate, the Audit Committee determined in October 2019 that the Senior Advisory Agreement is a related person transaction that, under the circumstances, was in the Company’s and the shareholders’ best interests and approved this related person transaction. In February 2020 and February 2021, the Audit Committee reviewed this ongoing related person transaction and determined that, under the circumstances, it remained in the Company’s and the shareholders’ best interests
Under the Senior Advisory Agreement, as amended by Mr. Ayers and the Company on April 14, 2020:
•Beginning on November 2, 2019, Mr. Ayers provides advice and services related to such matters as are identified from time to time and agreed to by Mr. Ayers and the President and CEO of IDEXX;
•Mr. Ayers receives compensation in the form of advisory fees at a rate of $240,000 per year (Advisory Fees), generally payable in arrears in four installments of $60,000 on each of February 1, May 1, August 1, and November 1 (Payment Dates), except that pursuant to the amendment made on April 14, 2020, Mr. Ayers agreed to reduce his Advisory Fees by 90% to $18,000 for services provided from April 1, 2020 to December 31, 2020, in support of the Company’s proactive efforts to prudently control costs in response to the economic uncertainty caused by the COVID-19 pandemic;
•Although there is no specific term, the Senior Advisory Agreement may be terminated by either party by providing 90 day’s written notice to the other party; and
•In the event that the term of the Senior Advisory Agreement ends in between any of the Payment Dates, Mr. Ayers shall receive a pro-rated portion of the applicable Advisory Fees for the period prior to termination of this agreement.
The aggregate amount of all installments of Advisory Fees that were due and payable to Mr. Ayers between January 1, 2020 and March 31, 2021 is $138,000.
Compensation Committee Interlocks and Insider Participation
Ms. Szostak (Chair), Dr. Henderson and Mr. Kingsley served on the Compensation Committee during 2020. There were no Compensation Committee interlocks or insider (employee) participation during 2020.
Board Leadership Structure
The Board is currently led by Mr. Kingsley, who serves as our independent Non-Executive Board Chair.

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The Board believes that one of its most important responsibilities is to assess and determine the most appropriate leadership structure for the Board at a given time, depending on the current, specific characteristics, facts and circumstances relevant to IDEXX at that time, so that it can provide effective, independent oversight of management and best support long-term value creation for the Company and our stakeholders.
Accordingly, the Board does not have a predetermined policy as to whether or not the roles of the Board Chair and CEO should be combined or separate. Instead, the Board takes a flexible approach, which enables the Board to adapt its leadership structure to best meet the needs of the Board, IDEXX and our shareholders and other stakeholders as characteristics, facts and circumstances relevant to IDEXX change from time to time.
Each year, the Board, through the Nominating and Governance Committee, assesses the Board’s leadership structure, including whether the roles of Board Chair and CEO should be combined or separate and why the Board’s leadership structure is appropriate given the specific characteristics, facts and circumstances at the time. In addition, the Board will from time to time assess and determine the most appropriate leadership structure for the Board in connection with Board Chair and CEO succession and transition planning.
In February 2021, the Nominating and Governance Committee conducted this annual assessment and determined that the separation of the roles of Board Chair and CEO continues to best serve the current needs of the Board, IDEXX, our shareholders and other stakeholders and effectively allocates responsibility and oversight between management and the Board based on the specific characteristics, facts and circumstances relevant to IDEXX at this time.
The Board will continue to evaluate its leadership structure in order to ensure it aligns with and appropriately supports the evolving needs and circumstances of the Board, IDEXX and our shareholders and other stakeholders from time to time.
Independent Non-Executive Board Chair
The position of our independent Non-Executive Board Chair has significant authority and responsibilities, including:

Board Leadership and Board Committee Service
Presides over all Board meetings, executive sessions of independent and/or non-employee Directors and shareholder meetings. Provides leadership to the Board by maintaining regular communication with, and facilitating communications among, the Directors. Serves as a member of the Nominating & Governance Committee and such other Committees as may be assigned.

Advisor to CEO
Provides mentorship, support and advice to the CEO. Briefs the CEO on issues and concerns raised during executive sessions of independent and/or non-employee Directors. Serves as the principal liaison between the Board and the CEO.

Agendas	Works with the CEO in preparing the agenda for each Board meeting and liaises with Directors concerning Board agendas and materials.
Corporate Governance	Consults with and advises the CEO on matters relating to corporate governance and Board functions.
Board Oversight of Strategy and CEO and Officer Succession Planning
Coordinates Board review of and input regarding the strategic plan and other significant corporate strategy decisions. Supports the Compensation Committee’s oversight over succession planning for the CEO and other executive officers.

Stakeholder Communication	Works with the General Counsel to monitor communications from shareholders and other stakeholders.
Annual Board Self-Assessment
The Board believes that a rigorous annual review of its performance is essential to ensuring overall Board effectiveness.
The Nominating and Governance Committee is responsible for annually evaluating the performance of the Board, its Committees and the independent Board Chair and annually reviewing the performance and contribution of each of the Directors. The purpose of this evaluation is to identify ways to enhance the effectiveness of the Board, its Committees and the Directors.
Each year, the Nominating and Governance Committee discusses and approves the format and approach for the annual Board self-assessment. The process includes completion of questionnaires and interviews with each Director and selected executive officers to solicit candid feedback and gather additional suggestions for improvement. The questionnaires also include opportunities for each Director to reflect on his or her own performance, as well as the performance of the other Directors. The responses and comments of the Directors and selected executive officers are then compiled and presented to the Nominating and Governance Committee and the Board, as well as to each respective Committee, for discussion and action.
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The information obtained through this annual process has informed Board and Committee meeting agenda topics, enhancements to our continuing education program for the Directors and the Nominating and Governance Committee’s active planning for Board succession and refreshment throughout the year.
Board’s Oversight of Our Strategy
Management annually presents the Company’s long-term business and financial strategic plan to the Board for review, discussion and approval. The plan identifies and assesses the strengths, weaknesses, opportunities and threats to the continuing creation of enduring growth and long-term stakeholder value, and management’s presentation to the Board includes overviews of the business and market trends, historical financial performance, assessments of opportunities for long-term growth and margin expansion and projected long-term financial performance.
This annual corporate strategy review is accompanied by a presentation on the results of management’s annual enterprise risk assessment (including an analysis of strategic risks), as described below under “Board’s Role in Risk Management Oversight.” The Board acts as a strategic partner in this process, offering insight and additional perspectives and challenging management’s plan as it deems appropriate.
In addition to this annual corporate strategy review, the Board is involved in strategic planning and review throughout the year:
•Management regularly presents information to the Board regarding the Company’s various business segments, their markets and strategic priorities, as well as trends expected to pose significant risks or strategic opportunities for IDEXX.
•The Board annually reviews and approves our key financial and other objectives and budget.
•Management regularly presents its capital allocation and deployment plans to the Finance Committee and the Board for review and discussion, and the Board (or the appropriate Committee) approves specific significant actions and transactions, to ensure that we deploy our capital to create long-term value for our shareholders and other stakeholders, including through capital and operating expenditures or strategic acquisitions that support future innovation or growth, as well as share repurchases that return cash to our shareholders.
Board’s Role in Risk Management Oversight
Management is responsible for our enterprise risk assessment and risk management on a day-to-day basis. The Board oversees our risk management activities directly and through its Committees, including by discussing with management the policies and practices utilized in assessing and managing risks and providing input on those policies and practices.
In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation and structure, cybersecurity, legal, compliance and regulatory risk and operational risks that are most relevant to our business. The entire Board also oversees our material activities and practices regarding ESG matters as described below under “Board’s Oversight of Corporate Responsibility and ESG Matters.”

The Audit Committee oversees risk management activities relating to accounting, auditing, internal controls, information system controls, Code of Ethics compliance monitoring and insurance and tax matters.

The Compensation Committee
oversees risk management activities relating to the Company’s compensation policies and practices, organizational risk and human capital matters (including effective management of executive succession).
The Nominating and Governance Committee oversees risk management activities relating to Board composition, function and succession and other corporate governance matters.	The Finance Committee oversees risk management activities relating to capital allocation and structure, investment policy, foreign currency hedging activities and financial instruments.
Each Committee reports to the full Board on a regular basis, including with respect to its risk management oversight activities as appropriate.
We conduct an annual enterprise risk assessment as part of our annual strategic planning process. The risk assessment process involves an identification and assessment by senior line of business and functional leaders of the particular risks relevant to their lines of business and functional areas (including legal, compliance and regulatory risks; cybersecurity risks; and ESG-related risks and opportunities), the materiality of those risks, our risk tolerances and plans to mitigate them to the

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extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact and maturity of related controls. Management shares the result of this annual risk assessment with the full Board in conjunction with the Board’s annual review and discussion of the Company’s long-term business and financial strategic plan described above under “Board’s Oversight of Our Strategy.” Management also reviews specific risk areas, such as cybersecurity risk, on a regular basis with the Board. In addition, certain other risks and related mitigation plans are reviewed throughout the year either by the Board or its Committees as part of normal business discussions.
The Audit Committee reviews linkages between the critical risk findings, management preparedness or plans to address those risks, and the internal audit department’s tests of those plans. The Audit Committee seeks to ensure that the internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the Head of Internal Audit. The Audit Committee also provides an open channel of communication between internal audit and the Board and meets independently with the Company’s internal auditors, independent auditors and management.
Board’s Oversight of Cybersecurity Risk Management
Our cybersecurity risk management program conforms with the guidelines of the National Institute of Standards and Technology (NIST) Cybersecurity Framework. Our Chief Information Security Officer leads a team of information security professionals who manage our cybersecurity risk management program and activities, and our Chief Information Security Officer reports directly to our Senior Vice President and Chief Information Officer. In addition, we have adopted a robust cybersecurity risk governance model, including a senior management-level cybersecurity risk steering committee that includes our Head of Internal Audit and General Counsel.
Our cybersecurity risk management program includes regular cybersecurity risk assessments, detection and reporting of any cybersecurity events and a robust information security training program that provides tailored information security training to our employees twice per year, based on the specific results of their periodic information security assessments. This program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident to executive leadership and our Board. We assess our cybersecurity risk management program at least annually against the NIST Cybersecurity Framework, and external third parties conduct such annual assessments from time to time.
Our entire Board oversees cybersecurity risk management at IDEXX and reviews our cybersecurity risks and risk management program and activities at least annually with our Chief Information Officer and Chief Information Security Officer. Updates on changes in our cybersecurity risks and related risk management program and activities are also provided to the Board, as needed.
Board’s Oversight of Corporate Responsibility and ESG Matters
Our Director of Global Corporate Responsibility is responsible for advancing our Corporate Responsibility and ESG strategy and works in collaboration with a cross-functional team, including Legal, Investor Relations, Operations, Supply Chain, Human Resources and business leaders. Members of this cross-functional team periodically engage with external stakeholders, including some of our shareholders, on IDEXX’s ESG initiatives and disclosures. In addition, ESG-related risks and opportunities are identified and assessed as part of management’s annual enterprise risk assessment process described above under “Board’s Role in Risk Management Oversight.”
Our entire Board oversees our approach to Corporate Responsibility and our material activities and practices regarding ESG matters, including human capital management; diversity, equity and inclusion; and sustainability, including supply chain and environmental management. Our senior management periodically reviews our material ESG activities and practices (including our ESG disclosures) with the Board, including as part of the Board’s review of the results of our annual enterprise risk assessment.
Talent Management and Executive Succession Planning
Executive succession planning and talent development are an integral part of our long-term strategy for sustained shareholder value creation. The Compensation Committee is responsible for annually reviewing succession plans for the CEO and our other executive officers, and the Board is responsible for ensuring the existence of appropriate succession plans for these executive officers.
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The CEO is responsible for preparing an annual report to the Board regarding succession planning for himself, and as part of this annual report, our CEO provides his evaluations and recommendation of potential future candidates for the position of CEO, including possible timing. In addition, the Board, both directly and through the Compensation Committee, reviews plans for identifying and developing potential future candidates for other senior leadership roles, and the Board members interact with many of these candidates in formal and informal settings during the year.
Diversity, Equity and Inclusion
We believe that diversity among our employees and senior management, including but not limited to gender, racial and ethnic diversity, helps drive both innovation and a better understanding of our increasingly global customer base. Throughout our Company, we seek to employ a broad representation of gender, ethnic and racial backgrounds in all levels of management. We believe that senior management with a variety of backgrounds, experiences, education, skills and business knowledge will contribute to the Company’s effectiveness, and thus, we are focused on ensuring that a wide range of backgrounds and experiences are represented in the Company. We actively seek out highly qualified, diverse candidates (including women and persons from racially and/or ethnically diverse backgrounds) to include in each pool of potential senior management, and we consider the value of diversity of all types when evaluating nominees and assessing senior-level management.
In 2019, we hired a Head of Diversity and Inclusion to further enhance our strategic plan for global diversity and inclusion and have since continued to build and ensure our global workplaces are dynamic, supportive of all our employees and representatives of our communities and customers. With engagement from management teams across the organization, and under the stewardship of our newly hired global DEI leader, we have developed and are now implementing a global DEI strategy and roadmap. This guides us in how we cultivate a more diverse workforce, support inclusive talent acquisition, and develop our diverse and talented employees. Some significant pillars of this strategy and roadmap include continuing to increase the percentage of women in senior leadership positions and launching an enterprise-wide Diversity and Inclusion Education Program, including training for senior executives, leaders and managers. We also aim to advance diversity through promotions, leadership development programs and diverse hiring slates.
Board Committees
The Board has established four standing committees – an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Finance Committee – each of which is described briefly below. Each Committee is composed entirely of independent Directors as determined under NASDAQ rules. Each Committee acts pursuant to a written charter that is approved by the Board and reviewed annually by the applicable Committee, the Nominating and Governance Committee and the Board. Current copies of each Committee’s charter can be accessed on the Corporate Governance section of our website, www.idexx.com, or by contacting our Corporate Secretary at the Company’s principal executive offices.
Members of the Committees, as of March 31, 2021, are named below:

Board Member	Audit	Compensation	Nominating & Governance	Finance
Jonathan W. Ayers
Bruce L. Claflin(1)
Asha S. Collins, PhD
Stuart M. Essig, PhD
Rebecca M. Henderson, PhD
Daniel M. Junius(1)
Lawrence D. Kingsley(2)
Jonathan J. Mazelsky
Sam Samad (1)
M. Anne Szostak(1)
Sophie V. Vandebroek, PhD
(1)    Audit Committee Financial Expert as defined under SEC rules.
(2)    Independent Non-Executive Board Chair
Member
Chair

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AUDIT COMMITTEE

Members	Meetings held in 2020: 9
Mr. Junius (chair) Mr. Claflin Mr. Samad Ms. Szostak

Key Committee Responsibilities
The Audit Committee oversees: accounting; internal control over financial reporting; information system controls as they relate to our financial reporting process; and compliance and audit processes of the Company, including the selection, retention and oversight of the Company’s independent auditors. The Audit Committee also reviews and approves all related person transactions, and receives and reviews reports from management relating to the treatment of potential or actual violations of our Code of Ethics in accordance with our applicable policies and procedures. The Audit Committee meets from time to time with the Company’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters.
The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 56. The Audit Committee has also adopted procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters.

The Audit Committee Report is included on page 54.

COMPENSATION COMMITTEE

Members	Meetings held in 2020: 4
Ms. Szostak (chair) Dr. Henderson Mr. Kingsley

Key Committee Responsibilities
The Compensation Committee: oversees the executive compensation philosophy and practices of IDEXX; evaluates the performance of the CEO; determines the compensation of the CEO and approves the compensation of other executive officers; and annually reviews succession plans for the CEO and certain other executive officers of the Company.
The Compensation Committee also: has primary responsibility to oversee the administration of our incentive compensation plans for executive officers and equity compensation plans; reviews and approves stock ownership and retention guidelines applicable to the Company’s executive officers and Directors and reviews compliance with those guidelines; reviews and makes recommendations to the Board regarding compensation-related policies applicable to executive officers; and reviews and makes recommendations to the Board regarding the compensation of non-employee Directors.
In addition, the Compensation Committee: oversees the Company’s policies on structuring compensation programs to preserve tax deductibility; analyzes the risks associated with the Company’s compensation policies and practices; reviews the Compensation Discussion and Analysis and prepares the Compensation Committee Report required to be included in the Company’s annual proxy statement; and may make or recommend changes to the Company’s executive compensation program and practices that it deems appropriate in light of its review of the results of the shareholder vote on the “say-on-pay” proposal set forth in the Company’s annual proxy statement.
The Compensation Committee charter does not provide for any delegation of these duties except to a sub-committee or individual members of the Committee as the Compensation Committee may determine.

The Compensation Committee Report is included on page 77.
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NOMINATING AND GOVERNANCE COMMITTEE

Members	Meetings held in 2020: 5
Mr. Claflin (chair) Dr. Collins Dr. Essig Mr. Kingsley Dr. Vandebroek

Key Committee Responsibilities
The Nominating and Governance Committee advises and makes recommendations to the Board with respect to corporate governance matters, including: Board composition, organization, function, membership and performance; Board committee structure and membership; the Company’s Corporate Governance Guidelines; succession planning for the Board Chair; and shareholder engagement and significant shareholder relations issues relating to corporate governance.
The Nominating and Governance Committee also identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the Board as described beginning on page 25.
The Nominating and Governance Committee annually reviews the performance of the Board, its Committees, the independent Board Chair and each of the Directors, as described under “Annual Board Self-Assessment” on page 38. The Nominating and Governance Committee is also responsible for annually reviewing with the Board the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole, and annually assessing, for each Director or person nominated to become a Director, the specific experience, qualifications, attributes and skills, including those described on page 25, that lead the Nominating and Governance Committee to conclude that such Director or nominee should serve as a Director in light of our business and structure.

FINANCE COMMITTEE

Members	Meetings held in 2020: 2
Dr. Henderson (chair) Dr. Essig Mr. Junius Dr. Vandebroek

Key Committee Responsibilities
The Finance Committee advises the Board with respect to financial matters and capital allocation, including capital structure and strategies, financing strategies, investment policies and practices, major financial commitments, financial risk management, acquisitions and divestitures, stock repurchase strategies and activities and dividend policy.
The Finance Committee also, among other things: monitors our liquidity and financial condition; oversees our financial risk management activities (including foreign currency hedging and transactions involving derivatives); reviews and approves any proposed acquisition or divestiture having an aggregate value greater than $25 million but less than or equal to $50 million; makes recommendations to the Board regarding any other proposed acquisition or divestiture having an aggregate value greater than $50 million; and reviews and approves a variance in capital expenditures that in the aggregate exceeds 10% of the total budgeted amount in the applicable annual budget approved by the Board or the Finance Committee.

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Corporate Governance Guidelines and Code of Ethics
The Board has adopted Corporate Governance Guidelines and a Code of Ethics, both of which can be accessed on the Corporate Governance section of our website, www.idexx.com. Hard copies may be obtained by contacting our Senior Vice President, General Counsel and Corporate Secretary at the Company’s principal executive offices.
The Code of Ethics applies to all of our employees, officers and Directors. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.
Anti-Hedging and Short Sale and Anti-Pledging Policies
Our Policy on Short Sales, Derivative Transactions and Hedging generally prohibits any Director, officer or employee, or any family member or affiliate of any of the foregoing, from engaging in (i) any short sales of the Company’s securities, (ii) purchases or sales of puts, calls or other derivative securities based upon the Company’s securities, or (iii) purchases of financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.
Our Policy on Pledging of Company Stock prohibits our Directors and executive officers from pledging or otherwise encumbering the equity securities they own in the Company as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.
Shareholder Communication and Engagement
We believe that transparent communication and engagement with our shareholders is critical for our continued success. It enables us to describe our strategy for long-term value creation and sustainable financial performance as well as to understand the perspectives and concerns of our shareholders.
In 2020, our senior management met with representatives of many of our top institutional shareholders at industry and investment community conferences and analyst meetings, and we held our annual 2020 Investor Day as an entirely virtual event in August 2020. Our senior management also conducted engagement meetings with a number of our shareholders in 2020. Topics discussed included our business strategy, long-term financial potential model, financial performance, investment in R&D and innovation, capital allocation and deployment, market trends, the impact of the COVID-19 pandemic on our company and market trends, diversity and inclusion, sustainability issues and various other matters. Management shares with the Board any feedback provided by our shareholders.
In addition, we provide several ways for our shareholders and other interested parties to communicate with us. Written communications to any individual Director, the Board Chair or the full Board may be submitted by electronic mail to contactdirectors@idexx.com, by completing the online “Contact the Board” submission form available at the Company’s website at www.idexx.com/corporate/corporate-governance.html or by writing to the Office of the Corporate Secretary at One IDEXX Drive, Westbrook, Maine 04092.
Written communications sent to any individual Director will be forwarded to that Director. In addition, our Senior Vice President, General Counsel and Corporate Secretary or her delegate reviews all written communications sent to any individual Director, the Board Chair or the Board. The Corporate Secretary will forward all such written communications to the Board Chair (if the Board Chair is an independent Director) or the Chair of the Nominating and Governance Committee, as applicable, for review, except for items that could not reasonably be interpreted to implicate or otherwise relate to the duties and responsibilities of the Board.
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Virtual Shareholder Meeting
Our 2021 Annual Meeting will be conducted virtually through a live audio webcast, and online shareholder tools will be available. We are implementing the virtual meeting format for our 2021 Annual Meeting to enable full and equal participation by all our shareholders from any location in the world at little to no cost. We believe this is the right choice for IDEXX because:
•We are a global company with shareholders all around the world;
•The virtual meeting format is cost-effective and convenient for our shareholders, as well as the Company, and enables IDEXX to reduce the environmental impact of our 2021 Annual Meeting;
•Given the latest technology for holding virtual meetings and related online tools, we believe that the virtual meeting format will enhance shareholder access and participation in our 2021 Annual Meeting; and
•Conducting our 2021 Annual Meeting entirely virtually best protects the safety, health and well-being of our employees and shareholders during the ongoing COVID-19 pandemic.
We designed the format of our 2021 Annual Meeting to ensure that our shareholders who attend our 2021 Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. For example, the format of our 2021 Annual Meeting will include the following:
•An online pre-meeting forum will be available to our shareholders. Beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. By accessing this online pre-meeting forum, our shareholders will be able to submit questions in writing in advance of our 2021 Annual Meeting, vote, view the 2021 Annual Meeting’s Rules of Conduct and Procedures and obtain copies of proxy materials and our annual report.
•By following instructions on the online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2021, shareholders will have the ability to use their telephones to dial into a live audio webcast of the meeting and verbally ask questions during the meeting. In addition, shareholders accessing the audio webcast online will be able to submit questions in writing during the meeting. As part of the 2021 Annual Meeting, we will hold a live Q&A session, during which we will answer questions as they come in and address those asked in advance, as time permits. Please note, however, that the purpose of the meeting will be observed, and questions that are determined to be irrelevant or inappropriate will not be addressed.
•We will publish the answer to each question received following the 2021 Annual Meeting, including those as to which there is not sufficient time to address during the meeting, except for those questions determined to be irrelevant or inappropriate.
•Although the live audio webcast will be available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available at www.virtualshareholdermeeting.com/IDXX2021 after the meeting.

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Non-Employee Director Compensation
Our non-employee director compensation program is designed to attract and retain qualified directors, fairly compensate them and align their interests with our shareholders’ interests. The Compensation Committee reviews and makes recommendations regarding the form and amount of non-employee director compensation, for discussion and approval by the Board, and Fredric W. Cook & Co., Inc. (FW Cook) provides director compensation program analysis, benchmarking and advice to the Compensation Committee.
Compensation Actions in Response to the COVID-19 Pandemic
In response to the economic uncertainty caused by the COVID-19 pandemic, we took proactive steps in April 2020 to prudently control costs, while ensuring we would be well-positioned for a recovery in market conditions. These proactive steps included temporary salary reductions for our executives, as well as the temporary suspension, without reinstatement, of all non-employee director cash compensation. This suspension of non-employee director cash compensation was discontinued on July 20, 2020.
Annual Non-Employee Director Compensation
Our non-employee Directors are annually compensated for their Board service as described in the chart below:

Compensation Element	Non-Employee Director Compensation Program
Cash compensation(1)
Annual retainer	$80,000
Committee Chair retainer	$20,000 for the Audit Committee
$20,000 for the Compensation Committee
$12,000 for the Finance Committee
$12,000 for the Nominating and Governance Committee
Other Audit Committee member retainer(2)	$5,000
Lead Director retainer (as applicable)	$25,000
Non-Executive Board Chair retainer (as applicable)	$80,000
Meeting fees	Not applicable; no fees are paid for meeting attendance
Equity compensation(3)
Deferred stock units	$105,000 in target value(4)
Non-qualified stock options	$105,000 in value(5)
Total	$210,000
Additional equity compensation for Non-Executive Board Chair(6)
Deferred stock units	$40,000 in target value(4)
Non-qualified stock options	$40,000 in value(5)
Total	$80,000
Director stock ownership guidelines(7)	Target ownership of our common stock (including vested deferred stock units credited to a Director’s investment account) equal to six times the Annual Retainer
(1)All retainers are paid in quarterly installments, and each non-employee Director may, at his or her option, defer all or any portion of any retainer in the form of fully vested deferred stock units under our Director Deferred Compensation Plan (Director Plan). A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata amount of his or her quarterly installment of the retainer based on the number of days until the end of the quarter during which he or she was appointed. If a non-employee Director retires, resigns or otherwise ceases to be a Director before the expiration of his or her term, he or she will receive a pro rata amount of his or her quarterly installment of the retainer based on the number of days served, divided by the number of days in the applicable quarter.
(2)Paid to all Audit Committee members, except the Audit Committee Chair.
(3)We annually grant deferred stock units and non-qualified stock options to each non-employee Director on the date of the Annual Meeting. A non-employee Director who joins the Board after the date of an Annual Meeting receives a pro rata grant based on the number of months remaining until the next year’s grant. The maximum number of shares subject to equity awards granted under our 2018 Stock Incentive Plan (2018 Plan) during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will be limited to $650,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), provided that the non-employee Directors who are considered independent (under NASDAQ rules) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.
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CORPORATE GOVERNANCE
(4)The number of deferred stock units granted equals the target value, divided by the price of our common stock on the grant date, rounded to the nearest whole share. Any non-employee Director who meets the target ownership under the stock ownership guidelines at the time of the annual grant may elect to receive RSUs, in lieu of deferred stock units. The number of RSUs granted is calculated in the same manner as deferred stock units granted.
(5)The value of the granted non-qualified stock options is calculated using the Black-Scholes-Merton option pricing model. This model is consistent with the valuation approach used to value executive awards.
(6)In recognition of the additional responsibilities of the independent Non-Executive Board Chair, he or she receives an additional $80,000 in equity grants, as calculated in accordance with Notes 4 and 5 above.
(7)All non-employee Directors complied with the stock ownership guidelines as of December 31, 2020.
Equity Compensation
Deferred stock units and non-qualified stock options are granted to non-employee Directors annually on the date of the Annual Meeting. The most recent grant date was May 6, 2020, and the next grant date is scheduled to be on May 12, 2021, the date of the 2021 Annual Meeting.
Deferred Stock Units. Deferred stock units granted on the date of the Annual Meeting are issued under the Director Plan and fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting. These vested deferred stock units are credited to a hypothetical investment account established in the non-employee Director’s name and will be distributed as an equal number of shares of our common stock one year following the termination of the non-employee Director’s Board service. For more information regarding the deferred stock units and the Director Plan, see the discussion below under “Director Plan.”
If a non-employee Director is eligible to elect to receive RSUs in lieu of deferred stock units and makes this election, then he or she will receive RSUs that fully vest on the earlier of one year from the date of grant or the date of the next Annual Meeting.
Non-Qualified Stock Options. Non-qualified stock options are granted under the 2018 Plan and have the following terms:
•Exercise price equal to the last reported sales price for a share of our common stock on the grant date;
•Fully vest and are exercisable on the earlier of one year from the date of grant or the date of the next Annual Meeting;
•Expire on the day immediately prior to the tenth anniversary of the grant date; and
•Accelerate vesting upon a change in control of the Company as described in the discussion under “Stock Incentive Plans” beginning on page 86.
Director Plan
Each non-employee Director may defer all or any portion of any cash compensation in the form of fully vested deferred stock units, which are issued under the Director Plan and are currently subject to the terms of the 2018 Plan. The payment of cash compensation in the form of deferred stock units is considered deferred compensation for federal income tax purposes.
A hypothetical investment account is established in the name of each non-employee Director, and vested deferred stock units are credited as follows:
•Any cash compensation deferred by him or her is credited to the account as the number of vested deferred stock units equal to the aggregate value of the deferred compensation divided by the price of a share of common stock on the date of the applicable deferral; and
•When the grant of deferred stock units made on the date of an Annual Meeting (or any prorated grant of deferred stock units made when he or she joins the Board) vests, those vested deferred stock units also are credited to this account.
Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of common stock affecting the value of the deferred stock units in the account.
Deferred stock units are distributed in the form of an equal number of shares of our common stock as follows:
•Deferred Stock Units from Deferred Cash Compensation. A non-employee Director may elect to receive his or her distribution in either:
•A single lump sum one year after his or her last day of Board service; or
•For deferrals made on or after January 1, 2011, in: (i) a single sum on a non-discretionary and objectively determinable fixed date; or (ii) equal annual installments over four years on or after such fixed date.
•Annual Grant of Deferred Stock Units. Shares are distributed one year following the termination of his or her Board service.

2021 Proxy Statement | 47

•Emergency Distribution. If the administrator of the Director Plan determines that a non-employee Director has suffered an unforeseeable emergency, the administrator may authorize the distribution of all or a portion of his or her deferred stock units.
Unvested deferred stock units will vest immediately under the following circumstances:
•Death or Disability. Unvested deferred stock units will vest immediately upon the non-employee Director’s death or disability.
•Change in Control. Unvested deferred stock units will vest immediately upon a change in control of the Company. The shares of common stock in a Director’s account will be distributed in a single lump sum as soon as practicable after a change in control.
A change in control under the Director Plan occurs when:
•Any person or group acquires direct or indirect beneficial ownership of stock possessing 35% or more of the total voting power of the Company’s stock; or
•A majority of the Board members is replaced during any twelve-month period by new Directors whose appointment or election is not approved by a majority of the Board members serving immediately before the appointment or election of any of these new directors; or
•A change in the ownership of a substantial portion of our assets occurs such that any person or group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
Other Compensation
All Directors are reimbursed for reasonable travel expenses incurred in connection with Board and committee meetings. Directors are also reimbursed for reasonable expenses (including travel expenses) incurred in connection with continuing education regarding their duties and responsibilities as Directors. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies. We do not provide any other benefits, including retirement benefits or perquisites, to our independent non-employee Directors.
In the fourth quarter of 2019, Mr. Ayers, who is our former Board Chair, President and CEO, stepped down as Board Chair and as a member of our management team, and Mr. Mazelsky succeeded Mr. Ayers as our President and CEO. In connection with this CEO transition, Mr. Ayers and IDEXX entered into the Ayers Mutual Separation Agreement and Senior Advisory Agreement. The Ayers Mutual Separation Agreement provides that the Company will consider requests made by Mr. Ayers from time to time for administrative services to be provided by Company employees during business hours. Under the Senior Advisory Agreement, Mr. Ayers provides senior advisory services to the Company in exchange for senior advisory fees. For information regarding the Senior Advisory Agreement, see the discussion under “Related Person Transactions” beginning on page 36.
Director Stock Ownership Guidelines
Our stock ownership guidelines set a target level of ownership of our common stock for each non-employee Director equal to six times the annual retainer, which is $480,000 in stock value, at the end of each calendar year.
Shares that are owned by, or held in trust for the benefit of, a non-employee Director or immediate family members residing in the same household and vested deferred stock units credited to his or her investment account are included in calculating stock ownership.
Until the value of a non-employee Director’s common stock exceeds this target level at the end of a calendar year, he or she must retain:
•At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs or deferred stock units during the following year, after payment or withholding of any applicable exercise price and taxes; and
•All other shares of our common stock held by him or her.
A non-employee Director complies with these stock ownership guidelines if his or her stock ownership equals or exceeds the target level at the end of the year or if he or she has complied with the applicable retention requirements under the stock ownership guidelines.
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CORPORATE GOVERNANCE
2020 Non-Employee Director Compensation Table
The table below shows 2020 compensation for each of our non-employee Directors. Mr. Mazelsky, who is an employee, receives no additional compensation for his Board service. For information regarding Mr. Mazelsky’s compensation, please see the discussion under “How We Paid Our NEOs in 2020” beginning on page 70.

Name	Fees Earned or Paid in Cash (3) ($)		Stock Awards (1) ($)		Option Awards (2) ($)		All other compensation $		Total Compensation ($)
Jonathan W. Ayers	55,870		104,928		104,988		114,000	(9)	379,786
Bruce L. Claflin	67,742		104,928		104,988		—		277,658
Asha S. Collins, PhD (4)	11,087		50,997	(5)	50,955	(5)	—		113,039
Stuart M. Essig, PhD	55,870	(6)	104,928		104,988		—		265,786
Rebecca M. Henderson, PhD	64,250		104,928		104,988		—		274,166
Daniel M. Junius	69,837	(7)	104,928		104,988		—		279,753
Lawrence D. Kingsley	111,739		144,915		144,964		—		401,618
Sam Samad	59,361		104,928		104,988		—		269,277
M. Anne Szostak	73,329		104,928		104,988		—		283,245
Sophie V. Vandebroek, PhD	55,870	(8)	104,928		104,988		—		265,786
(1)Stock awards to non-employee Directors are issued as deferred stock units (DSUs) pursuant to the Company’s Director Plan. The amount shown excludes DSUs received in lieu of deferred compensation as described in footnotes 6, 7 and 8 and reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 ((calculated by rounding $105,000 (or $145,000 in the case of the independent Non-Executive Board Chair) to the nearest share on the date of deferral)). See Note 5 in the notes to the consolidated financial statements included in our 2020 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. As discussed under “Equity Compensation” above on page 47, non-employee Directors receive only one DSU and option grant during the fiscal year. As of December 31, 2020, the following are the aggregate number of DSUs accumulated in each non-employee Director’s deferral account for all years of service as a Director, including DSUs issued for deferred fees elected by the Directors as well as DSUs issued as annual grants to non-employee Directors: Mr. Ayers, 584; Mr. Claflin, 2,328; Dr. Collins, 109; Dr. Essig, 2,212; Dr. Henderson, 32,811; Mr. Junius, 4,025; Mr. Kingsley, 2,738, Mr. Samad, 663; Ms. Szostak, 4,515, and Dr. Vandebroek, 4,389. See “Director Plan” above on page 47.
(2)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 in the notes to consolidated financial statements included in our 2020 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards. As of December 31, 2020, each non-employee Director had the following number of stock options outstanding: Mr. Ayers, 2,005; Mr. Claflin, 13,818; Ms. Collins 358; Dr. Essig, 7,402; Dr. Henderson, 8,216; Mr. Junius, 14,716; Mr. Kingsley, 10,883; Mr. Samad, 2,304; Ms. Szostak 19,792, and Dr. Vandebroek, 7,916. See “Stock Ownership of Directors and Officers” below.
(3)Due to the impact of the COVID-19 pandemic, cash fees paid to our Non-Employee Directors were suspended from April 1, 2020 until July 20, 2020.
(4)Dr. Collins was appointed to the Board effective November 11, 2020.
(5)Consists of a prorated equity grant made to Dr. Collins with respect to the period of her election to the Board on November 11, 2020 to May 6, 2021, the scheduled date of the next annual equity grant to be made to all non-employee Directors, consisting of DSUs having a grant date value of $50,997 and nonqualified stock options having a grant date fair value of $50,955.
(6)Includes compensation in the amount of $55,870 deferred and issued as 159 DSUs pursuant to the Director Plan.
(7)Includes compensation in the amount of $17,459 deferred and issued as 50 DSUs pursuant to the Director Plan.
(8)Includes compensation in the amount of $20,000 deferred and issued as 70 DSUs pursuant to the Director Plan.
(9)Mr. Ayers served as our President and CEO until June 28, 2019 and as our Board Chair until November 1, 2019. Following his separation, Mr. Ayers remains a member of the Board and also serves as a Senior Advisor to IDEXX. Represents Mr. Ayers’s advisory fees under his Senior Advisory Agreement. For information regarding Mr. Ayers’s compensation as a Senior Advisor under the Senior Advisory Agreement, see the discussion under “Related Person Transactions” beginning on page 36.

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Stock Ownership Information
Stock Ownership of Directors and Officers
The table below shows the number of shares of our common stock beneficially owned as of March 1, 2021 by each of our Directors, each of our NEOs named in the Summary Compensation Table for 2020 and all of our Directors and executive officers as a group. The table below also includes information about stock options and vesting restricted stock units granted to our Directors and executive officers. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares and other securities listed.

Beneficial Owner	Shares Owned		Options Exercisable and RSUs Vesting (1)	Total Number of Shares Beneficially Owned (2)	Percentage of Common Stock Outstanding (3)
Jonathan W. Ayers	664,213	(4)	483,334	1,147,547	1.34%
Bruce L. Claflin	—		5,512	5,512	*
Asha S. Collins, PhD	—		—	—	*
Stuart M. Essig PhD	—		6,123	6,123	*
Rebecca M. Henderson, PhD	—		3,891	3,891	*
Daniel M. Junius	2,000		11,539	13,539	*
Lawrence D. Kingsley	6,780		9,117	15,897	*
Sam Samad	—		1,025	1,025	*
M. Anne Szostak	10,217	(5)	6,637	16,854	*
Sophie V. Vandebroek. PhD	8,673	(6)	3,591	12,264	*
Jonathan J. Mazelsky	55,697		173,892	229,589	*
Brian P. McKeon	24,556	(7)	95,142	119,698	*
Michael J. Lane	4,216		16,781	20,997	*
James F. Polewaczyk	19,903		27,473	47,376	*
Sharon Underberg	1,878		4,407	6,285	*
All Directors and executive officers as of March 1, 2021, as a group: (18 persons)	834,180		924,524	1,758,704	2.06%
*    Less than 1%
(1)Consists of options to purchase shares of common stock exercisable, and RSUs vesting, on or within 60 days after March 1, 2021.
(2)The number of shares beneficially owned by each person or group as of March 1, 2021 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 1, 2021, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.
(3)For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 85,516,958 shares of common stock outstanding on March 1, 2021 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 1, 2021, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.
(4)Includes 10,000 shares held by the Ayers Family Trust.
(5)Includes 10,217 shares held by the Szostak 2021 IDEXX GRAT.
(6)Includes 6,000 shares held by the Sophie Vandebroek Revocable Trust.
(7)Includes 18,050 shares held by the Estony McKeon Family LLC. Mr. McKeon is the sole manager of the limited liability company and has sole voting and dispositive power for the shares held by the limited liability company.
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STOCK OWNERSHIP INFORMATION
We also grant deferred stock units to our non-employee Directors as annual equity grants or voluntary deferrals of annual fees under the Director Plan. Deferred stock units are not included in the table above because they do not represent a right to acquire shares of our common stock within 60 days after March 1, 2021. Although deferred stock units carry no voting rights and individuals holding fully vested deferred stock units are at risk as to the price of our common stock in their investment accounts, vested deferred stock units are included for purposes of determining satisfaction of target stock ownership levels under our stock ownership guidelines. Accordingly, the table below shows the total numbers of shares and fully vested deferred stock units owned as of March 1, 2021 by each of our Directors, each of our NEOs and all our Directors and executive officers as a group.

Beneficial Owner	Shares Owned		DSUs (1)	Total Number of Shares and DSUs Owned
Jonathan W. Ayers	664,213	(2)	214	664,427
Bruce L. Claflin	—		1,958	1,958
Asha S. Collins, PhD	—		42	42
Stuart M. Essig, PhD	—		1,884	1,884
Rebecca M. Henderson, PhD	—		32,441	32,441
Daniel M. Junius	2,000		3,668	5,668
Lawrence D. Kingsley	6,780		2,227	9,007
Sam Samad	—		293	293
M. Anne Szostak	10,217	(3)	4,145	14,362
Sophie V. Vandebroek, PhD	8,673	(4)	4,019	12,692
Jonathan J. Mazelsky	55,697		—	55,697
Brian P. McKeon	24,556	(5)	34,708	59,264
Michael J. Lane	4,216		—	4,216
James F. Polewaczyk	19,903		—	19,903
Sharon Underberg	1,878		—	1,878
All Directors and executive officers as of March 1, 2021, as a group: (18 persons)	834,180		85,599	919,779
(1)Consists of DSUs that are vested as of March 1, 2021. All such vested DSUs were granted under the Director Plan. See “Director Plan” above on page 47.
(2)Includes 10,000 shares held by the Ayers Family Trust.
(3)Includes 10,217 shares held by the Szostak 2021 IDEXX GRAT.
(4)Includes 6,000 shares held by the Sophie Vandebroek Revocable Trust.
(5)Includes 18,050 shares held by the Estony McKeon Family LLC. Mr. McKeon is the sole manager of the limited liability company and has sole voting and dispositive power for the shares held by the limited liability company.
Director and Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our Directors and executives, including our executive officers. For more information regarding our Director stock ownership guidelines, see the discussion under “Director Stock Ownership Guidelines” on page 48, and for more information regarding our executive stock ownership guidelines, see the discussion under “Executive Stock Ownership and Retention” on page 76.

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Stock Ownership of Certain Beneficial Owners
Based solely on our review of filings made under Sections 13(d) and 13(g) of the Exchange Act, the only persons or entities known to us to beneficially own more than 5% of our common stock as of December 31, 2020 were:

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,105,259	10.65%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	7,889,592	9.23%
(1)For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2020, as reflected in the most recent filing by such group of statements of beneficial ownership with the SEC, by the 85,516,918 shares of common stock outstanding on March 1, 2021. Therefore, the percentage ownership may differ from the percentage ownership reported in such statements of beneficial ownership, which reflect ownership as of an earlier date.
(2)Based solely upon information derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021, it has the sole power to vote 0 shares, sole power to dispose of 8,726,185 shares, shared power to vote 147,038 shares, and shared power to dispose of 379,074 shares. The Vanguard Group provides recordkeeping, managed account and other services for our 401(k) plan and is an investment manager to mutual funds and investment trusts that are investment options in our 401(k) Plan. The selection of Vanguard to provide recordkeeping and other administrative services to our 401(k) plan and the selection of the Vanguard mutual funds or investment trusts as investment options for our 401(k) plan are unrelated to Vanguard’s common stock ownership. The recordkeeping and other administrative service fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.
(3)Based solely upon information derived from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021, it has sole power to vote 7,045,783 shares and sole power to dispose of 7,889,592 shares.
Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, our Directors, executive officers and any person holding more than 10% of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC.
Based solely on our review of copies of Section 16(a) reporting forms that we received from reporting persons for transactions occurring during our 2020 fiscal year and written representations from our Directors and executive officers, we believe that no reporting person failed to timely file any report required by Section 16(a) during the 2020 fiscal year, except that one Form 4 was inadvertently filed late on behalf of Jonathan W. Ayers, one of our Directors, to report one transaction of a withholding of shares for taxes from the distribution of our common stock to Mr. Ayers related to his DSUs.
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AUDIT COMMITTEE MATTERS
Audit Committee Matters
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2021, subject to ratification by shareholders. The Audit Committee has retained PwC as our independent registered public accounting firm continuously since 2002.
The Audit Committee annually evaluates the performance of our independent registered public accounting firm and determines whether to retain the current firm or consider other firms. In addition, in conjunction with the mandated rotation of our external auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the external auditor’s new lead engagement partner.
In appointing PwC as our independent registered public accounting firm for 2021, the Audit Committee considered carefully PwC’s performance as the Company’s independent registered public accounting firm, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of the Company and our shareholders.
Because the members of the Audit Committee value the views of our shareholders on our independent auditors, even though ratification is not required by law, shareholders will have an opportunity to ratify this selection at the 2021 Annual Meeting. Representatives of PwC will be present at the 2021 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the 2021 Annual Meeting, the Audit Committee may reconsider its selection of PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, can direct the appointment of a different firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our shareholders’ best interests.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the ratification of PwC as our independent registered public accounting firm for 2021.

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Audit Committee Report
The Audit Committee is responsible for overseeing the accounting, internal control and financial reporting processes and the audit processes of the Company. As set forth in the Audit Committee’s charter, which is available on the Company’s website at www.idexx.com/corporate/corporate-governance.html, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company has a full-time internal audit department, and the Head of Internal Audit reports directly to the Audit Committee (and administratively to the Chief Financial Officer). The internal audit department is responsible for, among other things, objectively reviewing and assessing the adequacy and effectiveness of the Company’s internal controls and procedures.
Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on NASDAQ listing standards and the Corporate Governance Guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Mr. Junius, Mr. Claflin, Mr. Samad and Ms. Szostak each meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules.
At each of its nine regularly scheduled meetings in 2020, the Audit Committee met as a group with the Company’s management, the Company’s independent registered public accounting firm PwC and internal audit. In addition, in performing its oversight function, the Audit Committee held separate private sessions with senior management and the independent auditors at each of its regularly scheduled meetings, and held separate private sessions with internal audit at each of its regularly scheduled meetings (other than those meetings scheduled to primarily review and discuss the Company’s quarterly earnings report), to assure that all were carrying out their respective responsibilities. Both PwC and the Head of Internal Audit had full access to the Audit Committee, including at regular meetings during which members of management were not present.
In addition, the Audit Committee:
•Reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2020 and discussed them with management and PwC;
•Discussed with PwC various communications that PwC is required to provide to the Audit Committee, including matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees; and
•Received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.
Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
Audit Committee
Daniel M. Junius, Chair
Bruce L. Claflin
Sam Samad
M. Anne Szostak

54 | 2021 Proxy Statement

AUDIT COMMITTEE MATTERS
Independent Auditors’ Fees
The following table summarizes the fees that PwC billed to us for each of the last two fiscal years for audit and other services.
For fiscal year 2020, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2020 ($)	2019 ($)
Audit fees	$2,116,625	$2,071,155
Audit-related fees	—	—
Tax fees	997,592	436,522
All other fees	900	900
Total fees	$3,115,117	$2,508,577
Audit Fees. Consists of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of our internal controls over financial reporting; statutory audits or financial audits for our subsidiaries or affiliates; services associated with periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions and services pertaining to the Company’s transition to new accounting standards.
Tax Fees. Consists of tax compliance fees of $134,700 and $92,022 in 2020 and 2019, respectively, and tax advice and tax planning fees $862,892 and $344,500 in 2020 and 2019, respectively. These services included U.S. federal, state and local tax planning and compliance advice; international tax planning, structure and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.
Out-of-Pocket Expenses and Value-Added Taxes. Included in the fee schedule above as components of each of Audit Fees, Tax Fees and All Other Fees are amounts billed by the independent auditors for out-of-pocket expenses ($0 and $100,000 in 2020 and 2019, respectively) and value-added taxes ($66,997 and $100,464 in 2020 and 2019, respectively).

2021 Proxy Statement | 55

Independent Auditor Fee Approval Policy
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services performed by our independent auditor, and the fees paid by us for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the Audit Committee pre-approves the engagement terms and fees for the annual audit. Certain types of other audit services, audit-related services and tax services have been pre-approved by the Audit Committee under the policy. The Audit Committee is ultimately responsible for the audit fee negotiations associated with the retention of our independent auditor, and any services that have not been pre-approved by the Audit Committee as previously described must be separately approved by the Audit Committee prior to the performance of such services.
Pre-approved fee levels for all pre-approved services are established periodically by the Audit Committee. The Audit Committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the Audit Committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the Audit Committee to assess the impact of the services on the independence of the independent auditor.
The Audit Committee may delegate pre-approval authority to one or more of its members and has delegated such authority to its chair. The Audit Committee member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at the next scheduled meeting. The Audit Committee does not delegate its pre-approval responsibilities to management.
During the last two fiscal years, no services were provided by PwC that were approved by the Audit Committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.
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EXECUTIVE COMPENSATION
Executive Compensation
Proposal Three – Advisory Vote to Approve Executive Compensation
We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as described in this Proxy Statement at the 2021 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal is commonly referred to as “say-on-pay.”
At the 2011 Annual Meeting, more than 93% of the votes cast by our shareholders were in favor of an annual advisory “say-on-pay” vote, and at the 2017 Annual Meeting, more than 91% of the votes cast by our shareholders were in favor of continuing to submit an advisory “say-on-pay” vote to our shareholders on an annual basis. Accordingly, since the 2011 Annual Meeting, we have annually submitted a “say-on-pay” proposal to our shareholders and received overwhelming shareholder support each year. At the 2020 Annual Meeting, our “say-on-pay” proposal was approved by our shareholders with approximately 96% of the votes cast in favor of approving the compensation of our NEOs. The Board believes that this vote affirmed our shareholders’ support of our executive compensation program.
In deciding how to vote on this proposal, our shareholders are encouraged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, which discusses in detail our executive compensation program and how it implements our executive compensation philosophy, how our executive compensation program helps drive our business and other corporate strategies, the compensation decisions the Compensation Committee has made under our executive compensation program and some recent changes made to our compensation program.
Our Board recommends that our shareholders approve the following resolution:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement for the 2021 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As an advisory vote, it will not be binding. However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

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Executive Officers
Set forth below are the names, ages, current positions and biographical information of our executive officers as of March 31, 2021, other than Mr. Mazelsky, our President and CEO, whose biographical information is located on page 33:

Name	Age	Title
Brian P. McKeon	58	Executive Vice President, Chief Financial Officer and Treasurer
Tina Hunt, PhD	53	Executive Vice President and General Manager, Point of Care Diagnostics and Worldwide Operations
Michael J. Lane	53	Executive Vice President and General Manager, Reference Laboratories and Information Technology
James F. Polewaczyk	58	Executive Vice President and Chief Commercial Officer
Kathy V. Turner	57	Senior Vice President and Chief Marketing Officer
Giovani Twigge	57	Senior Vice President and Chief Human Resources Officer
Sharon E. Underberg	59	Senior Vice President, General Counsel and Corporate Secretary
Brian P. McKeon. Mr. McKeon has been Executive Vice President, Chief Financial Officer, and Treasurer since January 2014. He leads our finance, corporate development and strategy and investor relations functions, and since June 2019, he has had oversight responsibility for our Water and Livestock, Poultry and Dairy business segments and the business of OPTI Medical Systems, Inc. In addition, from June 2019 to January 2020, Mr. McKeon had oversight responsibility over the Company Animal Group business in Latin America. Mr. McKeon has served as a Director of Alkermes plc since December 2020. Mr. McKeon also served as a Director of IDEXX from July 2003 through December 2013, including serving as Chair of the Audit Committee and as a member of the Compensation Committee, and as a Director of athenahealth, Inc. from September 2017 to February 2019. Mr. McKeon was Executive Vice President of Iron Mountain Incorporated from April 2007 to December 2013 and Chief Financial Officer of Iron Mountain from April 2007 to October 2013. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon holds an undergraduate degree in accounting from the University of Connecticut and an MBA with high distinction from Harvard University.
Tina Hunt, PhD. Dr. Hunt has been an Executive Vice President of IDEXX and the General Manager of Point of Care Diagnostics, and Worldwide Operations since January 2020. Prior to that, she served as a Corporate Vice President at IDEXX from November 2016 to January 2020, with a portfolio that included the Company’s IDEXX VetLab, Diagnostic Imaging, and Telemedicine businesses. Dr. Hunt joined IDEXX in 2006 and served in various leadership roles in support of the Company’s robust innovation pipeline, most recently leading the IDEXX VetLab organization as General Manager. In this role, she led development of market-leading veterinary diagnostic analyzers and assays for a growing and increasingly complex global market. Prior to joining IDEXX, Dr. Hunt served as Vice President at Woodard Curran, where she led the firm’s litigation support practice. She holds an undergraduate degree in Civil Engineering from Panjab Engineering College, a master’s degree in Environmental Engineering from Purdue University, an MBA from the University of Southern Maine and a PhD in environmental engineering from Purdue University.
Michael J. Lane. Mr. Lane has been an Executive Vice President of IDEXX since January 2020 and previously served as a Corporate Vice President from July 2015 to January 2020 and a Vice President from 2012 to July 2015. He has been the General Manager of IDEXX’s Global Reference Laboratories business since November 2016, with a portfolio that also currently includes the Company’s worldwide Information Technology, Telemedicine business and IDEXX BioAnalytics. Prior to becoming the General Manager of our Global Reference Laboratories business, he served as the General Manager of the Company’s U.S. Reference Laboratories from June 2014 to November 2016. In addition to his responsibilities for the Reference Laboratories business, from July 2015 through December 2016, Mr. Lane provided strategic direction for the Company’s SNAP Point-of-Care testing. In 1999, he joined the IDEXX VetLab organization, where he held various leadership positions with responsibilities in commercial marketing, product management, and new product development, and served as General Manager from 2012 to 2014. Mr. Lane joined IDEXX in 1997, supporting strategic planning and business development for diagnostic laboratory services as IDEXX entered the global reference laboratory market segment. Mr. Lane holds an undergraduate degree in international politics and economics from Middlebury College and an MBA from the Tuck School of Business at Dartmouth College.
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EXECUTIVE COMPENSATION
James F. Polewaczyk. Mr. Polewaczyk has been an Executive Vice President and the Chief Commercial Officer of IDEXX since January 2020. After joining IDEXX as a Corporate Vice President in February 2007, he served in various leadership roles. From June 2014 to January 2020, he led the Company’s North American Companion Animal Group Commercial Operations. Prior to this, from July 2012 to June 2014, he led the Company’s Companion Animal Group Reference Laboratories and Telemedicine lines of business, and from 2007 to 2012, he led the Company’s Rapid Assay, Digital Imaging and Telemedicine business lines. Prior to joining IDEXX, from 2001 to 2006, Mr. Polewaczyk was General Manager of the Medical Consumables and Sensors business at Philips Medical Systems, a subsidiary of Royal Philips Electronics, the Netherlands, a healthcare, lifestyle and lighting technologies company. Prior to that, Mr. Polewaczyk spent 15 years at Hewlett-Packard Corporation, a technology company, in a variety of senior marketing and medical technology product development roles. Mr. Polewaczyk holds an undergraduate degree in electrical engineering from Worcester Polytechnic Institute and an MBA from Boston University.
Kathy V. Turner. Ms. Turner serves as Senior Vice President and Chief Marketing Officer of IDEXX. In this capacity, she leads IDEXX’s Global Companion Animal Commercial Marketing and Global Medical organizations. Ms. Turner joined the Company in May 2014 as a Corporate Vice President, and she was appointed a Senior Vice President effective January 1, 2021. Previously, she led the Company’s Europe, Middle East and Africa (EMEA) Companion Animal Commercial Operations and the Company’s Asia Pacific Companion Animal, Water, Livestock, Poultry and Dairy Commercial Operations. Prior to joining IDEXX, from 1987 to May 2014, Ms. Turner held various leadership positions with increasing responsibilities at Abbott Laboratories, Inc., a broad-based healthcare company that manufactures and markets pharmaceuticals, medical products and diagnostics. Most recently, Ms. Turner was Divisional Vice President of European Commercial Operations for the Diagnostics Division from 2011 to 2014, and prior to that, Divisional Vice President of Global Strategic Operations for the Diagnostics Division from 2007 to 2011. Ms. Turner holds an undergraduate degree in marketing and advertising from Syracuse University.
Giovani Twigge. Mr. Twigge serves as Senior Vice President and Chief Human Resources Officer. In this capacity, he leads the Company’s worldwide human resources and corporate social responsibility functions. Mr. Twigge joined the Company in August 2010 as a Corporate Vice President, and he was appointed a Senior Vice President effective January 1, 2021. Prior to joining IDEXX, from 1999 to 2010, Mr. Twigge held various human resources leadership positions at Abbott Laboratories, Inc., a broad-based healthcare company that manufactures and markets pharmaceuticals, medical products and diagnostics. Most recently, Mr. Twigge was Divisional Vice President, Human Resources, for Abbott Diagnostics and prior to that, he served as Divisional Vice President, HR, for Abbott Nutrition International and as Regional HR Director for a number of international operations, including those in Europe, Latin America/Canada and the Middle East. Mr. Twigge holds an undergraduate degree in personnel management from the University of Pretoria, South Africa, with honors.
Sharon E. Underberg. Ms. Underberg serves as Senior Vice President, General Counsel and Corporate Secretary. In this capacity, she leads IDEXX’s global legal, corporate governance, compliance and corporate secretary functions. Ms. Underberg joined the Company in February 2019 as a Corporate Vice President and assumed the roles of General Counsel and Corporate Secretary in March 2019, and she was appointed a Senior Vice President effective January 1, 2021. Prior to joining IDEXX, Ms. Underberg served as General Counsel, Secretary and Senior Vice President of Eastman Kodak Company (Kodak) from January 2015 to January 2019. Prior to that, she served as Kodak’s Deputy General Counsel and Vice President, Legal Department, from September 2014 to January 2015, Assistant General Counsel and Vice President, Legal Department, from June 2006 to September 2014, and as Assistant Secretary from June 2004 to June 2006. Prior to joining Kodak in October 1989, Ms. Underberg was an attorney in private practice. She holds an undergraduate degree in political science from Brandeis University and a JD from the University of Pennsylvania School of Law.

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Compensation Discussion and Analysis
This section describes our executive compensation program, the oversight provided by the Compensation Committee and the 2020 compensation for our NEOs:

Name	Position
Jonathan J. Mazelsky	President and CEO
Brian P. McKeon	Executive Vice President, Chief Financial Officer and Treasurer
Michael J. Lane	Executive Vice President and General Manager, Reference Laboratories and Information Technology
James F. Polewaczyk	Executive Vice President and Chief Commercial Officer
Sharon E. Underberg	Senior Vice President, General Counsel and Corporate Secretary
To assist your review, note that the information provided in our Compensation Discussion and Analysis is organized in the following six subsections:

Executive Summary	Page 60
Key Compensation Practices and Policies	Page 64
How We Determine Compensation	Page 65
Compensation Benchmarking and Peer Group	Page 68
How We Paid Our NEOs in 2020	Page 70
How We Manage Risk and Governance	Page 76
Executive Summary
2020 Performance Highlights
Despite the challenges posed by the ongoing COVID-19 pandemic, we delivered exceptional results in 2020. We performed well against all the financial goals we set for 2020 and exceeded all of the four financial measures used, in part, to determine the 2020 annual performance-based cash bonus paid to our NEOs.1

Organic Revenue Growth	Operating Profit	Earnings per Share	ROIC
	($ in millions)	(Diluted)

Our delivery of consistent and strong results over time is reflected in our compound annual total shareholder return over the last one-, three- and five-year periods, which outperformed the S&P 500 Index over the same periods. In 2020, for example, our share price rose approximately 91%, outperforming the S&P 500 Index by 73% and making IDEXX the thirteenth best performing stock in the S&P 500 Index for this period. For more information, see “Equity-Based Long-Term Incentive Compensation” on page 73.
1    Refer to Appendix A for a description and reconciliation of organic revenue growth and ROIC, to their most directly comparable financial measures under GAAP.
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EXECUTIVE COMPENSATION
Impact of 2020 Performance on NEO Pay
CEO Compensation Decisions
The Compensation Committee evaluated Mr. Mazelsky’s performance and made decisions regarding his compensation based on its assessment of his achievement of financial goals and non-financial goals geared toward sustaining our long-term growth and delivering shareholder value. Before making its final decisions regarding Mr. Mazelsky’s compensation, the Compensation Committee consulted with the Board and considered the Board members’ feedback and assessment of Mr. Mazelsky’s overall performance in 2020.
In light of Mr. Mazelsky’s outstanding delivery against the applicable goals in 2020, the exceptional leadership he demonstrated during his first full year as President and CEO while guiding the organization through unprecedented business challenges and pivoting to address the unanticipated operational complexities posed by the ongoing COVID-19 pandemic, and the compelling strategic vision he has provided to the Company, the Compensation Committee awarded Mr. Mazelsky an annual performance-based cash bonus of $1,700,000, which represented 160% of his target bonus. In addition, the Compensation Committee granted Mr. Mazelsky an annual equity award on February 14, 2020 with an aggregate grant date value of approximately $4,500,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over four years and has a ten-year term.
Mr. Mazelsky’s annual base salary remained $850,000 in 2020 pursuant to the terms of the amended and restated employment agreement he and IDEXX entered into in connection with his appointment as our President and CEO on October 23, 2019 (Mazelsky Employment Agreement). In April 2020, in support of prudent compensation cost controls that we implemented in response to the economic uncertainty caused by the COVID-19 pandemic, Mr. Mazelsky voluntarily offered to reduce his salary by 30%, and the Compensation Committee accepted Mr. Mazelsky’s offer. That reduction remained in effect until July 2020. For more information regarding temporary compensation cost reductions in response to the COVID-19 pandemic, see below under “Compensation Actions in Response to the COVID-19 Pandemic” on page 63.
The Compensation Committee believes that total direct compensation for the CEO in 2020 is below median in relation to the benchmark group used for compensation purposes. This total direct compensation was determined, in part, to provide appropriate room for future increases assuming sustained performance and demonstrated leadership and to appropriately incentivize Mr. Mazelsky to drive our business performance in 2020 and beyond. When making decisions regarding our CEO compensation for 2021, the Compensation Committee took these factors into account and, in recognition of Mr. Mazelsky’s outstanding performance and exceptional leadership in 2020, decided that an increase in the amount of Mr. Mazelsky’s base salary and annual equity award in 2021 was warranted. The incremental increase in Mr. Mazelsky’s annual equity award in 2021 is in the form of performance-based, premium-priced options that only provide value if our stock price increases by more than 10% over the stock price on the date of grant, which aligns with our pay-for-performance compensation philosophy and serves to further maximize alignment with shareholder and other stakeholder interests. For greater detail regarding the compensation determinations made by the Compensation Committee with respect to Mr. Mazelsky for 2020, see below under “How We Paid Our NEOs in 2020” beginning on page 70.
CEO Pay Supported by Financial Performance
The chart below illustrates the total direct compensation paid to our CEO for the last three fiscal years, a period during which we had an unexpected CEO transition in 2019. The numbers shown for fiscal year 2018 reflect compensation paid to then-CEO Mr. Ayers. The numbers shown for fiscal year 2019 reflect the annualized compensation that we expect would have been paid to Mr. Ayers as our CEO, if he had remained CEO for that entire fiscal year and Mr. Mazelsky had not succeeded him in 2019. The numbers shown for fiscal year 2020 reflect the annualized compensation we would have paid to Mr. Mazelsky in that fiscal year, without taking into account his voluntary salary reduction in effect from April 2020 to July 2020. The chart also includes the year-over-year change to total direct CEO compensation for 2019 and 2020.

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CEO Pay (2018-2020)
(dollars in thousands)

This year-over-year growth in our CEO pay is supported by our overall financial performance, as demonstrated by our one-year total shareholder return of 40% for 2019 and 91% for 2020. These returns exceeded the annual total shareholder return for the S&P 500 Index for each of 2019 and 2020 (which was 31% for 2019 and 18% for 2020). In addition, as 2020 was Mr. Mazelsky’s first full fiscal year as our CEO following his internal promotion in 2019, his total direct compensation in 2020 was structured, in part, to allow for future increases based upon demonstrated leadership and ability to drive strong financial performance.
2020 Performance and Compensation for Our Other NEOs
The annual performance-based cash bonus paid to our other NEOs for 2020 was 160% of the applicable target bonus. These payout amounts were calculated based on our organic revenue growth, operating profit, EPS and ROIC performance in 2020 and our achievement of our 2020 non-financial goals that support our long-term business performance and growth.
For greater detail regarding the compensation determinations made by the Compensation Committee with respect to our NEOs, see below under “How We Paid Our NEOs in 2020” beginning on page 70.
Total Direct Compensation Summary
The following table provides an overview of total direct compensation paid to our NEOs for fiscal year 2020, including a breakdown of each of the three key elements of total direct compensation and the 2020 target annual performance-based cash bonus compared to the actual amount of the 2020 annual performance-based cash bonus, and not including the temporary salary reductions.

		Annual Performance-Based Cash Bonus			Equity-Based Long-Term Incentives
	Base Pay ($)	Target Bonus (% of Base Pay)	Target Bonus ($)	Actual Bonus ($)	Grant Value (1) ($)	Total Direct Compensation ($)
Jonathan J. Mazelsky	850,000	125%	1,062,500	1,700,000	4,500,087	7,050,087
Brian P. McKeon	610,000	75%	457,500	732,000	1,999,925	3,341,925
Michael J. Lane	500,000	75%	375,000	600,000	800,126	1,900,126
James F. Polewaczyk	500,000	75%	375,000	600,000	1,000,065	2,100,065
Sharon E. Underberg	438,000	60%	262,800	420,480	1,000,065	1,858,545
(1)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 to our consolidated financial statements included in our 2020 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and stock options.
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EXECUTIVE COMPENSATION
Compensation Actions in Response to the COVID-19 Pandemic
The COVID-19 pandemic significantly affected our businesses and operations in 2020. In response, we modified aspects of our business practices to protect the health and safety of our workforce, customers and communities. In addition, in response to the economic uncertainty caused by the COVID-19 pandemic, we proactively took steps in April 2020 to prudently control costs, while ensuring we would be well-positioned for a recovery in market conditions. These steps included the following compensation reductions:
•30% salary reduction for our CEO, which was voluntarily offered by Mr. Mazelsky and accepted by our Board;
•20% salary reduction for our other NEOs;
•Suspension of our U.S. 401(k) plan’s matching contributions; when reinstated in July 2020, we also matched eligible contributions made during the suspension period; and
•Suspension of all cash compensation payable to our non-employee Directors.
As market trends improved and business impacts became clearer, we were able to discontinue these temporary reductions in July 2020. Other than the subsequent matching of 401(k) plan contributions made by employees during the suspension period as referenced above, none of these compensation reductions were retroactively reimbursed. While temporary, these compensation reductions enabled us to preserve jobs, organizational capability and business continuity, positioning us to make necessary investments for sustaining long-term growth at IDEXX.

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Key Compensation Practices and Policies
We seek to promote the long-term interests of our shareholders through our prudent compensation practices and policies with respect to our NEOs and other senior executives:
Executive Compensation Program Design

What We Do	What We Don’t Do
 Align pay with our performance by having a weighted average of 80% of 2020 target total direct compensation for our NEOs consist of variable compensation
 Generally target total direct compensation for our NEOs at the median of our peer group
 Focus, in part, on effectiveness of management to invest in the future of the business through its innovation, employees, systems and processes
No uncapped payouts under our Executive Incentive Plan
Equity-Award-Related Practices

What We Do	What We Don’t Do
 Apply a one-year minimum vesting period to equity awards granted to employees
 Minimum fair market value exercise price for options
 Include non-competition, non-solicitation and related forfeiture provisions in our equity award agreements for our executives
No dividends or dividend equivalents on unearned or unvested equity awards No backdating of options and no repricing or buyout of underwater stock options without shareholder approval
Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do
 Review our peer group annually and engage in rigorous, annual benchmarking to align our executive compensation program with the market
 Review and verify annually the independence of the Compensation Committee’s independent compensation consultant
 Conduct an annual compensation program risk assessment
 Provide only limited benefits and perquisites to our senior executives that are not otherwise made available to our other salaried employees
 Require our senior executives to satisfy strict and meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests
 Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.
 Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program
 Cap annual performance-based cash bonuses at 200% of target

 No employment contracts with our NEOs, other than with our CEO
 No tax gross-ups of perquisites or 280G excise taxes, except standard tax equalization measures for expatriates, relocation costs and de minimis amounts for spousal and partner travel expenses to our annual President’s Club events
 No supplemental executive retirement plan
 No single-trigger change-in-control bonus payments or vesting of equity awards (except for 25% vesting of equity awards upon a change-in-control)
 No stock options granted below fair market value
 No allowance for pledging of our common stock by executive officers and Directors
 No allowance for employees to hedge or sell short our common stock

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EXECUTIVE COMPENSATION
How We Determine Compensation

Philosophy
Attract, motivate and retain talented executives who are aligned with and passionate about our Purpose: to be a great company that creates exceptional long-term value for our customers, employees and shareholders by enhancing the health and well-being of pets, people and livestock

Pay-for-Performance Framework
In furtherance of this philosophy, our executive compensation program is largely based on a pay-for-performance framework designed to achieve three key objectives

	Objectives

1		2	3
Attract, motivate and retain highly-skilled executives.		Create alignment between management and shareholder interests by establishing a strong connection between compensation, stock ownership and creation of shareholder value.
Reward executives for building a highly engaged, high-performance culture that values equity, diversity and inclusion and corresponds with our Guiding Principles:
•Sustaining market leadership;
•Exceeding the expectations of our customers;
•Empowering and rewarding our employees;
•Innovating with intelligence;
•Cultivating entrepreneurial spirit; and
•Contributing to our communities.

Compensation Elements and Objectives
In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key elements, which in total are targeted at the median of our peer group:

Compensation Key Elements

Base Salary To provide a fixed amount of compensation that is positioned generally at the median of the competitive market for similar positions, and takes into account the individual skills, abilities and performance of each of our executives, which supports our compensation philosophy of attracting and retaining talented individuals. Annual Performance-Based Cash Bonus To motivate executives to achieve our annual goals for financial performance, as well as achieve key annual goals that strengthen the business and position us for longer-term performance. Target bonus percentages are positioned at the median of the competitive market for similar positions and capped at 200% of target. Equity-Based Long-Term Incentives To motivate long-term performance and align the interests of management and shareholders, which supports our compensation philosophy of rewarding long-term performance and sustained shareholder value-creation in a way that attracts and retains talented executives. In general, long-term incentive opportunities are structured so that, when combined with salary and target bonus opportunity, total target direct compensation is approximately at the median of the market.

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Compensation Mix
We believe that variable compensation, such as performance-based cash bonuses and equity-based compensation with four-year vesting, should be a higher percentage of total compensation for our senior executives, including our NEOs, than for our other employees. We also believe that variable compensation relates most directly to the creation of long-term shareholder value by providing strong incentives to achieve strategic and financial objectives over time, as well as serving as a form of compensation that will motivate and retain executives. In general, the total direct compensation mix for our CEO and our other NEOs for 2020 is as follows:

Components of CEO 2020 Pay	Base Salary 12% Annual Performance-Based Cash Bonus 24% Equity-Based Long-Term Incentives 64% At Risk 88%

Components of Other NEOs’ 2020 Pay (Average)

When the Compensation Committee makes decisions with respect to each element of an executive’s compensation, it also considers the total compensation that may be awarded to the executive. Overall, the Compensation Committee’s goal is to award compensation that corresponds with the Company’s compensation philosophy and objectives when all the elements of the compensation program are considered individually and in total.
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EXECUTIVE COMPENSATION
Roles and Responsibilities
The Compensation Committee has engaged FW Cook as its independent compensation consultant. The Compensation Committee, FW Cook and our senior management participated in a collaborative process to determine the compensation that our NEOs earned in 2020:

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)
•Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;
•Establishes performance goals for purposes of compensation decisions for our NEOs;
•Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;
•Reviews and approves the CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate;
•Approves all changes to the composition of the peer group; and
•Reviews and makes recommendations to the Board with respect to Director compensation.

Independent Consultant to the Compensation Committee* (FW Cook)
•Provides the Compensation Committee with analysis and advice pertaining to CEO, executive and Director compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;
•Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;
•Analyzes peer companies’ CEO and executive compensation annually, and Director compensation every two years, to assist the Compensation Committee in determining the appropriateness and competitiveness of our CEO, executive and Director compensation;
•Reviews any proposed changes to CEO, executive and Director compensation program design;
•Reviews compensation disclosure materials;
•Analyzes our compensation practices to assist the Compensation Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on IDEXX; and
•Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management
•Our CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance;
•Our CEO; Senior Vice President, General Counsel and Corporate Secretary; and our Senior Vice President and Chief Human Resources Officer work with the Compensation Committee Chair to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes;
•Our Senior Vice President, General Counsel and Corporate Secretary, with the assistance of internal legal counsel and external legal counsel, provides the Compensation Committee with legal advice and support on executive compensation and related matters from time to time; and
•Our Chief Financial Officer also works with the Senior Vice President and Chief Human Resources Officer in the preparation of some materials for Compensation Committee meetings.

No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation are under discussion, when the Compensation Committee is approving or deliberating on CEO compensation or when the Compensation Committee otherwise meets in executive session.

*    During 2020, the Compensation Committee was assisted by its independent compensation consultant FW Cook. Other than the support that it provided to the Compensation Committee, FW Cook provided no other services to the Company or management and only received compensation from the Company for the services provided to the Compensation Committee. During the year, the Compensation Committee conducted an evaluation of the independence of FW Cook considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation Committee concluded that FW Cook was independent of the Company and the services performed by FW Cook and the individual compensation advisors employed by FW Cook raised no conflicts of interest.
Results of the 2020 “Say-on-Pay” Advisory Vote
At our 2020 Annual Meeting, our shareholders voted approximately 96% (represented by 66,704,937 votes) in favor of approving the compensation of our NEOs and 4% (represented by 3,017,430 votes) against. Although the results of this vote are non-binding, the Compensation Committee considered these results in determining compensation policies and decisions and concluded that the compensation paid to our NEOs and our overall pay practices are strongly supported by our shareholders.

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Compensation Benchmarking and Peer Group
The Compensation Committee believes that market data, including compensation data from a peer group of comparable companies, is essential to determining compensation targets and the actual awards for executives in an effort to attract and retain highly talented senior executives. Market data is used to assess the competitiveness of our compensation packages relative to similar companies and to ensure that our compensation program is consistent with our compensation philosophy. Annually (and at additional times as considered appropriate), the Compensation Committee engages FW Cook to conduct a market benchmarking study for our senior executives, including our CEO and our other NEOs. The Compensation Committee’s objective is to provide executives with target total direct compensation that generally corresponds with the market median, unless the circumstances warrant a different determination.
Our executive compensation program is benchmarked against a peer group of medical device, technology and healthcare services companies selected by our Compensation Committee based on recommendations by FW Cook. The composition of this peer group is reassessed by FW Cook annually in order to identify appropriate changes to the group and ensure that it continues to provide an appropriate benchmark for competitive pay analysis, and all changes to the group recommended by FW Cook are subject to the review and approval of our Compensation Committee.
We view the peer group selection process as a critical aspect of our executive compensation program because benchmarking our pay practices against our market peers provides us with key information relevant to the attraction and retention of talent. The composition of our peer group is based upon a number of criteria, including the following:

Industry and Business Characteristics	Our peer companies operate in similar industries and, to the extent possible, have similar cost structures, business models and global reach.
Size
Based on the strong correlation between compensation opportunity levels and company size, we look for comparably sized companies as measured by metrics such as revenue, net income, market capitalization and number of employees. Generally speaking, our peer group companies fall within the range of approximately one-third to three times our size based on revenue, net income and market capitalization.

Competition for Executive Talent	In selecting our peer group, we seek to identify companies with which we compete with respect to attracting or retaining executive talent.
Competition for Investor Capital	Because compensation expense is a factor in financial performance and resulting margins, it is important to consider companies that shareholders may consider as alternative investment opportunities.
Statistical Reliability
We believe that, in order to provide a statistically significant number of data points that will yield meaningful benchmarking opportunities, our peer group should be composed of at least twelve companies, with a target group of between fifteen and twenty.

Overall Reasonableness
While individual peer companies may satisfy some but not all of the relevant criteria, we view the group as a whole and determine whether, in totality, the group is reasonable and defensible for benchmarking purposes and whether the resulting comparison data is rational.

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EXECUTIVE COMPENSATION
In February 2020, when the Compensation Committee set 2020 base salaries and made 2020 equity awards, our peer group included the following firms:
IDEXX Proxy Peer Group (16 Companies in Total)

Agilent Technologies, Inc.	Integra LifeSciences Holdings Corporation
Align Technology, Inc.	PerkinElmer, Inc.
Bio-Rad Laboratories, Inc.	ResMed Inc.
The Cooper Companies, Inc.	STERIS plc
Edwards Lifesciences Corporation	Teleflex Incorporated
Elanco Animal Health Incorporated	Varian Medical Systems, Inc.
Hologic, Inc.	Waters Corporation
Illumina, Inc.	Zoetis Inc.
This peer group included the same companies that constituted the peer group referenced by the Compensation Committee when it determined 2019 compensation.
The following table sets forth certain information regarding the size and value of the above-referenced peer group companies relative to the Company as of October 2019, which is when this peer group was selected by the Compensation Committee.
Peer Group Comparisons*

($ in millions)
	Revenue ($)		Market Capitalization ($)		Net Income ($)		Employees
Peer Group 75th Percentile	3,337	(1)	20,512	(2)	769	(1) (3)	12,125	(4)
Peer Group Median	2,821	(1)	14,385	(2)	411	(1) (3)	9,130	(4)
Peer Group 25th Percentile	2,490	(1)	11,893	(2)	267	(1) (3)	7,224	(4)
IDEXX Laboratories, Inc.	2,291	(1)	24,944	(2)	407	(1)	8,377	(4)
IDEXX Laboratories, Inc. – 2020(5)	2,707		42,713		582		9,285

*    All data in this table, except for the IDEXX Laboratories, Inc. – 2020 data, was compiled by FW Cook from Standard & Poor’s Capital IQ database.
(1)    Most recently reported four quarters publicly available as of August 31, 2019.
(2)    Calculated using the most recently reported shares outstanding and stock price publicly available as of August 31, 2019.
(3)    Excludes extraordinary items and discontinued operations, as applicable.
(4)    Fiscal year employee number based upon the most recently filed Annual Report on Form 10-K as of August 31, 2019.
(5)    For comparative purposes only. The 2020 data is as of or for the year ended December 31, 2020.
As part of our compensation benchmarking process, we supplement our peer group data with industry-specific survey data, representing companies similar to IDEXX in size and business model.

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How We Paid Our NEOs in 2020
In making compensation determinations with respect to our NEOs, the Compensation Committee gives primary consideration to their impact on the Company’s results in the context of our business model and their scope of responsibility, in addition to other relevant factors (such as prior experience and performance) and data on prevailing market compensation levels. Considerable weight is also given to the CEO’s evaluation of the other NEOs because of his unique knowledge of their responsibilities, performance and contributions. For each of our NEOs, the Compensation Committee determines each component of compensation based on overall achievement of our financial and non-financial performance goals.
Base Salary
Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of our compensation planning process. The Compensation Committee targets base salary toward the median for the peer group proxy data and market survey compensation data. Individual executive base salary levels may vary on either side of the median when factoring in our overall financial performance, and an individual’s strengths, level and scope of responsibilities, skills, experience, past performance and potential.
The 2020 base salaries of our NEOs are included in the table under “Total Direct Compensation Summary” on page 62. The Mazelsky Employment Agreement sets forth Mr. Mazelsky’s 2020 base salary and provides for an annual base salary review by the Board commencing in the first quarter of 2021. In February 2020, the Compensation Committee approved base salary increases in 2020 for each of the other NEOs to reflect promotions and changes in responsibilities and roles supporting our global commercial efforts and growth, to more closely align these base salaries to the median of the proxy peer group and market survey data for these positions and to ensure they are internally equitable, where appropriate.
As described above under “Compensation Actions in Response to the COVID-19 Pandemic” on page 63, in April 2020, we took proactive steps to prudently control costs in response to the COVID-19 pandemic, including Mr. Mazelsky’s voluntary offer, and the Board’s acceptance, of a 30% salary reduction and a 20% salary reduction for our other NEOs and senior executives. These salary reductions were discontinued in July 2020 and were not reimbursed, and the impacts of the temporary reductions on the salaries earned by our CEO and other NEOs in 2020 are reflected in the table under “Summary Compensation Table for 2020” on page 78.
Even without taking into account Mr. Mazelsky’s voluntary pandemic-related reduction, his 2020 base salary was below the median of peer group CEO base salary, thereby providing room for future increases in base salary, assuming sustained performance and demonstrated leadership, and also reflecting our philosophy that the portion of the CEO’s total compensation that is variable should be higher than for our other employees, including the other NEOs.
Annual Performance-Based Cash Bonus
Annual performance-based cash bonuses for 2020 were paid to our NEOs, as well as certain other senior executives, pursuant to our 2020 Executive Incentive Plan (Executive Incentive Plan) adopted by the Compensation Committee in February 2020. Under the Executive Incentive Plan, the amount of each participating senior executive’s annual performance-based cash bonus for 2020 was determined based on the overall performance factor described below.
In connection with adopting the Executive Incentive Plan, the Compensation Committee determined, for each NEO and other participating senior executive, the target annual performance-based cash bonus amount for 2020 based on a percentage of the participant’s annual base salary:

Base Salary	x	Target Incentive %	=	Target Annual Performance-Based Cash Bonus Amount
The target annual performance-based bonus amount for Mr. Mazelsky was calculated using 125% of his annual base salary, as described in the Mazelsky Employment Agreement. The Compensation Committee also limited the maximum amount of the 2020 annual performance-based cash bonus payable to any NEO, or other participating senior executive, to 200% of his or her target. The target percentages are set with the intention to provide a suitable mix of fixed and variable compensation and to maintain an appropriate weighting of annual versus longer-term incentives, consistent with our compensation philosophy, and capping the potential amount of the annual performance-based cash bonus mitigates the risk associated with this type of incentive compensation design.
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EXECUTIVE COMPENSATION
The amount of the 2020 annual performance-based cash bonus payable to each of our NEOs and other participating senior executives under the Executive Incentive Plan was determined based upon an overall performance factor that is calculated using two weighted factors:
•A financial performance factor (determined by measuring against specific financial metrics selected by the Compensation Committee); and
•A non-financial performance factor (determined by measuring the Company’s achievement of non-financial performance goals approved by the Board that are focused on strengthening and positioning the Company for sustained future growth and profitability).

Overall Performance Factor

Target Annual Performance- Based Cash Bonus Amount	x	Financial Performance Factor	+	Non- Financial Performance Factor	=	Actual Annual Performance- Based Cash Bonus Amount
		60% Weighting		40% Weighting

The Compensation Committee annually establishes the respective weightings of the financial and non-financial performance factors. In February 2020, the Compensation Committee increased the weighting of the financial performance factor to 60% (from 50% for 2019) and decreased the weighting of the non-financial performance factor to 40% (from 50% in 2019) to more closely align with institutional investors’ expectations. While we temporarily reduced some compensation costs from April to July 2020 in response to the economic uncertainty caused by the COVID-19 pandemic, we did not adjust or change the respective weightings of the financial and non-financial performance factors used to determine the 2020 annual performance-based cash bonus under the Executive Incentive Plan.
Financial Performance Factor
The financial metrics used to calculate the financial performance factor and their respective weightings are established annually by the Compensation Committee. For 2020, the Executive Incentive Plan included four financial performance metrics: organic revenue growth, operating profit, earnings per share (diluted) and ROIC:

Organic Revenue Growth Rating	+	Operating Profit Rating	+	Earnings per Share (Diluted) Rating	+	ROIC Rating	=	Financial Performance Factor
40% Weighting		20% Weighting		20% Weighting		20% Weighting
These metrics relate to Company-wide performance that our participating senior executives directly influence, which ensures a connection between their annual performance and the actual performance-based cash bonus payment amounts. In addition, the Compensation Committee selected these financial metrics (and the applicable weighting) because the Compensation Committee believes that strong performance in these financial measures of growth, profitability and return will maximize shareholder value:

Financial Metric	Purpose
Organic Revenue Growth	•Top-line revenue growth drives our overall performance •Enables profitability and economic return
Operating Profit	•The profitability of our core business operations demonstrates the efficiency with which we convert our top-line revenue into profits •Drives focus on sustaining revenue growth that is profitable
Earnings per Share (Diluted)	•EPS measures our profitability to shareholders after financing costs and taxes •Supports stronger alignment with our shareholders’ interests
ROIC	•ROIC measures the efficiency with which we use our invested capital to generate returns •In balance with revenue growth, drives long-term shareholder value creation
Each of these metrics is subject to a rating calculated on a sliding scale, ranging from 50% to 180% (with no payout below threshold performance), using the approved budget goal for the applicable metric as 100% of target payout. The approved

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budget goals for these metrics are aligned with our long-term financial goals, as reflected in our long-term financial potential model described under “Generating Long-Term Value” on page 9. Establishing these budget goals as performance targets incentivizes our participating senior executives to deliver on those financial goals.
The Company’s performance versus the approved budget goal with respect to each financial metric selected by the Compensation Committee for the Executive Incentive Plan for 2020, and the resulting calculation of the financial performance factor, is illustrated in the table below:

	2020 Actual	2020 Approved Budget Goal (1)	Variance to Approved Budget Goal	Payout Rating (2)	Weighting	Weighted Average Percentage
Organic Revenue Growth(3)	12.0%	10.0%	2.0%	135.6%	40%	54.2%
Operating Profit ($ in millions)	$694.5	$614.0	$80.50	180.0%	20%	36.0%
Earnings per Share (Diluted)	$6.71	$5.91	$0.80	180.0%	20%	36.0%
ROIC(4)	54.6%	45.7%	8.9%	180.0%	20%	36.0%
2020 Financial Performance Factor (%)						162%
(1)In evaluating financial performance, the Compensation Committee reviewed the 2020 budget as adjusted to eliminate the effects of changes in foreign currency exchange rates during 2020, as compared to the rates assumed in the budget, as well as the effects of acquisitions, the tax effects of share-based compensation activity under ASU 2016-09, ”Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” the discrete operating expense impact from an ongoing litigation matter involving a royalty claim under an expired patent license agreement recorded in the third quarter of 2020 and the one-time positive income tax impact related to the enactment of tax reform in Switzerland in the fourth quarter of 2020.
(2)Achievement of the Company’s approved budget goal for each of the financial metrics equates to 100% payout, with separate pre-defined performance scales for each financial metric resulting in an increase or decrease in the percentage payout, as described above. The maximum payout rating for each financial metric is 180%, and we achieved this maximum payout rating for three financial metrics: operating profit, earnings per share (diluted), and ROIC.
(3)Organic revenue growth is not a measure defined by GAAP, otherwise referred to herein as a non-GAAP financial measure. In calculating organic revenue growth, we exclude the effect of changes in foreign currency exchange rates because changes in foreign currency exchange rates are not under management’s control, are subject to volatility and can obscure underlying business trends. We also exclude the effect of acquisitions that are considered to be acquisitions of “businesses” consistent with ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” because the nature, size and number of such acquisitions can vary dramatically from period to period and therefore can also obscure underlying business trends. Information regarding organic revenue growth and its calculation is provided in Appendix A.
(4)ROIC is a non-GAAP financial measure. Information regarding ROIC and its calculation is provided in Appendix A.
Non-Financial Performance Factor
The non-financial performance factor is determined by the Compensation Committee by measuring achievement of annual goals approved by the Board and intended to strengthen the business to support long-term performance. The non-financial goals for 2020 for the Executive Incentive Plan in general covered the following objectives:
•Expand our commercial execution capabilities globally by, among other things, implementing enhancements to our systems and completing the training and onboarding of our expanded CAG field-based sales and technical workforce;
•Deliver memorable customer experiences through, among other things, best-in-class customer support and a smooth, on-time integration of our new core reference laboratory located in Kornwestheim, Germany into our Europe reference lab network;
•Innovate for continued long-term growth, including the launch of our new ProCyte One hematology analyzer and continued progress in developing (and protecting our rights to) new, innovative and proprietary products and services; and
•Develop great leaders and sustain high employee engagement to fuel growth through, among other things, developing and deepening the leadership bench, increasing the percentage of women in senior leadership positions and maintaining positive employee engagement and employee turnover.
The Compensation Committee evaluated our performance against these goals and based upon that evaluation and level of achievement of the non-financial goals described above, the Compensation Committee determined that the non-financial performance factor for the senior executives was 157% of target.
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EXECUTIVE COMPENSATION
Overall and Individual Performance Factors
In accordance with the relative weighting applied to the financial (60%) and non-financial (40%) performance factors set forth in the Executive Incentive Plan, the incentive plan design results in a 160% overall performance factor for the participants in the Executive Incentive Plan. The Compensation Committee also considered the relative contributions made by each participating senior executive to the achievement of the Company’s financial and non-financial goals, as well as other factors such as their performance managing through the business and operational challenges presented by the ongoing COVID-19 pandemic, and the scope of and tenure in their roles at the Company.
Based on the overall performance factor and after considering individual performance assessments and other factors, the Compensation Committee awarded each NEO a 2020 annual performance-based cash bonus that equaled 160% of his or her target. The Compensation Committee believes these performance factors over target are appropriate due to the outstanding performance of the Company in 2020, particularly in light of the challenges presented by the COVID-19 pandemic, and each participating NEO’s contribution to the Company’s performance against the financial and non-financial performance goals described above.
Equity-Based Long-Term Incentive Compensation
We believe that the practice of granting equity-based awards is important in recruiting and retaining the key talent necessary to ensure our continued success. We also believe that granting annual equity-based awards, with a high percentage of those awards made in the form of stock options that vest over multiple years, provides our executives a strong financial incentive to maximize shareholder returns over the long term. In fact, our compound annual total shareholder return outperformed the S&P 500 Index and the average of our proxy peer group over the last one-, three- and five-year periods.

1-, 3- and 5-Year Compound Annual Total Shareholder Return %*

*    Based on total return to shareholders, assuming dividend reinvestment for those companies issuing dividends. All three periods ended December 31, 2020.
**    Average of the proxy peer group identified beginning on page 68 and excludes IDEXX.

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The following table summarizes the key aspects of the annual equity compensation awards made to our senior executives (including our NEOs):

Aspect of Equity Awards	Description
Types of Equity Awards
Annual equity awards may consist of stock options, RSUs or a combination of both.
Because stock options have value only to the extent our stock price increases in comparison to the stock price on the date of the grant, and vest ratably over four years (or, for awards granted prior to February 2020, five years) with ten-year terms, they directly reward creation of long-term shareholder value after the grant date. For these reasons, we view options as an effective means of implementing our compensation philosophy that emphasizes pay-for-performance and seeks to align the interests of our executives and shareholders.
RSUs, which also vest ratably over four years (or, for awards granted prior to February 2020, five years), vary in value depending on the stock price of our common stock prior to vesting, but will have some value in the long term, which encourages retention and rewards the creation of shareholder value over time.
The design of our annual equity awards is easy to understand, communicate and administer and empowers and incentivizes our senior executives to identify and achieve the most strategically important objectives in their respective areas of responsibility to create long-term shareholder value.

Four- or Five-Year Vesting Schedule
Commencing with equity awards granted in February 2020, all equity awards have a four-year vesting schedule, and equity awards granted in prior years have a five-year vesting schedule.
The vesting period was shortened to enhance our ability to attract key talent by aligning our employee equity award vesting schedule more closely with typical market practice and enabling our employees to realize the value of their equity awards more quickly.
Our employee equity awards serve as an important retention tool due to their multi-year vesting schedules.

Ten-Year Term and Expiration
Stock option awards generally expire on the day immediately prior to the tenth anniversary of their grant date.
Generally, our stock option awards granted to our employees are exercisable only while employed or within three months after ceasing to be an employee of the Company. However, if an employee retires at or after the age of 60 and after having been employed by IDEXX for at least ten years, then his or her vested stock option awards remain exercisable for a two-year period after retirement (subject to earlier expiration).
In addition, stock option awards granted in 2018 and 2019 continue to vest for two vesting periods after retirement for eligible employees, and these awards remain exercisable by eligible employees until the 90th day following the second, post-retirement vesting date (or the tenth anniversary of their grant dates, if earlier). Eligibility criteria include having been employed by IDEXX for at least ten years, retiring from the Company at the age of 60 years or older and providing notice to the Company at least six months prior to retirement.

Mix of Equity Incentive Compensation
Given the different risk/reward characteristics of stock options and RSUs and alignment with our executive compensation philosophy, the Compensation Committee believes that equity awards granted to executives should have a greater proportion of stock options relative to RSUs:
•Executives have the most direct impact on our performance and should bear the highest risk, and realize the highest potential reward, associated with that performance.
•Senior executives generally receive 75% of their equity award value in the form of stock options and 25% of their equity award value in the form of RSUs.
We believe that these higher percentages of options, which only have value to the extent our stock price increases, combined with the multi-year vesting schedule described above, serve as effective incentives to create long-term shareholder value for our CEO and other NEOs, which is evidenced by our strong stock price performance over the last several years.

In determining the value of annual equity awards to each NEO, the Compensation Committee begins with a competitive assessment based upon our proxy peer group and market survey data. The determination of the equity award is based on the responsibilities of each NEO’s position. Annual award value is determined based on the executive’s job scope, long-term leadership potential, total compensation relative to median total compensation for market-comparable positions, and the impact of the equity award values in total on shareholder dilution and shareholder value transfer in relation to the average of such totals for the proxy peer group.
In February 2020, the Compensation Committee granted Mr. Mazelsky stock options and RSUs with an aggregate value of approximately $4,500,000, with 75% of the equity award value in the form of stock options and 25% of the equity award value in the form of RSUs, each of which vests ratably over four years and has a ten-year term. Although the Compensation Committee considered the peer group proxy and market data, among other factors, in making this equity award, it did not target any particular percentage of the median total direct compensation. However, the Compensation Committee believes this award resulted in total direct compensation in 2020 for Mr. Mazelsky that was below median in relation to the benchmark group.
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EXECUTIVE COMPENSATION
In February 2020, the Compensation Committee granted stock options and RSUs with an aggregate grant value of approximately $2,000,000 to Mr. McKeon, $1,000,000 to each of Mr. Polewaczyk and Ms. Underberg, and $800,000 to Mr. Lane, in each case that vest ratably over four years and have a ten-year term. Each of these NEOs received 75% of their equity award value in the form of stock options and 25% of their equity award value in the form of RSUs. In determining the size of equity awards granted to these NEOs in 2020, the Compensation Committee reviewed compensation summaries for each that set forth the value of outstanding vested and unvested stock options and RSUs and the cumulative value realized by the executives upon exercise of stock options and vesting of RSUs since commencement of employment. As with the determination of Mr. Mazelsky’s equity award, the Compensation Committee considered the peer group proxy and market data, among other factors, in determining the amounts of the awards, but did not target any particular percentage of the median total direct compensation.
The Compensation Committee also reviewed an analysis of the Company’s aggregate share usage and aggregate fair value of equity compensation awarded by the Company, relative to the Company’s prior levels and in relation to the peer group’s aggregate fair values as a percentage of market capitalization. The aggregate fair value of equity compensation awarded in 2020 as a percentage of market capitalization was below the median of the latest year available of peer group data and below the median for the average of the past three years. The Compensation Committee considered this information as well as Mr. Mazelsky’s advice and recommendation regarding the prospects for long-term contribution by each of the NEOs, other than Mr. Mazelsky, in making these 2020 equity awards.
Minimal Benefits and Perquisites
We provide health and welfare benefits to our employees, including our NEOs. This includes health insurance, affordable access to physical fitness facilities, life insurance and disability insurance. In addition, all U.S. employees may participate in our 401(k) retirement plan, for which we provide a 5% matching contribution to each participant, and all full-time U.S. employees who have been employed for at least one month have an opportunity to purchase shares of our common stock through payroll deductions pursuant to our 1997 Employee Stock Purchase Plan, as amended. We also provide reimbursement to our employees for reasonable relocation costs when necessary based on business needs.
In 2020, the only benefits available exclusively to our senior executives were Company-funded supplemental disability coverage, annual executive physical examinations and wellness coaching, and tax return preparation and financial planning services, which have a combined value of under $15,000 per executive. The supplemental disability coverage is provided for additional financial security in the case of disability. Annual physical examinations and wellness coaching are provided because the health of our executives is critical to their performance. The tax preparation and financial planning service is provided to maximize the amount of time that our senior executives are able to spend on Company business rather than personal financial matters. In addition, some of our senior executives and their spouses and partners may be invited to participate in our annual President’s Club event recognizing our highest performing sales employees, and we reimburse them for their reasonable travel expenses, including the expenses of their spouses and partners.
We do not gross up our senior executives’ perquisites and benefits to compensate for any taxes due on the value of these perquisites and benefits, with the exception of typical tax equalization benefits for executives on expatriate assignments and gross-up payments for reasonable relocation costs. In addition, de minimis tax gross-up payments on the reimbursed expenses for spousal or partner travel to our President’s Club events are provided to all employees who attend these events – not just our senior executives.
Ms. Underberg was provided relocation assistance in connection with her hiring in February 2019, including the reimbursement of her reasonable relocation expenses and associated tax gross-ups for her taxable relocation amounts. For greater detail regarding the portion of these relocation benefits provided to Ms. Underberg in 2020, see “Summary Compensation Table for 2020” (and accompanying footnotes) on page 78.
Tax Considerations Under Section 162(m)
Under Section 162(m) of the Code, as amended, compensation paid to any “covered employee,” including, among others, the Company’s NEOs, in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Since compensation design objectives may not always be consistent with the requirements for tax deductibility, the Compensation Committee will in its discretion and when it deems appropriate, enter into compensation arrangements under which payments will not be deductible under Section 162(m).

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How We Manage Risk and Governance
Executive Stock Ownership and Retention
We maintain stock ownership guidelines intended to further align the financial interests of our senior executives with those of our shareholders. These guidelines set target levels of ownership of our common stock for our NEOs and other senior executives (including all of our Senior Vice Presidents):

Target Multiple of Annual Base Salary
CEO	10X
Executive Vice Presidents	4X
Senior Vice Presidents	1X
These target levels determine whether the senior executive must retain additional stock acquired upon the vesting and release of RSUs or the exercise of options. Specifically, unless and until the value of our common stock held by a senior executive equals or exceeds his or her target level at the end of a calendar year (or his or her hire date or date of promotion to Senior Vice President during the year he or she was hired or so promoted), this executive must retain:
•At least 75% of our common stock received upon the exercise of options or the vesting and release of RSUs during the following year, after payment or withholding of any applicable exercise price and taxes; and
•All other shares of our common stock held by the senior executive.
We do not apply the value of unexercised stock options (whether or not vested) or unvested RSUs towards satisfying these guidelines, as we believe that these guidelines are meant to encourage outright ownership of our common stock and to further align the financial interests of our senior executives with those of our shareholders. Each senior executive’s compliance with the guidelines is measured annually as of December 31 and reviewed by the Compensation Committee.
All NEOs were in compliance with the guidelines as of December 31, 2020. For more information regarding the stock ownership guidelines applicable to our non-employee Directors, see “Director Stock Ownership Guidelines” beginning on page 48.
Recovery of Incentive Compensation (Clawback Policy)
Under our Amended and Restated Clawback Policy, we may seek to recover certain performance-based incentive compensation (including performance-based equity compensation) granted to our senior executives in the event we are required to restate our financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law.
Policy on Short-Sales, Derivatives and Hedging
Pursuant to our Policy on Short Sales, Derivative Transactions and Hedging, no Director or employee of the Company may engage in short sales of our securities; purchases or sales of puts, calls or other derivative securities based on our securities; or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities.
Anti-Pledging Policy
We maintain a Policy on Pledging of Company Stock that prohibits our Directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.
Executive Agreements
In connection with Mr. Mazelsky’s appointment as our President and CEO in October 2019, IDEXX and Mr. Mazelsky entered into the Mazelsky Employment Agreement. Among other things, the Mazelsky Employment Agreement provides Mr. Mazelsky with certain severance benefits if he were to be terminated by IDEXX other than for cause (as defined in the Mazelsky Employment Agreement) or in connection with a change in control (as described below). For more information regarding these severance benefits, see below under “Potential Payments Upon Termination or Change in Control” beginning on page 88.
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EXECUTIVE COMPENSATION
In addition, each of the NEOs and certain other senior executives has a change in control agreement with the Company. With respect to Mr. Mazelsky, the terms of this change in control agreement are included in the Mazelsky Employment Agreement. The purpose of these agreements is to provide strong incentives for these senior executives to act in the best interest of our shareholders before, during and after any change in control transaction by providing them with certain payments, benefits and accelerated vesting of equity awards in the event their employment is terminated or materially changed following a change in control. The agreements do not provide for any 280G excise tax gross-ups. The change in control agreements (other than the Mazelsky Employment Agreement) renew annually unless we provide notice of our intent not to renew. The Compensation Committee believes these terms are reasonable and consistent with market practice. The Compensation Committee periodically reviews the change in control agreements and obtains updated industry benchmarking advice from FW Cook to assist in determining whether any modifications to the agreements are necessary or whether we should permit renewal. For more information regarding these change in control agreements and the payments and benefits provided thereunder, see below under “Potential Payments Upon Termination or Change in Control” beginning on page 88.
Equity Award Grant Policy
We have an equity award granting policy that determines when and how equity awards are granted by the Company. This policy provides for fixed award dates that occur outside the quarterly quiet periods during which our executives and Directors are precluded from trading in our securities, but the Compensation Committee may grant an equity award on other dates if determined to be advisable. Most equity awards, including all annual awards to the NEOs, are made on or about February 14 of each year, which shortly follows both our earnings announcement for the fourth quarter of the prior year and the Compensation Committee meeting at which annual compensation determinations are made. All annual equity awards to our NEOs require the approval of the Compensation Committee. Pursuant to the equity award granting policy, the Compensation Committee has delegated to the Compensation Committee Chair the power and authority to grant certain new hire equity awards for executive officers, subject to certain limitations set forth in the equity award granting policy.
Risk Analysis
The Compensation Committee engaged FW Cook to conduct an analysis of our compensation practices in order to assist the Compensation Committee in determining whether those practices created risks that were reasonably likely to have a material adverse effect on the Company. The results of this analysis were presented by FW Cook to the Compensation Committee in December 2020. Based on this analysis, the Compensation Committee determined that our compensation practices were not reasonably likely to have a material adverse effect on the Company. This conclusion was based on the use of a reasonably balanced pay mix; multiple performance metrics used for the cash bonus plan, including non-financial goals; capped cash bonus payouts; multi-year equity compensation vesting periods; stock ownership guidelines; a clawback policy; and a prohibition against pledging and hedging activity.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement for the year ended December 31, 2020. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.
Compensation Committee
M. Anne Szostak, Chair
Rebecca M. Henderson, PhD
Lawrence D. Kingsley

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Executive Compensation Tables
Summary Compensation Table for 2020
The following table sets forth the compensation earned during 2020, 2019 and 2018 by our CEO, Chief Financial Officer, and the three other highest-paid executives for the Company’s 2020 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
Jonathan J. Mazelsky (3)	2020	814,039	—		1,125,087		3,375,000		1,700,000	24,049	(4)	7,038,175
President and Chief Executive Officer	2019	631,561	—		950,209	(5)	4,849,078	(5)	962,522	25,965		7,419,335
	2018	555,385	—		449,928		1,348,870		517,500	25,442		2,897,125
Brian P. McKeon	2020	597,202	—		499,878		1,500,047		732,000	21,058	(6)	3,350,185
Executive Vice President, Chief Financial Officer and Treasurer	2019	588,933	—		700,022	(7)	2,099,590	(7)	533,025	18,736		3,940,306
	2018	570,577	—		449,928		1,348,870		517,500	19,059		2,905,934
Michael J. Lane	2020	485,539	—		200,125		600,002		600,000	23,339	(8)	1,909,005
Executive Vice President and General Manager, Reference Laboratories and IT	2019	404,885	—		187,488		562,374		296,640	22,493		1,473,880
	2018	365,385	—		175,051		524,537		270,000	22,702		1,357,675
James F. Polewaczyk (9)	2020	486,461	—		250,083		749,981		600,000	19,175	(10)	2,105,700
Executive Vice President and Chief Commercial Officer	2019	—	—		—		—		—	—		—
	2018	—	—		—		—		—	—		—
Sharon E. Underberg (11)	2020	429,772	—		250,083		749,981		420,480	30,801	(12)	1,881,117
Senior Vice President, General Counsel and Corporate Secretary	2019	359,616	112,000	(13)	499,967	(14)	499,839	(14)	272,340	65,466		1,809,228
	2018	—	—		—		—		—	—		—
(1)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 to our consolidated financial statements included in our 2020 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock awards and option awards.
(2)Amounts shown reflect the NEOs’ annual, performance-based cash bonus amounts under our Executive Incentive Plan. See the discussion under “Annual Performance-Based Cash Bonus” on page 19 above.
(3)Mr. Mazelsky served as our Executive Vice President during 2018 and until his appointment as our Interim President and CEO in June 2019. Mr. Mazelsky was appointed our President and CEO. and became a Director, in October 2019. Amounts shown reflect compensation Mr. Mazelsky received as an employee. Mr. Mazelsky received no additional compensation for his service as a Director.
(4)Amount shown includes $14,250 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees and premiums paid on behalf of Mr. Mazelsky under the Company’s disability and life insurance plans.
(5)Amounts shown include an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019, a one-time Interim CEO equity award having a grant date value of approximately $2,000,000 granted in August 2019 in connection with his appointment as our Interim President and CEO, and a one-time promotion equity award having a grant date value of approximately $2,000,000 granted in November 2019 in connection with his appointment as our President and CEO.
(6)Amount shown includes $14,250 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Mr. McKeon under the Company’s disability and life insurance plans.
(7)Amounts shown include an annual equity award having a grant date value of approximately $1,800,000 granted in the ordinary course in February 2019 and an additional one-time equity having a grant date value of approximately $1,000,000 granted in August 2019 in recognition of Mr. McKeon’s assumption of additional responsibilities following Mr. Mazelsky’s appointment as our Interim President and CEO.
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(8)Amount shown includes $14,250 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees and premiums paid on behalf of Mr. Lane under the Company’s disability and life insurance plans.
(9)Mr. Polewaczyk became an executive officer on January 15, 2020.
(10)Amount shown includes $14,250 in Company matching contributions under the Company’s 401(k) plan, and the remainder includes tax preparation fees and premiums paid on behalf of Mr. Polewaczyk under the Company’s disability and life insurance plans.
(11)Ms. Underberg was hired by the Company and became an executive officer on February 11, 2019.
(12)Amount shown includes $14,250 in Company matching contributions under the Company's 401(k) plan, and the remainder includes tax preparation fees, reimbursements for executive physical examinations and premiums paid on behalf of Ms. Underberg under the Company’s disability and life insurance plans, and certain relocation costs and associated tax gross-up for taxable relocation amounts.
(13)Amount shown includes a signing bonus of $112,000 paid in connection with the hiring of Ms. Underberg in February 2019.
(14)Amounts shown include the aggregate grant date fair value of equity awards granted to Ms. Underberg in February 2019 when Ms. Underberg commenced employment with the Company.

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2020 Grants of Plan-Based Awards for 2020
The following table sets forth each grant of an award made to the NEOs during the Company’s 2020 fiscal year. All equity awards were made under the Company’s 2018 Stock Incentive Plan (the 2018 Plan) described below.

			Estimated Possible Pay-outs under Non-Equity Incentive Plan Awards (2)		Estimated Possible Pay-outs under Equity Incentive Plan Awards (5)(7) (#)	All Other Option Awards: Number of Securities Underlying Options (6)(7) (#)	Exercise /Base Price of Option Awards (1) ($)	Grant Date Fair Value of Stock Option Awards (8) ($)
Name	Grant Date	Action Date (1)	Target (3) ($)	Maximum (4) ($)
Jonathan J. Mazelsky (9)	2/14/2020	2/12/2020	—	—	3,896	—	—	1,125,087
	2/14/2020	2/12/2020	—	—	—	40,078	288.78	3,375,000
	—	—	1,062,500	2,125,000	—	—	—	—
Brian P. McKeon	2/14/2020	2/12/2020	—	—	1,731	—	—	499,878
	2/14/2020	2/12/2020	—	—	—	17,813	288.78	1,500,047
	—	—	457,500	915,000	—	—	—	—
Michael J. Lane	2/14/2020	2/12/2020	—	—	693	—	—	200,125
	2/14/2020	2/12/2020	—	—	—	7,125	288.78	600,002
	—	—	375,000	750,000	—	—	—	—
James F. Polewaczyk	2/14/2020	2/12/2020	—	—	866	—	—	250,083
	2/14/2020	2/12/2020	—	—	—	8,906	288.78	749,981
	—	—	375,000	750,000	—	—	—	—
Sharon E. Underberg	2/14/2020	2/12/2020	—	—	866	—	—	250,083
	2/14/2020	2/12/2020	—	—	—	8,906	288.78	749,981
	—	—	262,800	525,600	—	—	—	—
(1)On each of the action dates reflected, the Compensation Committee approved the grant of the above-described stock options and RSUs to the NEOs at the closing sale price of the common stock on the NASDAQ Global Select Market on the applicable grant date. See the discussion under "Equity Award Grant Policy'" on page 77 above.
(2)The non-equity incentive plan awards reported under this caption represent the possible annual, performance-based cash bonus amounts under our Executive Incentive Plan, the material terms of which are discussed under “Annual Performance-Based Cash Bonus” on page 19 above. The actual award payments under the Executive Incentive Plan, as determined by the Compensation Committee on February 9, 2021, are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2020 above. The Executive Incentive Plan does not provide for a threshold payout, and if minimum performance goals are not met, no annual performance-based cash bonus is earned under the plan.
(3)Annual performance-based cash bonus amounts for 2020 awarded under the Executive Incentive Plan are determined by multiplying a target bonus, represented as a percentage of annual base salary, by a factor calculated by combining two weighted measures: (1) Company financial performance against budget with respect to pre-determined financial metrics (60% weight), and (2) achievement of non-financial performance goals, and in consideration of individual performance (40% weight). For a discussion of the 2020 financial metrics and performance goals under the Executive Incentive Plan, see the discussion under "Annual Performance-Based Cash Bonus" on page 19 above. For 2020, Mr. Mazelsky had a target bonus of 125% of base salary, each of Mr. McKeon, Mr. Lane and Mr. Polewaczyk had a target bonus of 75% of base salary and Ms. Underberg had a target bonus of 60% of base salary. The “Target” amount set forth above represents an assumption that the financial and non-financial performance goal ratings for each of the NEOs participating in the Executive Incentive Plan is 100%.
(4)The maximum annual performance-based cash bonus for fiscal year 2020 was determined under the Executive Incentive Plan as 200% of target bonus.
(5)Granted under our 2018 Plan as RSUs that vest in equal annual installments over a four-year period commencing on the first anniversary of the date of grant (subject to the executive's continued employment). For more information regarding these RSUs, see the information under "Equity-Based Long Term Incentive Compensation” beginning on page 73.
(6)Options become exercisable in equal annual installments over a four-year period commencing on the first anniversary of the date of grant (subject to the executive’s continued employment).
(7)Pursuant to the 2018 Plan, upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans.” Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment, as described under “Change in Control Agreements” on page 89 below.
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(8) Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 to our consolidated financial statements included in our 2020 Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our stock option awards.
(9)In the event of termination of Mr. Mazelsky's employment by the Company other than for cause (except following a change in control), his stock options and RSUs will continue to vest in accordance with their terms for two years. See “Mazelsky Employment Agreement” on page 88 below.
In addition to the footnotes to the Summary Compensation Table for 2020 and 2020 Grants of Plan-Based Awards table above, the following sections of this Proxy Statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of the Mazelsky Employment Agreement, see “Mazelsky Employment Agreement” on page 88 below. For a discussion of the change in control agreements we have in place with each of our NEOs see "Change in Control Agreements" on page 89 below. For a description of the material terms of the 2018 Plan, see "Stock Incentive Plans" on page 86 below. For an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, see the “Compensation Discussion and Analysis” beginning on page 60 above.

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2020 Outstanding Equity Awards at 2020 Fiscal Year End
The table below sets forth information with respect to unexercised options and stock awards that have not vested for each of the NEOs as of the end of the Company’s 2020 fiscal year.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date (2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares/ Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (4) ($)
Jonathan J. Mazelsky (5)	12/5/2013	49,002	—	52.000	12/4/2023	—	—
	2/14/2014	18,998	—	62.000	2/13/2024	—	—
	2/14/2015	26,848	—	79.540	2/13/2025	—	—
	2/14/2016	34,188	8,547	67.850	2/13/2026	737	368,404
	2/14/2017	14,420	9,612	141.600	2/13/2027	918	458,881
	2/14/2018	10,280	15,420	178.260	2/13/2028	1,514	756,803
	2/14/2019	4,248	16,988	206.940	2/13/2029	1,740	869,774
	8/5/2019	4,024	16,092	260.070	8/4/2029	1,538	768,800
	11/4/2019	5,599	22,393	306.526	11/3/2029	—	—
	2/14/2020		40,078	288.780	2/13/2030	3,896	1,947,494
Brian P. McKeon (6)	2/14/2016	37,608	9,401	67.850	2/13/2026	810	404,895
	2/14/2017	14,420	9,612	141.600	2/13/2027	918	458,881
	2/14/2018	10,280	15,420	178.260	2/13/2028	1,514	756,803
	2/14/2019	4,248	16,988	206.940	2/13/2029	1,740	869,774
	8/5/2019	2,012	8,046	260.070	8/4/2029	768	383,900
	2/14/2020	—	17,813	288.780	2/13/2030	1,731	865,275
Michael J. Lane	2/14/2016	461	2,564	67.850	2/13/2026	221	110,471
	2/14/2017	2,218	4,436	141.600	2/13/2027	423	211,445
	2/14/2018	1,999	5,996	178.260	2/13/2028	588	293,924
	2/14/2019	1,770	7,079	206.940	2/13/2029	724	361,906
	2/14/2020	—	7,125	288.780	2/13/2030	693	346,410
James F. Polewaczyk	2/14/2016	11,283	2,820	67.850	2/13/2026	243	121,468
	2/14/2017	4,715	3,142	141.600	2/13/2027	300	149,961
	2/14/2018	2,570	3,855	178.260	2/13/2028	378	188,951
	2/14/2019	1,239	4,955	206.940	2/13/2029	507	253,434
	2/14/2020		8,906	288.780	2/13/2030	866	432,887
Sharon E. Underberg (7)	2/14/2019	1,090	6,292	206.940	2/13/2029	1,932	965,749
	2/14/2020	—	8,906	288.780	2/13/2030	866	432,887

(1)Upon a change in control of IDEXX, each outstanding stock option or RSU award held by all employees of IDEXX, including executives, is subject to the vesting provisions described below under “Stock Incentive Plans” on page 86. Under the change in control agreements between the Company and each of its executives, vesting of options and RSUs held by each executive may accelerate in full in the event of a change in control of the Company followed by a qualifying termination of the executive’s employment. See “Change in Control Agreements” on page 89.
(2)Option grants made in 2020 become exercisable in equal annual installments over a four-year period commencing on the first anniversary of the date of grant. Option grants made prior 2020 become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. RSU grants made in 2020 vest in equal installments over a four-year period commencing on the first anniversary of the date of grant. RSU grants made prior 2020, vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.
(3)Options expire on the day immediately prior to the tenth anniversary of the date of grant.
(4)Market value of unvested stock awards is determined by multiplying the number of unvested shares by $499.87, the closing sale price of the Company’s common stock on December 31, 2020.
(5)Mr. Mazelsky was granted a one-time Interim CEO equity award on August 5, 2019 in connection with his appointment as our Interim President and CEO and a one-time promotion equity award on November 4, 2019 in connection with his appointment as our President and CEO. In the event of termination of Mr. Mazelsky’s employment by the Company other than for cause (except following a change in
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control), his stock options and RSUs will continue to vest in accordance with their terms for two years. See “Mazelsky Employment Agreement” on page 88 below.
(6)Mr. McKeon was granted awards prior to January 1, 2014 as a Director. All grants after January 1, 2014 were in connection with his hiring or employment as Executive Vice President, Chief Financial Officer and Treasurer, including a one-time additional equity award granted to Mr. McKeon on August 5, 2019 in recognition of his assumption of additional responsibilities following Mr. Mazelsky’s appointment as our Interim President and CEO.
(7)Ms. Underberg was granted awards on February 14, 2019 in connection with her hiring as an executive officer in February 2019.
2020 Option Exercises and Stock Vested
The table below sets forth information with respect to exercises of stock options and vesting of RSUs for the NEOs during the 2020 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting ($)
Jonathan J. Mazelsky	18,880	4,889,369	2,992	905,198
Brian P. McKeon	123,076	42,238,590	3,030	895,641
Michael J. Lane	2,851	1,062,508	1,000	288,780
James F Polewaczyk	17,520	3,862,449	853	246,329
Sharon E. Underberg	483	84,312	484	139,770
(1)Reflects the gross number of shares acquired and value realized upon exercise by each NEO, without reduction for shares that were used to pay the exercise price or to satisfy tax obligations.
(2)Reflects the number of shares acquired and value of such shares upon vesting prior to the withholding of the following number of shares for each NEO to satisfy such officer’s tax obligations: Mazelsky (1,389), McKeon (1,076), Lane (303), Polewaczyk (259) and Underberg (153).

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CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide annual disclosure of the ratio of (i) the median of annual total compensation of all of our employees other than our CEO, to (ii) the total annual compensation of our CEO.
For fiscal year 2020, Mr. Mazelsky’s total annual compensation was $7,038,175 (as reported in the “Total Compensation” column of the Summary Compensation Table above). Based on the methodology described in the footnote below, and the adjustments and estimates described below, the estimated annual total compensation for the employee identified at the median of our Company (other than our CEO) was calculated as $66,182. Based on this information, the ratio of our CEO’s annual total compensation to that of our median employee for fiscal year 2020 was estimated to be 106 to 1.*
The foregoing pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Because the applicable SEC rules permit companies to adopt a variety of methodologies and exclusions and to make reasonable estimates and assumptions based on the particular compensation practices of such companies, the pay ratio reported by other companies may not be comparable to the one we report above. In addition, because Mr. Mazelsky’s total annual compensation for 2020 decreased from the annualized amount used for purposes of calculating our pay ratio in 2019 (and did not include certain non-recurring equity grants made in 2019 related to his transition to President and CEO) and the annual total compensation for our current median employee increased from our previously identified median employee, the Company’s pay ratio for 2020 may not be comparable to its pay ratio in other years.
_______________
*     In calculating this ratio, we identified our median employee, who is a salaried employee located in the United States, by examining the total gross earnings (i.e., base salary plus bonus or commission, income from vesting equity, if applicable, overtime paid and other income and allowances) for all individuals, excluding our CEO, employed by us on December 31, 2020 (whether employed on a full-time, part-time, seasonal or temporary basis). As of this date, we estimate that we had a total of 9,285 such employees, of whom 5,917 are U.S. employees and 3,368 are non-U.S. employees. For purposes of identifying the median employee, we excluded, as the SEC rules allow, certain non-U.S. employees, as depicted in the following table:
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Total U.S. Employees	5,917
Total Non-U.S. Employees (no exclusions)	3,368
Total Employees (as of December 31, 2020)	9,285
Exclusions (by jurisdiction):
Belgium	11
Brazil	178
Czech Republic	11
Denmark	7
Finland	11
India	10
Ireland	2
Korea	32
Mexico	13
Norway	5
Poland	19
Russia	20
Singapore	18
Slovakia	4
Sweden	18
Taiwan	31
Thailand	27
Ukraine	33
United Arab Emirates	4
Total Exclusions:	454
Total U.S. Employees	5,917
Total Non-U.S. Employees (minus exclusions)	2,914
Total Employees for Median Determination	8,831
For these employees, we calculated total gross earnings for fiscal year 2020 using available payroll data for such period. We converted amounts paid in foreign currencies to U.S. dollars using the applicable average exchange rate for fiscal year 2020. Except for this currency conversion, we did not make any assumptions, adjustments or estimates with respect to total gross earnings, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2020. After identifying our median employee using the methodology described above, we calculated annual total compensation for this employee using the same methodology we use for our NEOs in the Summary Compensation Table for 2020 set forth in this Proxy Statement under the heading “Executive Compensation Tables.” The compensation for our hourly employees is variable based on, among other things, the amount of overtime worked. For purposes of the pay ratio calculation, a significant portion of our CEO’s annual total compensation includes annual equity awards that are not widely distributed to our employees, including our median employee.

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Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,260,589	(2)	149.3162	7,715,376	(3)
Equity compensation plans not approved by security holders	—		—	—
(1)Only stock option awards were used in computing the weighted-average exercise price.
(2)Consists of shares of common stock subject to outstanding options, restricted stock units and deferred stock units under the 2009 Plan (1,556,669 shares) and 2018 Plan (703,920 shares). As of December 31, 2020, the Company had 1,952,828 options outstanding with a weighted average exercise price of $149.3162 and a weighted average term of 6.32 years, and 307,761 full value shares outstanding and granted under equity compensation plans (217,588 restricted stock units granted to employees, 1,091 deferred stock units issued to employees, and 89,082 deferred stock units issued to directors). Excludes 1,108,307 shares issuable under the Company’s 1997 Employee Stock Purchase Plan (the 1997 Plan) in connection with the current and future offering periods. See Note 5 to the consolidated financial statements included in our 2020 Annual Report on Form 10-K for a description of our equity compensation plans.
(3)Includes 6,607,069 shares available for issuance under the 2018 Plan. The 2018 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock unit awards and other stock unit awards. Also includes 1,108,307 shares issuable under the 1997 Plan in connection with the current and future offering periods. See Note 5 to the consolidated financial statements included in our 2020 Annual Report on Form 10-K for a description of our equity compensation plans.
Stock Incentive Plans
In February 2018, the Board adopted the 2018 Plan, which was approved by the shareholders at our 2018 Annual Meeting. Prior to the 2018 Plan, options and other equity awards were granted under the 2009 Plan and prior stock incentive plans, each of which were approved by our shareholders. The vesting, change in control, transferability and other relevant provisions for grants under the 2018 Plan are generally the same as for grants under the 2009 Plan.
Upon a “change in control” (as defined in the 2018 Plan), options and awards granted to all participants, including our executives and Directors, are subject to the following vesting provisions: 25% of the unvested options and stock appreciation rights vest and become exercisable, and the restrictions and deferral limitations and other conditions applicable to any restricted stock or other stock unit award shall lapse as to 25% of the remaining number of shares subject to the award, unless the successor company in a corporate transaction does not assume or substitute awards, in which case all awards granted under the 2018 Plan become fully vested and exercisable. In addition, if a participant is terminated by the successor company without cause, as defined in the 2018 Plan (unless otherwise provided in the applicable award agreement or employment agreement between the participant and the Company), within two years following a change in control, then all awards held by such participant become fully vested and exercisable.
In general, options granted under the 2018 Plan and 2009 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while he or she is serving as an employee or Director of the Company or, except as described below, within three months after he or she ceases to serve as an employee or Director of the Company; provided, however, that the Board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death.
If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as an employee or Director, or dies within three months after ceasing to serve as an employee or Director, options are exercisable within one year following the date of death or disability. In addition, options granted to Directors and employees since February 2016 will vest immediately upon the grantee’s death or disability. Options granted to Directors are exercisable for two years following the date of retirement, provided the Director has served on the Board for at least five years. Options granted to employees are exercisable for two years following the date of retirement, provided the employee retires from the Company at or after age 60, and that the employee has been an employee of the Company for at least ten years.
Options granted in 2018 and 2019 will continue to vest for two vesting periods after retirement for employees meeting certain eligibility criteria, including having been employed by the Company or any of its subsidiaries for at least ten years, retiring
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from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement. This continued vesting provision was removed for all employee option awards granted after December 4, 2019. Options expire on the day immediately prior to the tenth anniversary of the date of grant.
When RSUs granted under the 2009 Plan and the 2018 Plan vest, an equivalent number of shares of our common stock is then issued and delivered to the grantee. Generally, if a grantee ceases to be an employee or Director, then the balance of each RSU award that has not yet vested will be forfeited, except that unvested RSUs from awards granted since February 2016 will vest immediately upon the grantee’s death or disability. RSUs granted in 2018 and 2019 will continue to vest for an additional two vesting periods after retirement for employees meeting certain eligibility criteria, including having been employed by the Company or any of its subsidiaries for at least ten years, retiring from the Company at the age of 60 years or older and providing written notice to the Company at least six months prior to retirement. This continued vesting provision was removed for all RSUs granted in 2020 or later.
Deferred stock units are granted to our Directors pursuant to the Director Plan, and for information regarding deferred stock units, see the discussion under “Director Plan” beginning on page 47.
Executive Bonus Recovery Policy (Clawback Policy)
Effective March 3, 2010, the Board adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, also known as a “clawback policy,” that applies to annual performance-based cash incentive compensation granted to all officers of the Company subject to reporting under Section 16 of the Exchange Act on or after March 3, 2010. For purposes of the policy as originally adopted, “incentive compensation” meant bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested. In March 2014, the policy was amended to include stock options, restricted stock units and other similar equity awards within the definition of “incentive compensation” subject to the policy.
In December 2020, the policy was amended and restated to remove the fraud or willful misconduct requirement for seeking to recover incentive compensation granted or awarded to an executive on or after December 2, 2020 and to expand its application with respect to such incentive compensation to all officers subject to reporting under Section 16 of the Exchange Act and current or former direct reports to our CEO.
Under the clawback policy, if the Company is required to restate its financial results for any of the three most recent fiscal years, other than a restatement due to changes in accounting principles or applicable law, and the Board or the Compensation Committee determines that an executive subject to the policy has received more incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the Board or Compensation Committee will take such action in its discretion that it determines appropriate to recover or recoup the incentive compensation that would not have been paid or awarded to the executive.
A required condition to the recovery or recoupment of incentive compensation granted or awarded prior to December 2, 2020 under the clawback policy is that the Board or Compensation Committee determine that the executive engaged in fraud or willful misconduct that caused or partially caused the restatement. The Board or Compensation Committee has the sole discretion to determine whether an executive has engaged in such conduct.

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Potential Payments Upon Termination or Change in Control
Mazelsky Employment Agreement
In connection with the promotion of Mr. Mazelsky to our President and CEO in October 2019, the Company and Mr. Mazelsky entered into the Mazelsky Employment Agreement. This agreement provides, among other things, that if Mr. Mazelsky were to be terminated by IDEXX other than for cause (except within two years following a change in control), he will be entitled to the following severance benefits: (i) base salary continuation for two years following termination, (ii) a lump sum cash payment equal to two years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination, and (iii) continued vesting of any outstanding equity incentive awards that otherwise would have vested during the two-year period following termination, which awards, if stock options, would remain exercisable for a period of 90 days following the end of such two-year period. In addition, any options that were vested immediately prior to such termination date will remain exercisable for a period of 90 days following his termination (or, if Mr. Mazelsky is retirement-eligible (as defined in the applicable equity award agreement) as of such termination date, for a period of 24 months following such termination date).
Under the Mazelsky Employment Agreement, “cause” with respect to Mr. Mazelsky is defined as: (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust, or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company.
As a condition of receipt of any payments or benefits under the Mazelsky Employment Agreement, Mr. Mazelsky will be required to sign a release in the form attached as an exhibit to the Mazelsky Employment Agreement and to abide by the provisions thereof. The release contains a release and waiver of certain claims Mr. Mazelsky or his heirs and assigns may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. In addition, Mr. Mazelsky’s entitlement to the severance benefits described above are subject to his ongoing compliance with a standard invention and non-disclosure agreement and a non-compete agreement providing for non-competition and non-solicitation restrictions for a period of two years following termination of Mr. Mazelsky’s employment for any reason.
The Mazelsky Employment Agreement also includes change in control provisions pursuant to which, if the employment of Mr. Mazelsky is terminated either by the Company other than for cause or by Mr. Mazelsky for good reason (as defined in the Mazelsky Employment Agreement) within two years following a change in control, he will receive certain payments and benefits, as described below under the heading “Change in Control Agreements.”
The following table describes potential payments to Mr. Mazelsky under the Mazelsky Employment Agreement described above, assuming he was terminated without cause on December 31, 2020 and not in connection with or after a change in control. The actual amounts to be paid out can only be determined in the event of and at the time of its actual termination.
Potential Termination Payments

Name	Salary (1) ($)	Benefits (2) ($)	Continued Vesting of Equity Awards (3) ($)	Total ($)
Jonathan J. Mazelsky	1,700,000	42,616	24,380,505	26,123,121
(1)Mr. Mazelsky’s salary will be paid by the Company for two years following termination. Amount shown is calculated by multiplying by two the annual base salary in effect on December 31, 2020.
(2)Amount shown represents the aggregate estimated amount of the employer portion of the costs of continued health benefits for Mr. Mazelsky and his covered dependents for the 24-month period following termination, based on the level of coverage in effect as of December 31, 2020, consisting of the following: (a) medical and dental coverage ($33,314), and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,302).
(3)Mr. Mazelsky’s stock options and RSUs would continue to vest in accordance with their terms for two years following termination. This amount represents the intrinsic value of unvested stock options and RSUs as of December 31, 2020 that would continue to vest for two years following termination on December 31, 2020 using the closing sale price of the Company’s common stock as of December 31, 2020 to illustrate the potential value at termination.
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EXECUTIVE COMPENSATION
Except as described above with respect to Mr. Mazelsky and the change in control agreements described below, the Company does not have any contracts, agreements, plans or arrangements with any other NEOs providing for the payment of severance or other benefits to such NEOs upon a termination of employment with the Company for any reason, other than arrangements that are generally available to all salaried employees.
Change in Control Agreements
The Company has entered into executive employment agreements (or change in control agreements) with its executives, including each of the NEOs. With respect to Mr. Mazelsky, the terms of his change in control agreement are included in the Mazelsky Employment Agreement.
The existing change in control agreements for all of the NEOs are identical except as described below.
Each change in control agreement, other than the Mazelsky Employment Agreement, has an initial term that automatically renews for successive periods of one year, unless the Company provides notice of nonrenewal to the executive within 120 days prior to the renewal date.
The change in control agreements provide for the Company to make certain payments and provide certain benefits to the NEOs upon a qualifying termination of employment that follows a change in control of the Company, as described further below. For a further discussion of the Company’s reasons for having change in control agreements, refer to the discussion of change in control agreements under “How We Manage Risk and Governance” beginning on page 76.
The change in control agreements define a change in control of the Company as any of the following events (provided, in each case, that with respect to any payments or benefits subject to Section 409A of the Code, the following events must constitute a “change in control event” within the meaning of the applicable Treasury regulation):
•The acquisition by any person of 35% or more of the shares of common stock or combined voting power of the Company’s outstanding securities;
•A change in the composition of the Company’s Board such that a majority of the Board no longer consists of incumbent directors, or directors nominated or elected by incumbent directors, who had been directors of the Company during the 24 months prior to the change in composition;
•A reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (business combination), unless immediately following such business combination:
•The shareholders of the Company immediately prior to such business combination own more than a majority of the outstanding shares of common stock and the combined voting power of the Company’s outstanding voting securities of the corporation resulting in the business combination in substantially the same proportion as their ownership immediately prior to the transaction;
•No person owns 20% or more of the stock of the corporation resulting from the business combination; and
•At least half of the members of the board of the corporation resulting from the business combination were members of the Board at the time of the agreement providing for such business combination; and
•Approval by the shareholders of a complete liquidation or dissolution of the Company or sale of substantially all of the assets of the Company.
Under each of the change in control agreements (other than the Mazelsky Employment Agreement), for a period of two years following a change in control, the Company may not generally reduce the executive’s annual base salary or target bonus, or the aggregate benefits to which the executive is entitled under incentive plans and welfare benefit plans, below the level to which the executive was entitled prior to the change in control.
If the employment of an executive is terminated either by the Company without “cause,” as defined below, or by the executive for “good reason,” as defined below, within the period of two years following a change in control, then the Company shall provide the following payments and benefits to the executive:
•For each executive other than Mr. Mazelsky, a prorated payment of the executive’s target bonus for the portion of the year of termination prior to the date of termination;
•An amount equal to two times (or three times in the case of Mr. Mazelsky) the sum of the executive’s annual base salary plus the average bonus received by the executive for the three full fiscal years preceding the change in control;
•The continuation of all benefits under welfare, benefit, savings and retirement plans (including, without limitation, medical, dental and life insurance plans) for a period of two years, or, in the case of Mr. Mazelsky, a lump sum cash payment equal to three years of the employer portion of medical coverage for Mr. Mazelsky and his covered dependents to the same extent as was paid immediately prior to termination; and

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•Any other amounts or benefits required to be paid to the executive under any plan, program, policy or practice or contract or agreement of the Company.
The Company will also reimburse the executive up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the State of Maine until the earlier of two years from termination of the executive’s employment or the date he or she secures full-time employment.
Upon a change in control, each outstanding stock option, RSU or other equity award (each of which is referred to as an equity award) held by an executive shall become immediately exercisable or vested with respect to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. If the executive’s employment is terminated without cause, or by the executive for good reason, within two years following a change in control, all equity awards held by the executive shall become fully vested and exercisable. In addition, the 2018 Plan provides that all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute the outstanding awards.
Under the change in control agreements (other than the Mazelsky Employment Agreement), “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the Company, or the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. The Mazelsky Employment Agreement defines “cause” as (i) willful misconduct or gross negligence in the performance of his duties; (ii) willful failure or refusal to perform reasonably assigned directives of, or internal investigations conducted by or at the direction of, the Board; (iii) an indictment or conviction for a felony or any other crimes (whether or not a felony) involving fraud, theft, breach of trust, or similar acts; (iv) willful or continued failure to comply with Company rules, regulations, policies or procedures; or (v) abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company.
Under the change in control agreements, “good reason” is defined as one or more of the following conditions arising without the consent of the executive:
•Any material reduction of the executive’s annual base salary (or, with respect to Mr. Mazelsky, any material reduction of Mr. Mazelsky’s annual bonus opportunity);
•Any material reduction of the executive’s authority, duties or responsibilities;
•Any material reduction of the budget over which the executive has authority;
•A material change in the geographic location at which the executive is employed; or
•Certain breaches by the Company of the agreement.
Under the change in control agreements with Mr. Mazelsky, Mr. McKeon and Ms. Underberg, if the executive does not hold the same position with the entity surviving any change in control as he or she holds with the Company, then good reason will be deemed to exist. In addition, good reason will be deemed to exist under the change in control agreement with Mr. Mazelsky if Mr. Mazelsky is required to report to a corporate officer or employee instead of directly to the Board.
Any notice of termination for good reason must be given to the Company (or its successor) within 60 days of the initial existence of one or more of the conditions described above. The Company (or its successor) will then be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under the change in control agreement.
Under the change in control agreements, there is no tax “gross-up” provision and the Company is not required to reimburse the executives for any tax liabilities resulting from payments received by them under their change in control agreements.
As a condition of receipt of any payments or benefits under the change in control agreements, the executives will be required to sign a customary release prepared and provided by the Company (or its successor) and to abide by the provisions thereof. The release will contain a release and waiver of any claims the executive or his or her representatives may have against the Company (or its successor) and its officers, Directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.
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EXECUTIVE COMPENSATION
The Mazelsky Employment Agreement includes, in addition to change in control and other provisions, a standard non-compete and non-solicit agreement and invention and non-disclosure agreement, and supersedes prior non-compete, non-solicit and invention and non-disclosure agreements between Mr. Mazelsky and the Company. The other change in control agreements do not supersede the standard non-compete and non-solicit agreements and invention and non-disclosure agreements between each executive and the Company. These non-compete and non-solicit agreements provide that, for a period of two years after either, in the case of Mr. Mazelsky, termination for any reason, or, in the case of the other executives, voluntary termination by the executive or termination by the Company with cause, the executive may not engage in any business enterprise that competes with the Company or recruit, solicit or induce any employee of the Company to terminate their employment with the Company. The invention and non-disclosure agreements include standard provisions that all developments made or conceived by the executive during his or her employment by the Company shall be the sole property of the Company and that the executive will not disclose or use for his or her own benefit or the benefit of others the Company’s proprietary information.
The following table describes potential payments to each of our NEOs under the change in control agreements that were in effect as of December 31, 2020. The table assumes a change in control occurred and the officer’s employment was terminated either by the Company without cause or by the officer for good reason on December 31, 2020. The actual amounts to be paid out can only be determined in the event of and at the time of a change in control and a qualifying termination of each NEO.
Potential Change in Control Payments

Name	Salary (1) ($)	Multiple Average of Bonus (1) ($)	Pro-Rated Bonus (1) ($)	Benefits ($)		Outplacement ($)	Accelerated Vesting of Equity Awards (2) ($)	Total ($)
Jonathan J. Mazelsky	2,550,000	1,959,022	—	63,924	(3)	25,000	38,890,321	43,488,267
Brian P. McKeon	1,220,000	1,073,017	457,500	35,933	(4)	25,000	26,869,736	29,681,186
Michael J. Lane	1,000,000	551,093	375,000	40,897	(5)	25,000	9,527,182	11,519,172
James F. Polewaczyk	1,000,000	617,675	375,000	40,868	(6)	25,000	8,061,925	10,120,468
Sharon E. Underberg	876,000	544,680	262,800	40,587	(7)	25,000	5,121,721	6,870,788
(1)Amounts for Mr. Mazelsky are three times his salary and three times his average annual bonus for the prior three years. Amounts shown for all other NEOs represent two years of such payments. In addition, the NEOs other than Mr. Mazelsky would be entitled to a pro-rated amount of his or her target bonus for the then-current fiscal year. Salary and bonus payments shall generally be paid in a lump sum on the 90th day following the date of termination (or, in the case of Mr. Mazelsky, on the 60th day following the date of termination), provided that the executive has signed the required release and the statutory period during which the executive is entitled to revoke the release has expired on or before that day. Benefits shall be paid by the Company as stated in notes (3) though (7) below.
(2)Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the Company’s common stock as of December 31, 2020.
(3)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Mazelsky for a period of three years following termination, consisting of the following: (a) medical and dental coverage ($49,971), and (b) premiums paid on behalf of Mr. Mazelsky under the Company’s accidental death and dismemberment, disability and life insurance plans ($13,953).
(4)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. McKeon for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($33,314), and (b) premiums paid on behalf of Mr. McKeon under the Company’s accidental death and dismemberment, disability and life insurance plans ($2,619).
(5)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Lane for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($33,314), and (b) premiums paid on behalf of Mr. Lane under the Company’s accidental death and dismemberment, disability and life insurance plans ($7,583).
(6)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Mr. Polewaczyk for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($33,314), and (b) premiums paid on behalf of Mr. Polewaczyk under the Company’s accidental death and dismemberment, disability and life insurance plans ($7,554).
(7)Amount shown represents the aggregate incremental cost to the Company to continue to provide benefits to Ms. Underberg for a period of two years following termination, consisting of the following: (a) medical and dental coverage ($31,028), and (b) premiums paid on behalf of Ms. Underberg under the Company’s accidental death and dismemberment, disability and life insurance plans ($9,559).

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General Information about the 2021 Annual Meeting and Voting
The Proxy Statement and How Proxies Work
Our Board is asking for your proxy to vote at the 2021 Annual Meeting because you were a shareholder as of the close of business on March 19, 2021 (Record Date), and are entitled to vote at the 2021 Annual Meeting. This Proxy Statement and the accompanying materials are being provided to you in connection with the solicitation by the Board of proxies to be voted at our 2021 Annual Meeting and at any adjournment or postponement thereof.
Giving us your proxy means that you authorize us to vote your shares at the 2021 Annual Meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the Board in this Proxy Statement. You can vote for or against one or all of the Director nominees or abstain from voting for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” each proposal as recommended by the Board of Directors.
Who Can Vote
As of the Record Date, there were 85,629,731 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the 2021 Annual Meeting.
Most of our shareholders hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned in street name:
•Shareholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and these proxy materials are being made available directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2021 Annual Meeting.
•Beneficial Owner of Shares Held in Street Name: If your shares are held in a brokerage account through a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you through your bank, broker, trustee or nominee. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the 2021 Annual Meeting. Your bank, broker, trustee or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you have obtained a legal proxy from your bank, broker, trustee or nominee entitling you to vote your shares at the 2021 Annual Meeting.
Notice of Internet Availability (Notice and Access)
Instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing proxy materials via the Internet. This reduces both the costs and the environmental impact of sending our proxy materials to our shareholders. If you received a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. The Notice of Internet Availability will instruct you how to access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how to submit your proxy on the Internet and how to vote by telephone.
If you would like to receive a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual shareholder meetings.
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ANNUAL MEETING AND VOTING
The Notice of Internet Availability is first being sent to shareholders on or about March 31, 2021. Also on or about March 31, 2021, we will first make available to our shareholders this Proxy Statement and the form of proxy relating to the 2021 Annual Meeting, as well as our 2020 Annual Report on Form 10-K filed with the SEC on February 12, 2021.
How to Vote
You can vote online at the virtual 2021 Annual Meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the virtual 2021 Annual Meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual meeting. You can revoke your proxy and change your vote at the 2021 Annual Meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the 2021 Annual Meeting.
We are offering shareholders four methods of voting:
•You may vote over the Internet;
•You may vote by telephone;
•If you are a registered holder of our shares, you may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope accompanying the paper proxy card; or
•You may vote online at the virtual 2021 Annual Meeting. If you attend the 2021 Annual Meeting over the Internet, you will be able to vote your shares online, even if you already voted by Internet, telephone or mail. You will need to enter your control number (included in your Notice of Internet Availability, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2021 Annual Meeting.
See “How to Vote” on page 8 to determine how to vote your shares by mail, telephone or Internet.
Revoking a Proxy
You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:
•Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;
•Providing written notice to our Senior Vice President, General Counsel and Corporate Secretary before or at the 2021 Annual Meeting prior to the voting on any proposal, if you are a registered holder of our shares; or
•Voting online at the virtual 2021 Annual Meeting.
The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the virtual 2021 Annual Meeting over the Internet will not, by itself, revoke your proxy.
Quorum
In order to transact business at the 2021 Annual Meeting, we must have a quorum. This means that at least a majority of the issued and outstanding shares entitled to vote as of the Record Date must be represented at the 2021 Annual Meeting, either by proxy or in person. Abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by us, are not voted and do not count towards establishing a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
Votes Needed
Approval of each of the proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes (which are described below) are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the 2021 Annual Meeting.
Votes will be tabulated by an independent inspector of elections appointed for the 2021 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The preliminary voting results will be announced at the 2021 Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the 2021 Annual Meeting.

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Broker Non-Votes
If you are a beneficial owner of shares held in “street name” and do not give voting instructions to your bank or brokerage firm, your bank or brokerage firm will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The following are non-discretionary items on which your bank or brokerage firm may not vote without voting instructions from you:
•Election of Directors (Proposal One)
•The Advisory Vote to Approve Executive Compensation (Proposal Three)
In the case of these non-discretionary items for which your bank or brokerage firm does not have voting instructions, the bank or brokerage firm is required to indicate on its proxy that it does not have discretionary authority to vote on these matters, and your shares will be treated as “broker non-votes” with respect to these proposals. Ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered to be a discretionary item on which banks and brokerage firms may vote.
Conduct of the 2021 Annual Meeting
Pursuant to our Amended and Restated By-Laws, the independent Non-Executive Board Chair adopted rules and procedures that he believes are appropriate to ensure that the 2021 Annual Meeting is conducted properly. These Rules of Conduct and Procedures are currently available at our online pre-meeting forum that beneficial owners can enter at www.proxyvote.com and registered shareholders can enter at www.proxyvote.com/idxx. In addition, these Rules of Conduct and Procedures will also be available at the 2021 Annual Meeting at www.virtualshareholdermeeting.com/IDXX2021.
Pre-Meeting Forum and Submitting Questions
The virtual format for our 2021 Annual Meeting will allow us to implement a pre-meeting forum to communicate more effectively with you. You can access the pre-meeting forum and submit written questions in advance of our 2021 Annual Meeting, vote, and also access copies of the 2021 Annual Meeting’s Rules of Conduct and Procedures, as well as our proxy statement and annual report, by visiting www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders.
Virtual 2021 Annual Meeting
We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and the Company. Hosting our 2021 Annual Meeting as a completely virtual meeting will provide easy access for shareholders, facilitate shareholder participation and reduce the environmental impact of our 2021 Annual Meeting. For more information regarding the virtual format, see the discussion under “Virtual Shareholder Meeting” beginning on page 45.

The 2021 Annual Meeting will be conducted over the Internet via live audio webcast at 10:00 a.m., Eastern Time, on Wednesday, May 12, 2021. Shareholders of record as of March 19, 2021, will be able to attend, vote and submit questions during the virtual 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/IDXX2021. To participate in the virtual annual meeting, you will need the control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. The audio webcast will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

Technical Difficulties Accessing the Virtual Meeting
If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-855-449-0991 (Toll-free)
1-720-378-5962 (Toll line)

The audio webcast will include consideration of the proposals and a live question-and-answer session. During the live question-and-answer session, we will answer questions as they come in and address those submitted in advance at the pre-meeting forum, as time permits. Shareholders accessing the audio webcast will be able to submit questions in writing or, by following instructions on our online pre-meeting forum or at www.virtualshareholdermeeting.com/IDXX2021, dial in to a toll-free number and verbally ask live questions during the meeting.
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ANNUAL MEETING AND VOTING
Voting on Other Matters
If other matters are properly presented for consideration at the 2021 Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matters to be raised at the 2021 Annual Meeting and the dates by which other matters to be voted on at the 2021 Annual Meeting must have been submitted by our shareholders pursuant to Rule 14a-8 of the Exchange Act or our Amended and Restated By-Laws have passed.
Solicitation of Proxies
We will pay the expenses of the solicitation of proxies by our Board. Proxies can be solicited on our behalf by Directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc. to distribute and solicit proxies and will pay MacKenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for its services.
Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of our common stock held in their names and, as required by law, we will reimburse them for their reasonable out-of-pocket expenses for this service.
Householding of Annual Meeting Materials
Some of our shareholders may be participating in the practice of “householding” proxy statements, annual reports and the Notice of Internet Availability. This means that only one copy of such documents may have been sent to multiple shareholders in your household. This reduces printing costs, postage fees and the environmental impact. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number:
Investor Relations
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine, 04092
Telephone: 207-556-8155
If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

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Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders
Proposals Submitted Under Rule 14a-8
In order to be considered for inclusion in next year’s proxy statement, shareholder proposals submitted pursuant to Rule 14a-8 must be submitted in writing and addressed to and be received by our Senior Vice President, General Counsel and Corporate Secretary at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 by December 1, 2021. The deadline to submit a proposal for inclusion in our proxy materials for the 2021 Annual Meeting has passed.
Proposals Submitted Outside of Rule 14a-8
Our Amended and Restated By-Laws also establish advance notice procedures that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting outside of the process under Rule 14a-8. These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting must be submitted in writing to our Senior Vice President, General Counsel and Corporate Secretary and received by the deadline indicated below at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092.
Our Amended and Restated By-Laws provide that shareholder nominations or other proposals must include certain information regarding:
•The shareholder submitting the nomination or proposal;
•Any nominee for Director; and/or
•The item of business.
Proxy Access Nominations. In order to properly bring before the 2022 Annual Meeting a shareholder’s nomination of one or more Director candidates to be included in our proxy statement and ballot pursuant to Section 2.8 of our Amended and Restated By-Laws (proxy access nomination), we must receive written notice in writing of your intention to introduce a proxy access nomination at our 2022 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, no earlier than November 1, 2021 and no later than December 1, 2021 (i.e., not less than 120 days or more than 150 days before the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the 2021 Annual Meeting). The adjournment or postponement of the 2021 Annual Meeting (or the public notice thereof) shall not affect the time period required to give notice of a proxy access nomination with respect to the 2022 Annual Meeting.
Other Nominations or Items of Business. In order to properly bring before the 2022 Annual Meeting any Director nomination or any other item of business other than a matter brought pursuant to Rule 14a-8 or a proxy access nomination, we must receive notice in writing of your intention to introduce such nomination or proposed item of business at our 2022 Annual Meeting, and all supporting information required by our Amended and Restated By-Laws, not less than 90 days or more than 120 days before the first anniversary of the 2021 Annual Meeting. However, if the date of our 2022 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the date of the 2021 Annual Meeting, then we must receive such notice at the address noted above not earlier than the 120th day before such Annual Meeting; and not later than the close of business on the later of the 90th day before such Annual Meeting or the 10th day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that our 2022 Annual Meeting is held between April 22, 2022 and July 11, 2022, as is currently expected, we must receive the written notice of your intention to introduce a nomination or proposed item of business at our 2022 Annual Meeting, and all supporting information, no earlier than January 12, 2022 and no later than February 11, 2022.
96 | 2021 Proxy Statement

Forward-Looking Statements
This Proxy Statement and the accompanying materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly the matters described under the headings “Business,” “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in our 2020 Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, if any, which we incorporate herein by reference.
Other Matters
The Board knows of no other matters to be presented for shareholder action at the 2021 Annual Meeting. If, however, other matters do properly come before the 2021 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
The Board hopes that you will attend the 2021 Annual Meeting. Whether or not you plan to attend the 2021 Annual Meeting, you are urged to vote at your earliest convenience in the manner and method set forth under the section entitled “How to Vote” on page 8.
By order of the Board of Directors,
Sharon E. Underberg
Senior Vice President,
General Counsel and Corporate Secretary
March 31, 2021

2021 Proxy Statement | 97

Appendix A – Reconciliation of Non-GAAP Financial Measures
We report our results in conformity with U.S. generally accepted accounting principles (GAAP). We use certain non-GAAP financial measures in this Proxy Statement to supplement our consolidated results presented in accordance with GAAP or as part of our executive compensation program. Our reconciliation of these non-GAAP financial measures is included in this Appendix.
While we believe that these non-GAAP financial measures are useful, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.
After-Tax Return on Invested Capital, Excluding Cash and Investments
After-tax return on invested capital, excluding cash and investments, represents our after-tax income from operations for the year ended December 31, 2020, divided by our average invested capital, excluding cash and investments, using the beginning and ending balance sheet values. After-tax return on invested capital, excluding cash and investments, after-tax income from operations and average invested capital, excluding cash and investments, are not measures of financial performance under GAAP and should be considered in addition to, and not as replacements of or superior measures to, return on assets, net income, total assets or other financial measures reported in accordance with GAAP. We believe that reporting after-tax return on invested capital, excluding cash and investments, provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital.
In this Proxy Statement, we report our after-tax return on invested capital, excluding cash and investments, for 2020. The reconciliation of this non-GAAP financial measure is as follows:

Numerator (amounts in thousands)	For the Year Ended December 31, 2020
Income from operations (as reported)	$694,524
After-tax income from operations (1)	$610,745

Denominator (dollar amounts in thousands)	As of December 31, 2020	As of December 31, 2019
Total shareholders’ equity (deficit)	$632,088	$177,473
Noncontrolling interest	707	352
Line of credit	—	288,765
Long-term debt, current and long-term	908,480	698,910
Deferred income tax assets	(31,549)	(8,100)
Deferred income tax liabilities	11,707	33,024
Total invested capital	$1,521,433	$1,190,424
Less cash and cash equivalents	383,928	90,326
Total invested capital, excluding cash and investments	$1,137,505	$1,100,098
Average invested capital, excluding cash and investments (2)	$1,118,802
After-tax return on invested capital, excluding cash and investments	54.6%
(1)After-tax income from operations represents income from operations reduced by our reported effective tax rate of 12.1% for the year ended December 31, 2020 excluding the impact of non-recurring tax items. See Note 13 to our consolidated financial statements included in our 2020 Annual Report on Form 10-K for information on the impact of these items on our effective tax rate.
(2)Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments, as of December 31, 2019 and December 31, 2020.
98 | 2021 Proxy Statement

APPENDIX A
Comparable Constant Currency EPS Growth
Comparable constant currency EPS growth represents the percentage change in earnings per share (diluted), as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates and excluding the impact of the Company’s adoption of share-based compensation accounting change under ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (ASU 2016-09) for the periods after its adoption on January 1, 2017 and non-recurring or unusual items. Comparable constant currency EPS growth should be considered in addition to, and not as a replacement of or a superior measure to, earnings per share (diluted) growth reported in accordance with GAAP. We believe that reporting comparable constant currency EPS growth provides useful information to investors by facilitating better period-over-period comparisons of our fundamental earnings per share performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable constant currency EPS growth for 2020, which excludes the impact of changes in foreign currency exchange rates, the Company’s adoption of ASU 2016-09 and CEO transition charges. We estimate the net impact of changes in foreign currency exchange rates on adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.
The reconciliation of this non-GAAP financial measure is as follows:

	For the Year Ended December 31, 2020 ($)	For the Year Ended December 31, 2019 ($)	Year-over-Year Growth
Earnings per share (diluted)	6.71	4.89	37%
Impact of adoption of ASU 2016-09	(0.45)	(0.22)
CEO transition charges (1)	—	0.14
Expired royalty litigation matter (2)	0.24	—
Swiss tax reform impact (3)	(0.25)	—
Comparable EPS	6.25	4.81	30%
Change from currency	0.06	—
Comparable constant currency EPS	6.31	4.81	31%
(1)We entered in a Mutual Separation Agreement with Mr. Ayers, who is our former President, CEO and Board Chair, effective November 1, 2019, and we recognized a charge to operating income of approximately $13.4 million in the fourth quarter of 2019, representing the cost of severance payments and an acceleration of the cost of equity awards.
(2)The Company established an accrual of $27.5 million in the third quarter of 2020 related to an ongoing matter involving an alleged break of contract for underpayment of royalty payments made from 2004 through 2017 under an expired patent license agreement. The accrual amount represents the amount of a possible loss that we have determined to be probably and estimable, and the actual cost of resolving this matter may be higher or lower than the amount accrued.
(3)Swiss tax reform refers to a one-time positive income tax impact related to the enactment of tax reform in Switzerland reflected in the fourth quarter of 2020, when the Company recorded an approximately $22 million deferred tax asset related to transitional benefits

2021 Proxy Statement | 99

Comparable Constant Currency Operating Margin Improvement
Comparable constant currency operating margin improvement represents the percentage change in operating margin, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, and excluding non-recurring or unusual items. Comparable constant currency operating margin improvement should be considered in addition to, and not as a replacement of or a superior measure to, operating margin improvement reported in accordance with GAAP. We believe that reporting comparable constant currency operating margin improvement provides useful information to investors by facilitating better period-over-period comparisons of our fundamental operating margin performance by excluding items that vary independent of performance and providing greater transparency regarding a key metric used by management.
In this Proxy Statement, we report the comparable constant currency operating margin improvement for 2020, which excludes the impact of changes in foreign currency exchange rates, CEO transition charges, and an expired royalty litigation matter. We estimate the net impact of changes in foreign currency exchange rates on operating margin results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates.
The reconciliation of this non-GAAP financial measure is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Year-over-Year Change (basis points)
Income from operations	$694,524	$552,846
Operating margin	25.7%	23.0%	270 bps
CEO transition charges (1)	$—	$13,400
Expired royalty litigation matter (2)	$27,500	$—
Change from currency	$7,097	$—
Comparable constant currency income from operations	$729,121	$566,246
Comparable constant currency operating margin (3)	27.0%	23.5%	340 bps
(1)We entered in a Mutual Separation Agreement with Mr. Ayers, who is our former President, CEO and Board Chair, effective November 1, 2019, and we recognized a charge to operating income of approximately $13.4 million in the fourth quarter of 2019, representing the cost of severance payments and an acceleration of the cost of equity awards.
(2)The Company established an accrual of $27.5 million in the third quarter of 2020 related to an ongoing matter involving an alleged break of contract for underpayment of royalty payments made from 2004 through 2017 under an expired patent license agreement. The accrual amount represents the amount of a possible loss that we have determined to be probably and estimable, and the actual cost of resolving this matter may be higher or lower than the amount accrued.
(3)Amounts presented may not recalculate to constant currency operating margin or constant currency margin improvement due to rounding.
Free Cash Flow and the Ratio of Free Cash Flow to Net Income
Free cash flow means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company’s investments in property and equipment. Free cash flow should be considered in addition to, and not as a replacement of or a superior measure to, net cash provided by operating activities. We believe that reporting free cash flow provides useful information to investors because free cash flow indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business.
In this Proxy Statement, we report our free cash flow and the ratio of free cash flow to net income for 2020. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	For the Year Ended December 31, 2020
Net cash provided by operating activities	$648,063
Investing cash flows attributable to purchases of property and equipment	$(106,958)
Free cash flow	$541,105
Net income	$582,131
Ratio of free cash flow to net income (expressed as a percentage)	93%
100 | 2021 Proxy Statement

APPENDIX A
Organic Revenue Growth
Organic revenue growth represents the percentage change in revenue, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, acquisitions and divestitures. Organic revenue growth should be considered in addition to, and not as a replacement of or a superior measure to, revenue growth reported in accordance with GAAP. We believe that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers.
We exclude from organic revenue growth the effect of changes in foreign currency exchange rates because these changes are not under management’s control, are subject to volatility and can obscure underlying business trends. We calculate the impact on revenue resulting from changes in foreign currency exchange rates by applying the difference between weighted average exchange rates dung 2020 and 2018 to foreign-currency-denominated revenues for 2018.
We also exclude from organic revenue growth the effect of certain business acquisitions and divestitures because the nature, size and number of these transactions can vary dramatically from period to period, and because they either require or generate cash as an inherent consequence of the transaction, and therefore can also obscure underlying business and operating trends. Prior to January 1, 2020, we excluded all acquisitions from organic revenue growth. Effective January 1, 2020, we exclude only acquisitions that are considered to be a business from organic revenue growth. We consider acquisitions to be a business when all three elements of inputs, processes and outputs are present, consistent with ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” In a business combination, if substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, we do not consider these assets to be a business, and effective January 1, 2020, we include these acquisitions in organic revenue growth. A typical acquisition that we do not consider a business is a customer list asset acquisition, which does not have all elements necessary to operate a business, such as employees or infrastructure. We believe that the efforts required to convert and retain these acquired customers are similar in nature to our existing customer base and therefore are included in organic revenue growth. This change did not have a material impact on organic revenue growth during 2020.
In this Proxy Statement, we report the Company’s organic revenue growth and CAG Diagnostics recurring revenue organic growth in 2020. The reconciliation of these non-GAAP financial measures is as follows:

Dollar amounts in thousands	Net Revenue For the Year Ended December 31, 2020 ($)	Net Revenue For the Year Ended December 31, 2019 ($)	Dollar Change ($)	Percentage Change	Change from Currency	Change from Acquisitions	Organic Revenue Growth(1)
Total Company	2,706,655	2,406,908	299,747	12.5%	—%	0.5%	12.0%
CAG Diagnostics recurring revenue	2,113,839	1,828,329	285,510	15.6%	0.1%	0.6%	14.8%
(1)Amounts presented may not recalculate due to rounding.

2021 Proxy Statement | 101

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
IDEXX LABORATORIES, INC. ONE IDEXX DRIVE WESTBROOK, ME 04092

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/IDXX2021
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E58088-P19475	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEXX LABORATORIES, INC.
The Board of Directors recommends you vote FOR each of the following nominees listed in Proposal One below:
1.	Election of Directors (Proposal One).
	Nominees		For	Against	Abstain
	1a.	Bruce L. Claflin	☐	☐	☐

	1b.	Asha S. Collins, PhD	☐	☐	☐

	1c.	Daniel M. Junius	☐	☐	☐

	1d.	Sam Samad	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal Two).					☐	☐	☐

3.	Advisory Vote on Executive Compensation. To approve a nonbinding advisory resolution on the Company’s executive compensation (Proposal Three).					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.idexxproxymaterials.com.

E58088-P19475

IDEXX LABORATORIES, INC. Proxy for the 2021 Annual Meeting of Shareholders To Be Held on May 12, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Lawrence D. Kingsley and Sharon E. Underberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side of this ballot, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote at the 2021 Annual Meeting to be held at 10:00 AM EDT on Wednesday, May 12, 2021 at www.virtualshareholdermeeting.com/IDXX2021.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side